EXHIBIT 20.1

The units of Alliance Laundry Income Trust have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

A copy of this preliminary prospectus has been filed with the securities regulatory authorities in each of the provinces and territories of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the prospectus is obtained from the securities regulatory authorities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This preliminary prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and only by persons permitted to sell these securities in those jurisdictions. These securities have not been and will not be registered under the United States Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States or to U.S. persons except in compliance with the registration requirements of the United States Securities Act of 1933, as amended, and applicable state securities laws or under exemptions from those laws. See “Plan of Distribution”.

PRELIMINARY PROSPECTUS

Initial Public Offering	September 30, 2002

ALLIANCE LAUNDRY SYSTEMS INCOME FUND

$    •

•     Units

This offering is an initial public offering of     •     units (the “Units”) of Alliance Laundry Systems Income Fund (the “Fund”). The Fund is a limited purpose trust formed to indirectly acquire a     •    % interest in Alliance Laundry Holdings LLC (“Alliance Holdings”), a Delaware limited liability company which owns a 100% equity interest in Alliance Laundry Systems LLC (the “Company”). See “Use of Proceeds”. The Company is a leading designer, manufacturer and marketer of stand alone commercial laundry equipment in North America and worldwide. The Company’s equipment is used in (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; and (iii) on-premise laundries, consisting primarily of in-house laundry facilities in hotels, hospitals, nursing homes and prisons. See “Business of the Company”.

An investment in the Units is subject to a number of risks that should be considered by a prospective purchaser. Cash distributions will be derived from the business operated by the Company and from its ability to maintain its distribution channels and customer base, cost-effectively manufacture and market its products, and maintain its current level of business activity, all of which are susceptible to a number of risks. See “Risk Factors”.

Price: $10.00 per Unit

	Price to the Public(1)		Underwriters’ Fee		Net Proceeds to the Fund(2)
Per Unit		$10.00	$	•	$	•
Total(3)	$	•	$	•	$	•

(1)	The offering price of the Units was determined by negotiation between the Fund, the Company, certain of the Existing Securityholders and the underwriters.
(2)	Before deducting expenses of this offering estimated to be Cdn$ •, which, together with the underwriters’ fee, will be paid from the proceeds of this offering.
(3)	This prospectus also qualifies the distribution by the Fund of the exchange right described under “Alliance Laundry Holdings LLC – Retained Interest – Exchange Agreement”.

There is currently no market through which these securities may be sold and purchasers may not be able to resell securities purchased under this prospectus. In connection with this distribution, the underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Units at levels other than those which otherwise might prevail on the open market. See “Plan of Distribution”.

The underwriters, BMO Nesbitt Burns Inc. and CIBC World Markets Inc. as principals, conditionally offer the Units, subject to prior sale, if, as and when issued by the Fund and accepted by the underwriters in accordance with the conditions contained in the underwriting agreement referred to under “Plan of Distribution” and subject to the approval of certain legal matters on behalf of the Fund and the Company by Torys LLP and on behalf of the underwriters by Goodmans LLP. Subscriptions for the Units will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. A book entry only certificate representing the Units will be issued in registered form to The Canadian Depository for Securities Limited (“CDS”) or its nominee and will be deposited with CDS on the date of the closing which is expected to occur on or about     •    , 2002, or any later date as the Fund and the underwriters may agree, but in any event not later than     •    , 2002. A purchaser of Units will receive only a customer confirmation from the registered dealer which is a CDS participant and from or through which the Units are purchased.

Speed Queen

Unimac

Alliance
Laundry Systems
Income Fund

North America's Leading
Commercial Laundry Equipment Company

Ajax

Huebsch

GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

The Fund prepares its financial statements in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”). The financial statements of Alliance Holdings included in this prospectus have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) which, as applied to Alliance Holdings, are consistent in all material respects with Canadian GAAP, except as described in Note 16 to the financial statements of Alliance Holdings for the years ended December 31, 2001, 2000 and 1999 and as described in Note 7 to the financial statements of Alliance Holdings for the six months ended June 30, 2002. See “Notes to Consolidated Financial Statements of Alliance Laundry Holdings LLC – Years ended December 31, 2001, 2000 and 1999 – Reconciliation to Canadian GAAP” and “Notes to Unaudited Consolidated Financial Statements of Alliance Laundry Holdings LLC – Six months ended June 30, 2002 and 2001 – Reconciliation to Canadian GAAP”.

Management believes that in addition to net income or loss, EBITDA is a useful supplemental measure of cash available for distribution prior to debt service, capital expenditures and income taxes. However, EBITDA is not a recognized measure under Canadian GAAP or U.S. GAAP. Investors are cautioned that EBITDA should not be construed as an alternative to net income or loss determined in accordance with Canadian GAAP or U.S. GAAP as an indicator of Alliance Holdings’ performance or to cash flows from operating, investing and financing activities as a measure of liquidity and cash flows. Alliance Holdings’ method of calculating EBITDA may differ from the methods used by other companies and, accordingly, Alliance Holdings’ EBITDA may not be comparable to similarly titled measures used by other companies.

GLOSSARY

In this prospectus, the following terms shall have the meanings set forth below, unless otherwise indicated:

“Alliance Canada” means Alliance Laundry Canada Inc., a corporation incorporated under the laws of the Province of Ontario.

“Alliance Holdings” means Alliance Laundry Holdings LLC, a Delaware limited liability company.

“Amana” means Amana Company, L.P., a Delaware limited partnership.

“Bain LLC” means Bain/RCL, L.L.C., a Delaware limited liability company.

“BCP” means Bain Capital Partners, LLC.

“BRS Investors” means BRS/RCL Investment Corp., a Delaware corporation, and certain other investors related to that entity.

“Canadian GAAP” means the accounting principles generally accepted in Canada.

“CDS” means the Canadian Depositary for Securities Limited.

“Code” means the United States Internal Revenue Code.

“Company” means Alliance Laundry Systems LLC, a Delaware limited liability company.

“Declaration of Trust” means the declaration of trust dated September 26, 2002 pursuant to which the Fund was created, as amended from time to time.

“demand flow production system” means a production system that automatically prompts employees to move to where work needs to be completed as opposed to moving work to the employees.

“EBITDA” means earnings before interest, income taxes, depreciation and amortization, plant restructuring and relocation costs and other non-recurring costs, including management fees and expenses historically paid to certain Existing Securityholders.

“EPA” means the United States Environmental Protection Agency.

“Exchange Agreement” means the agreement to be entered into on closing of the offering under this prospectus between the Fund, Alliance Canada, Alliance Holdings, the Existing Securityholders and any other parties agreeing to be bound by that agreement regarding various exchange rights.

“Existing Securityholders” means Bain LLC, Raytheon, the BRS Investors, the Management Investors and certain other investors.

“Fund” means Alliance Laundry Systems Income Fund, a trust formed pursuant to the Declaration of Trust under the laws of the Province of Ontario.

“G” means a rate of acceleration equal to the acceleration of gravity.

“Investment Agreement” means the agreement to be entered into on the date of the final prospectus between the Fund, Alliance Canada, Alliance Holdings and the Company respecting, among other things, the investment by the Fund of the net proceeds of the offering under this prospectus in Alliance Canada and the investment by Alliance Canada of those proceeds in Alliance Holdings.

“Junior Note” means the junior subordinated promissory note in the original principal amount of US$9.0 million, plus accrued interest, due August 21, 2009 and issued by Alliance Holdings to Raytheon.

“LLC Agreement” means the limited liability company agreement to be entered into on closing of the offering under this prospectus and governing Alliance Holdings.

“Management Investors” means Thomas F. L’Esperance, Jeffrey J. Brothers, Bruce P. Rounds, R. Scott Gaster, Robert T. Wallace, Scott L. Spiller and certain other individuals.

“Merger Agreement” means a merger agreement dated May 5, 1998, pursuant to an Agreement and Plan of Merger among Bain LLC, RCL Acquisitions LLC, the Company and Raytheon.

“multi-housing route operators” means businesses which purchase, install and service laundry equipment under contract with managers of multi-housing buildings.

“non-U.S. Unitholder” means any Unitholder that is not a U.S. Unitholder.

“Proposed Asset Backed Facility” means the proposed new asset backed facility of the Company described under “Use of Proceeds – Proposed Financing – Proposed Asset Backed Facility”.

“Proposed Credit Facility” means the proposed new senior secured credit facility of the Company described under “Use of Proceeds – Proposed Financing – Proposed Credit Facility”.

“Raytheon” means Raytheon Company, a Delaware corporation.

“Recapitalization” means the recapitalization of the Company on May 5, 1998 pursuant to which Bain LLC, the BRS Investors, the Management Investors and certain other investors acquired 93% of the predecessor to the Company.

“rpm” means revolutions per minute.

“SEC” means the United States Securities and Exchange Commission.

“Securityholders’ Agreement” means the securityholders’ agreement in respect of Alliance Holdings to be entered into between Alliance Canada, Alliance Holdings and the Existing Securityholders on closing of the offering under this prospectus.

“Senior Credit Facility” means the US$238 credit agreement dated August 2, 2002 entered into between the Company and a syndicate of financial institutions.

“Senior Subordinated Notes” means the US$110 million 9 5/8% senior subordinated notes issued by the Company and by its wholly-owned subsidiary Alliance Laundry Corporation, due in 2008.

“stand alone commercial laundry equipment” means commercial laundry equipment including washers, dryers, washer extractors and tumbler dryers serving the laundromat, multi-housing and on-premise laundry customer groups, but excluding drycleaning equipment and custom engineered, continuous process laundry systems.

“stand alone commercial laundry industry” includes laundromats, multi-housing laundries and on-premise laundries and excludes drycleaners and continuous process laundries.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder.

“U.S. GAAP” means the accounting principles generally accepted in the United States.

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

“U.S. Unitholder” means any Unitholder that is (i) a citizen or individual resident in the United States, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States or any political subdivision thereof, (iii) an estate, the income of which is subject to United States federal income tax regardless of the source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all its substantial decisions.

“Unitholder” means a holder of Units.

“Units” means the trust units of the Fund, including the Units offered by this prospectus.

Words importing the singular include the plural and vice versa and words importing any gender include all genders.

All dollar amounts herein are in Canadian dollars, unless otherwise stated. For United States/Canada exchange rate information, see “Currency and Exchange Rate Information”.

ELIGIBILITY FOR INVESTMENT

Subject to compliance with the prudent investment standards and general investment provisions and restrictions of the statutes referred to below (and, where applicable, the regulations made under those statutes) and, in certain cases, subject to the satisfaction of additional requirements relating to investment policies, standards, procedures and goals, the purchase of the Units offered by this prospectus will not, at the date of issue, be precluded under the following statutes:

Insurance Companies Act (Canada);
Pension Benefits Standards Act, 1985 (Canada);
Trust and Loan Companies Act (Canada);
Cooperative Credit Associations Act (Canada);
Loan and Trust Corporations Act (Alberta);
Insurance Act (Alberta);
Employment Pension Plans Act (Alberta);
Alberta Heritage Savings Trust Fund Act (Alberta);
Pension Benefits Standards Act (British Columbia);
Financial Institutions Act (British Columbia);
The Insurance Act (Manitoba);
The Trustee Act (Manitoba);

The Pension Benefits Act (Manitoba);
Pension Benefits Act (Nova Scotia);
Trustee Act (Nova Scotia);
Pension Benefits Act (Ontario);
Trustee Act (Ontario);
Loan and Trust Corporations Act (Ontario);
An Act respecting insurance (Québec);
An Act respecting trust companies and savings companies (Québec);
Supplemental Pension Plans Act (Québec); and
The Pension Benefits Act, 1992 (Saskatchewan).

In the opinion of Torys LLP, counsel to the Fund and the Company, and of Goodmans LLP, counsel to the underwriters, provided that the Fund is a mutual fund trust under the Income Tax Act (Canada) (the “Tax Act”), (i) the Units will be qualified investments under the Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans (collectively, the “plans”) and (ii) based in part on a certificate of Alliance Canada as to certain factual matters, the Units, if issued on the date of this prospectus, would not constitute “foreign property” for the purposes of the tax imposed under Part XI of the Tax Act on those plans (other than registered education savings plans), registered investments and other tax exempt entities including most registered pension funds or plans. Registered education savings plans are not subject to the foreign property rules.

FORWARD LOOKING STATEMENTS

Certain statements in this prospectus are “forward looking statements” which reflect management’s expectations regarding the Company’s future growth, results of operations, performance and business prospects and opportunities. Such forward looking statements reflect management’s current beliefs and are based on information currently available to management. Forward looking statements involve significant risks and uncertainties, should not be read as guarantees of future performance or results, and will not necessarily be accurate indications of whether or not the times at or by which such performance or results will be achieved. A number of factors could cause actual results to differ materially from the results discussed in the forward looking statements, including, but not limited to, the factors discussed under “Risk Factors”.

PROSPECTUS SUMMARY

The following is a summary of the principal features of this distribution and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

Alliance Laundry Systems Income Fund

Alliance Laundry Systems Income Fund (the “Fund”) is an open-ended, limited purpose trust established under the laws of the Province of Ontario. The Fund has been formed to indirectly acquire a     •    % membership interest in Alliance Holdings. See “Description of the Fund”.

Alliance Laundry Canada Inc.

Alliance Laundry Canada Inc. (“Alliance Canada”) is a corporation established under the laws of the Province of Ontario. Upon closing of the offering, all the issued and outstanding shares and indebtedness of Alliance Canada will be held by the Fund. Alliance Canada will directly hold membership interests of Alliance Holdings. See “Alliance Laundry Canada Inc.”.

Alliance Laundry Holdings LLC

Alliance Laundry Holdings LLC (“Alliance Holdings”) is a limited liability company established under the laws of the State of Delaware. Upon closing of the offering, membership interests in Alliance Holdings will be held by Alliance Canada and the Existing Securityholders. Alliance Holdings holds 100% of the membership interests of the Company.

Alliance Laundry Systems LLC

Overview

Alliance Laundry Systems LLC (the “Company”) is a leading designer, manufacturer and marketer of stand alone commercial laundry equipment in North America and worldwide. Under the well-known brand names of Speed Queen, UniMac and Huebsch, the Company produces a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds. The Company believes it has held the leading market share in the North American stand alone commercial laundry equipment industry for at least eight years and has increased its market share from approximately 21% in 1993 to 38% in 2001. In addition to stand alone commercial laundry equipment, the Company also offers presses and finishing equipment used in the drycleaning segment under the Ajax name. Management attributes its industry-leading position to: (i) the quality, reliability and functionality of its products; (ii) the breadth of its product offerings; (iii) its extensive distributor network and strategic alliances with key customers; (iv) its investment in new product development and manufacturing capabilities; and (v) strong brand equity and customer recognition of its products. As a result of its market leadership, the Company has an installed base of equipment that it believes is the largest in the North American industry and that generates significant recurring sales of replacement equipment and service parts.

The Company has developed extensive distribution networks that serve each of the three distinct customer groups within the North American stand alone commercial laundry equipment industry: (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; and (iii) on-premise laundries, consisting primarily of in-house laundry facilities in hotels, hospitals, nursing homes and prisons. Management estimates that in over 80% of the North American market, its laundromat and on-premise laundry distributors are either the number one or number two distributor for their respective selling regions. In addition, the Company’s field sales force has developed relationships with leading route operators that own, install and maintain commercial laundry equipment in multi-housing laundries, a critical factor in enabling the Company to grow its market share. Internationally, the Company sells its laundry equipment through distributors and to retailers.

The Company, together with a small number of other commercial laundry equipment manufacturers, holds a significant share of each of the industry’s three customer groups. Generally, manufacturers of stand alone commercial laundry equipment compete on technical and after-sale support considerations rather than on price. Typically, customers select commercial laundry equipment based upon performance features, innovative technology, reliability and durability, energy and water efficiency, value-added services offered by the manufacturer, and the installation and after-sale support reputation of the distributor. Management believes that significant time and substantial capital investment would be required for a new entrant to compete effectively in this market.

With capital investment of over US$32.6 million since 1998, the Company has substantially completed the development of many new products, the redesign of existing products and the modernization of its manufacturing facilities in Wisconsin and Florida. Management believes this considerable investment in the Company’s product lines and manufacturing capabilities has strengthened and will continue to enhance its market leadership position.

Selected Financial Data

EBITDA Margin(1)
(as a % of Revenue)

(1)	Revenues, EBITDA and EBITDA margin for 1998 and 1999 include contributions from discontinued operations in the U.S. home laundry business.

Even with the mild decline in revenue that the Company experienced during the 2001 recession, management achieved continued improvement in profit margins through its ongoing cost improvement programs.

See “Business of the Company – Business Strategy”.

Company Strengths

Management believes that the Company has the following strengths:

Market Leader with Significant Installed Base.    Management believes the Company led the North American industry in sales to all of its customer groups, with an overall market share of approximately 38% in

2001 up from 21% in 1993. As a result of its leading market position, the Company has achieved superior brand recognition and extensive distribution capabilities. The Company’s market position has allowed it to establish what management believes to be the largest installed base in its industry and, as a result, a majority of the Company’s revenues are generated by recurring sales of replacement equipment and service parts.

Leading and Growing Market Share
North American Stand Alone Commercial Laundry Equipment(1)

Stability of Revenues and EBITDA.    With a majority of the Company’s revenues generated by recurring sales of replacement equipment and service parts, the Company has experienced only mild revenue declines during economic slowdowns. During the recession in 2001, the Company experienced a decline in equipment sales of less than 5% as a result of the economic environment. Despite this decline, due to production efficiencies, the Company was able to increase EBITDA and margins year over year. This focus on costs has positioned the Company to take advantage of an economic rebound.

Extensive and Loyal Distribution Networks.    Management believes the Company has developed the industry’s most extensive North American distribution networks. Management estimates that one of its distributors is either the number one or number two distributor for its respective selling region in over 80% of the North American market. Most of the Company’s distributors have been customers for over ten years. In addition, through its in-house sales force, the Company has developed excellent relationships with industry-leading route operators, who are direct customers of the Company. Management believes the Company’s strong relationships with its customers are based, in part, on the quality, breadth and performance of its products and on its industry-leading, comprehensive value-added services.

Industry-leading Product Offering.    Management believes its product line leads the industry in reliability, breadth of offerings, functionality and advanced features. Its development team of more than 80 engineers and technical personnel, together with its marketing and sales personnel, work with the Company’s major customers to redesign and enhance the Company’s products to better meet customer needs. For example, the Company’s new products emphasize efficiency and new electronic controls, facilitating ease of use as well as improving performance and reliability. In addition, the Company believes it is the only manufacturer in North America to produce a full product line (including topload washers, dryers, frontload washers, washer-extractors and tumbler dryers for all commercial customer groups), thereby providing customers with a single source solution for all their stand alone commercial laundry equipment needs.

Leading North American Brands.    The Company markets and sells its products under the widely recognized brand names Speed Queen®, UniMac®, Huebsch® and Ajax®. Management believes that the Company has industry-leading brand equity and brand recognition, based upon historical customer survey results and the substantial market share growth achieved since 1993. The Company’s industry market share has almost doubled over the past eight years, increasing from 21% in 1993 to 38% in 2001.

Strong and Experienced Management Team.    Led by Chief Executive Officer Thomas L’Esperance, the Company has assembled a strong and experienced management team. The Company’s seven executive officers have over 104 years of combined experience in the commercial laundry equipment and appliance industries. This management team has executed numerous strategic initiatives, including: (i) ongoing refinements to its product offerings; (ii) developing strategic alliances with key customers; (iii) implementing manufacturing cost reduction and quality improvement programs; and (iv) acquiring and successfully integrating the commercial washer-extractor business of UniMac and the press and finishing equipment business of Ajax. Management’s economic interests will align with those of Unitholders, through management’s participation in the long-term incentive plan described in “Management – Governance of Alliance Holdings – Management Incentive Plans.”

Successful Project Execution.    Management has successfully completed numerous significant projects designed to improve the efficiency and flexibility of its manufacturing processes. These projects include re-designing and re-engineering production lines, introducing new products, relocating production facilities from Cincinnati, Ohio to Marianna, Florida and from Madisonville, Kentucky to Ripon, Wisconsin and implementing the demand flow production system on several production lines in Ripon. The completion of these significant projects was a key factor in allowing the Company to grow EBITDA during a recessionary period.

Business Strategy

The Company’s strategy is to achieve profitable growth by offering to its customers full lines of the most reliable and functional stand alone commercial laundry equipment and pressing and finishing equipment, along with industry-leading, comprehensive value-added services. The key elements of the Company’s strategy are as follows:

Offer Full Line of Superior Products and Services.    The Company seeks to satisfy all of a customer’s stand alone commercial laundry equipment and pressing and finishing equipment needs with its full line of products and services. The Company effectively competes against other manufacturers in the commercial laundry equipment industry by introducing new products, features and value-added services tailored to meet evolving customer requirements.

Develop and Strengthen Alliances with Key Customers.    The Company has developed and will continue to pursue long-term alliances and supply agreements with key customers, including distributors. For example, Coinmach Corporation, the largest and fastest growing operator of multi-housing laundries in North America, has been a significant customer of the Company for over a decade. Additionally, all of the Company’s top ten customers have been customers of the Company for at least ten years.

Continuous Improvement in Manufacturing Operations.    The Company seeks to continuously enhance its product quality and reduce costs through refinements to its manufacturing processes. The Company achieves such improvements through collaboration among key customers, suppliers and its engineering and marketing personnel. Since 1995, the Company has progressively reduced manufacturing costs through improvements in raw material usage and labour efficiency, among other factors. In 2000 and 2001, the Company completed the consolidation from four manufacturing facilities to two remaining locations: Ripon, Wisconsin and Marianna, Florida. This consolidation yielded benefits in manufacturing efficiencies, overhead reduction and asset management. Since 2000, the Company has been gradually implementing the demand flow production system on certain of its product lines in Ripon. The Company continues to gradually implement this production method across its other product lines in both Ripon and Marianna. These process changes have resulted in significant improvements in assembly efficiency, inventory quantities, customer order lead times and production quality.

Summary of Distributable Cash Flows of the Fund

The following analysis has been prepared by management to assist the Fund and a reader of this prospectus. It has been prepared on the basis of the information contained in this prospectus, more recent financial results available to management and management’s estimate of the amount of expenses and expenditures to be incurred by the Fund. It is not a forecast or a projection of future results. The actual results of operations of the Fund for any period following the closing of the offering will vary from the amounts set forth in the following analysis, and such variation may be material.

Management believes that, upon completion of the transactions described under “Use of Proceeds”, the Fund will incur administrative costs and interest expenses and will require maintenance capital expenditures that will differ from those contained in the historical consolidated financial statements or in the unaudited pro forma consolidated statements of operations that are included elsewhere in this prospectus. Although management does not have firm commitments for all of those expenses and, accordingly, the complete financial effects of all of those expenses and expenditures are not objectively determinable, management believes that, based on past experience, information derived from the unaudited pro forma consolidated statements of operations that are included elsewhere in this prospectus and more recent financial results available to management, the following represents a reasonable estimate of what distributable cash could have been for the last twelve months ended July 31, 2002 had the Fund been in existence at such time:

	Last Twelve Months Ended July 31, 2002
	(in thousands of U.S. dollars) (unaudited)
Revenues		$254,609
Cost of sales		183,787
Gross margin		70,822
EBITDA(1)		56,133

Management estimates that the following amounts will be used to maintain the assets of the business:

• Maintenance capital expenditures		6,000

Management also believes the distributable amounts should be reduced by the following:

• Interest and taxes(2)		6,022

• Additional administrative expenses(3)		530

• Additional asset backed facility costs		670

The foregoing adjustments result in estimated distributable cash of		42,911

Reserve held back to stabilize distributions to Unitholders		1,073

Leading to a target for distributions of		41,838

And estimated distributable cash translated at Cdn$1.57(4) to US$1.00	Cdn$	65,397

And a target for distributions per Unit of	Cdn$	•

(1)
See definition of “EBITDA” in the Glossary. EBITDA is not a recognized measure under Canadian GAAP or U.S. GAAP and does not have a standardized meaning prescribed by Canadian GAAP or U.S. GAAP. Therefore, EBITDA may not be comparable to similar measures presented by other issuers.

(2)
Estimated interest expense on the Proposed Credit Facility described under “Use of Proceeds – Proposed Financing – Proposed Credit Facility”, assuming funds have been drawn down on •, 2002 and capital taxes, if any.

(3)	Includes estimated incremental administrative and management expenses, estimated incremental insurance cost and estimated other costs for the 12 months ended July 31, 2002.
(4)	The average of the noon exchange rate on the last day of each month during the 12 months ended July 31, 2002.

The Offering

Securities to be Distributed:	• Units of the Fund.

Amount:	Cdn$ •

Offering Price:	Cdn$ • per Unit.

Unit Attributes:
Each Unit represents an equal undivided beneficial interest in the Fund and any distributions from the Fund. Each Unit is transferable, entitles the holder to participate equally in distributions of the Fund, is not subject to future calls or assessments, entitles the holder to rights of redemption and entitles the holder to one vote at all meetings of Unitholders. See “Description of the Fund”.

Use of Proceeds:	The estimated net proceeds from this offering, after deducting fees payable to the underwriters and the estimated expenses of the offering payable by the Fund, will be Cdn$ • .

The Fund will use the net proceeds of this offering to subscribe for common shares and notes of Alliance Canada, representing all of Alliance Canada’s outstanding shares and notes. Alliance Canada will, in turn, use these proceeds to subscribe for membership interests in Alliance Holdings. Following the closing of this offering, the Fund will indirectly own     •    % of the outstanding membership interests of Alliance Holdings.

Alliance Holdings will use the subscription proceeds that it receives from Alliance Canada to repay outstanding indebtedness (including debt prepayment expenses and make-whole amounts) of the Company and of Alliance Holdings, to the extent remaining after the application thereto of the initial advance under the Proposed Credit Facility, including repaying all amounts outstanding under its Senior Credit Facility, redeeming the Senior Subordinated Notes and paying other transaction fees and expenses. To the extent that any proceeds remain after these repayments, Alliance Holdings may repay the Junior Note and the preferred interests in Alliance Holdings held by Raytheon.

See “Use of Proceeds”, “Investment Agreement” and “Description of the Fund”.

Proposed Credit Facility:
Concurrent with the closing of this offering, the Company has received proposals from a group of financial institutions to replace the Company’s Senior Credit Facility with the Proposed Credit Facility. On closing of this offering, management believes that approximately US$90 million would be drawn under this new facility. See “Use of Proceeds – Proposed Financing – Proposed Credit Facility”.

Retained Interest:
Pursuant to the terms of the Exchange Agreement to be entered into on closing of the offering, each Existing Securityholder will be entitled to require Alliance Canada to exchange that holder’s membership interests in Alliance Holdings for Units. See “Principal Unitholders and Existing Securityholders” and “Alliance Laundry Holdings LLC – Retained Interest – Exchange Agreement”. Each of the Existing Securityholders will enter into a 180-day lock-up agreement with BMO Nesbitt Burns Inc. and the Existing Securityholders will be granted registration rights.

Distribution Policy of the Fund:
The Fund will make distributions to Unitholders of its available cash to the maximum extent possible. The Fund intends to make equal monthly cash distributions of its net monthly cash receipts, less estimated amounts required for the payment of expenses, cash redemptions of Units and any tax liability. The initial cash distribution for the period from the closing of this offering to     •    , 2002 is expected to be paid on or before     •    , 2002 and is estimated to be Cdn$    •     per Unit (assuming that this offering closes on     •    , 2002), substantially all of which will be considered income of the Unitholder for Canadian tax purposes. See “Description of the Fund – Cash Distributions” and “Certain Income Tax Considerations”.

Distribution Policy of Alliance Canada:
Alliance Canada will adopt a policy to distribute all of its available cash, subject to applicable law, by way of monthly dividends on its common shares or other distributions on its securities, after:

•	satisfying its debt service obligations, if any, under credit facilities or other agreements with third parties;

•
satisfying its interest and other expense obligations, including interest accrued or payable on its notes issued under the note indenture described under “Alliance Laundry Canada Inc. – Notes Issued by Alliance Canada” and any applicable taxes; and

•	making any principal repayments in respect of its notes considered advisable by its board of directors, with the consent of the Fund and any other holders of the notes by extraordinary resolution.

See “Alliance Laundry Canada Inc.”.

Distribution Policy of Alliance Holdings:
The LLC Agreement will require that Alliance Holdings distribute an amount equal to its distributable cash for each month, by way of monthly distributions on its membership interests or other distributions on its securities, after:

•	satisfying its debt service obligations, if any, under credit facilities or other agreements with third parties; and

•	satisfying its other expense obligations, including any applicable taxes and tax distributions.

See “Alliance Laundry Holdings LLC”.

Distribution Policy of the Company:
The Company’s limited liability company agreement will require that the Company distribute an amount equal to its distributable cash for each month, by way of monthly distributions on its membership interests or other distributions on its securities, after:

•	satisfying its debt service obligations, if any, under credit facilities or other agreements with third parties;

•	satisfying its other expense obligations, including any applicable taxes and tax distributions;

•	funding special incentive bonuses to executive and operating level managers under the long-term incentive plan when distributable cash exceeds certain defined thresholds; and

•
retaining reasonable working capital or other reserves, including amounts on account of capital expenditures, and such reserves to stabilize distributions to Unitholders and such other amounts as may be considered appropriate by the managers of the Company.

Capital expenditures and other expenditures may be financed: (i) by borrowings by the Company or Alliance Holdings under their credit facilities, (ii) by additional issuances of membership interests by Alliance Holdings, (iii) from the working capital and cash flow of the business and/or (iv) by seller and vendor financing and other third party borrowings. See “Alliance Laundry Systems LLC” and “Use of Proceeds – Proposed Financing – Proposed Credit Facility”.

Risk Factors:
An investment in the Units is subject to a number of risk factors. Cash distributions to Unitholders depend upon the ability of Alliance Canada to satisfy its interest obligations under its notes and to pay dividends on its common shares. Alliance Canada’s income will be earned from distributions made by Alliance Holdings on its membership interests. Alliance Holdings’ income, in turn, will be earned from the operation of the Company’s business, which is susceptible to a number of risks.

These risks, and other risks associated with an investment in the Units, include: possible fluctuations in the cost of raw materials and the possible loss of suppliers; dependence upon significant customers; risks relating to the Company’s asset backed facility; competition; foreign sales risk; dependence on key personnel; labour relations; possible liability under environmental, health and safety matters; interest rate and foreign currency risks; risks of future legal proceedings; uninsured and underinsured losses; dependence on the Company; income tax matters; leverage and restrictive covenants; exchange rate fluctuations; nature of Units; absence of a prior public market; distribution of securities on redemption or termination of the Fund; enforcement of certain civil liabilities; issue of additional Units and dilution; restrictions on potential growth; and investment eligibility and foreign property. Cash distributions to Unitholders are not guaranteed and, subject to required regulatory approvals, the Fund may in certain circumstances distribute to Unitholders additional Units in lieu of cash distributions on account of income, or securities of Alliance Canada or other property in lieu of cash on a redemption of Units or on the termination of the Fund. See “Risk Factors”.

Income Tax Considerations:
Each Unitholder is required to include in computing income for Canadian tax purposes for a particular taxation year the Unitholder’s pro rata share of the Fund’s income that was paid or payable in that year by the Fund to the Unitholder, whether the amount is received in cash, additional Units or otherwise. Generally, all other amounts received by Unitholders will not be included in the Unitholders’ income for income tax purposes, but will reduce the adjusted cost base of the Unitholders’ Units. See “Certain Income Tax Considerations – Certain Canadian Federal Income Tax Considerations”.

Alliance Canada will be subject to U.S. tax as a member of a U.S. limited liability company. Since investors in the Fund will acquire an indirect interest in Alliance Canada, each investor must satisfy certain documentation requirements to support its eligibility for an exemption from withholding tax obligations under the United States Internal Revenue Code (including, for example, providing Alliance Canada with certain U.S. Internal Revenue Service forms or providing any “qualified intermediary” through which such investor holds its Units with documentation upon which such intermediary can rely to treat such investor as not a U.S. person).

Notwithstanding that exemption, a portion of certain Fund distributions to any person that owns, directly or indirectly, and after application of certain constructive ownership rules, 10% or more of the Units outstanding from time to time (a “Substantial Holder”) may be subject to U.S. withholding tax. To ensure that the Fund and Alliance Canada comply with this U.S. withholding tax obligation, the Declaration of Trust provides that a Unitholder must give notice to the Fund’s trustees if Units that holder acquires beneficial ownership of, or the power to exercise control or direction over, or are otherwise deemed owned by that holder under certain constructive ownership rules, together with Units and securities convertible into Units actually owned by that holder, represent in the aggregate 10% or more of the total number of Units then outstanding. If the Fund and Alliance Canada are unable to comply with applicable U.S. withholding tax obligations because a Substantial Holder fails to provide the required notice, the Declaration of Trust allows the Fund to reduce subsequent distributions that would otherwise be made to that Unitholder until the Fund has recovered the amount required to have been so withheld. In addition, each Unitholder will, by acquiring a Unit, be deemed to agree that, if it is at any time a Substantial Holder, it will indemnify the Fund and Alliance Canada for any amount required to be withheld and paid by Alliance Canada if the required notice was not provided. See “Certain Income Tax Considerations – Certain U.S. Federal Income Tax Considerations”.

Limitation on Investment:
The trustees of the Fund may refuse to allow the issue or registration of the transfer of any Units of the Fund where such issuance or transfer would, in their opinion, (i) adversely affect the treatment of the Fund or the entities in which it invests under applicable Canadian and/or U.S. legislation, or (ii) require the Fund to be registered as an “investment company” under the United States Investment Company Act of 1940, as amended. See “Description of the Fund” and “Certain Income Tax Considerations”.

THE FUND AND THE COMPANY

The Fund is an open-ended limited purpose trust established under the laws of the Province of Ontario on September 26, 2002, by the Declaration of Trust. The Fund has been established to hold the common shares and notes of Alliance Canada. Alliance Canada, in turn, will hold an interest in Alliance Holdings, which owns a 100% interest in the Company. See “Description of the Fund”.

On May 5, 1998, Bain LLC, the BRS Investors, the Management Investors and certain other investors acquired a 93% common equity interest in Raytheon Commercial Laundry LLC, the predecessor company to Alliance Holdings and an operating unit of Raytheon. The acquisition was completed through a leveraged recapitalization for an aggregate consideration of approximately US$358 million (the “Recapitalization”).

The registered and head office of both the Fund and Alliance Canada is located at 79 Wellington Street West, Toronto, Ontario, Canada M5K 1N2. The principal and head office of both the Company and Alliance Holdings is located at Shepard Street, Ripon, Wisconsin, USA 54971-0990.

The following chart illustrates the relationship of the Fund to its principal subsidiary entities after giving effect to this offering and indicates their respective jurisdictions of incorporation or organization:

INDUSTRY OVERVIEW

General

Management estimates that North American stand alone commercial laundry equipment sales were approximately US$452.0 million in 2001, of which the Company’s equipment revenue represented approximately US$170.6 million out of a total revenue of US$254.5 million. Management believes that North American sales of stand alone commercial laundry equipment have grown at a compound annual rate of approximately 1.0% since 1993. Given that economic conditions do not tend to affect the frequency of use of laundry equipment, management believes industry growth will be sustained by continued population expansion and by customers increasingly trading up to equipment with enhanced functionality and higher average selling prices.

Manufacturers of stand alone commercial laundry equipment compete on their ability to satisfy several customer criteria, including: (i) equipment reliability and durability; (ii) performance criteria such as water and energy efficiency, load capacity and ease of use; (iii) the availability of innovative technologies such as cashless payment systems and advanced electronic controls, which improve ease of use and management audit capabilities; and (iv) the supply of value-added services such as installation and repair training, rapid spare parts delivery, equipment financing and computer aided assistance in the design and technical layout of commercial laundries.

Trends and Characteristics

Growth Drivers.    Management believes that continued population expansion in North America has and will drive steady demand for garment and textile laundering by all customer groups purchasing commercial laundry equipment. Management believes population growth has historically supported replacement and some modest growth in the installed base of commercial laundry equipment. According to the U.S. Census Bureau, the United States population has grown at a compound annual rate of 1.2% since 1990 and is projected to grow at approximately 0.9% per year on average over the next ten years. Management anticipates growth in demand for commercial laundry equipment in international markets, especially in developing countries where laundry processing has historically been far less sophisticated than in North America.

In addition, customers are increasingly trading up to equipment with enhanced functionality, raising average selling prices. For example, the larger national and regional customers in the laundromat and multi-housing customer groups are more likely to take advantage of recently available electronic features, which management believes provide these customers with a competitive advantage. Customers are also moving towards equipment with increased water and energy efficiency as the result of government and consumer pressure and a focus on containing operating costs.

Limited End Use Cyclicality.    North American commercial laundry equipment sales historically have been relatively insulated from business and economic cycles because economic conditions do not tend to affect the frequency of use, or useful life, of laundry equipment. The economic life of commercial laundry equipment, and thus the timing of replacement of the equipment, are also generally unaffected by economic conditions. The economic life of stand alone commercial laundry equipment is generally 7 to 14 years. Under all economic conditions, owners of commercial laundries typically delay equipment replacement until their equipment can no longer be economically repaired or until competition forces the owner to upgrade their equipment to improve its appearance or functionality.

Reducing Customer Operating Costs.    The time required to wash and dry a given load of laundry (i.e., cycle time) has a significant impact on the economics of a commercial laundry operation. Accordingly, commercial laundry equipment manufacturers produce equipment that provides progressively shorter cycle times through improved technology and product innovation. This shorter cycle time decreases labour costs and increases the volume of laundry that can be processed in a given time period. Examples of methods of reducing cycle time are: (i) shortening fill, drain and wash times; and (ii) decreasing water extraction time by increasing spin rate. Product enhancements in 2000 increased the Company’s topload washer’s spin speed to the fastest in the commercial laundry industry with its 710 revolutions per minute spin speed. The higher spin speed substantially increases water extraction and thereby lowers moisture retention. For coin laundromat and multi-housing laundry owners, the lower moisture retention results in reduced energy bills for clothes drying operations. Overall, this improvement provides faster drying times, lower energy costs and the potential for increased revenue generating cycles per day.

High Barriers to Entry.    The Company, together with a small number of other commercial laundry equipment manufacturers, holds a significant share of each of the industry’s three customer groups. Generally, manufacturers of stand alone commercial laundry equipment compete on technical and after-sale support considerations rather than on price. Typically, customers select commercial laundry equipment based on performance features, innovative technology, reliability and durability, energy and water efficiency, value-added services offered by the manufacturer, and the installation and after-sale support reputation of the distributor. Management believes that significant time and substantial capital investment would be required for a new entrant to compete effectively in this market. Many years of engineering and field testing, plus substantial plant and equipment investment, is required before the process of attempting to earn distribution share can take place. In order to earn distribution share, a new competitor would have to break strong, long-term distributor business relationships with existing equipment manufacturers. Management believes that it would be very difficult for a distributor to switch product lines due to the new training required for their installation and service personnel, as well as the “changeover” difficulties associated with the substantial service parts inventories maintained by most distributors.

Customer Categories:

Stand Alone Commercial Laundry Equipment

Each of the stand alone commercial laundry equipment industry’s three primary customer categories – multi-housing laundry operators, laundromat operators and on-premise laundry operators – is served through a different distribution channel and has different requirements with respect to equipment load capacity, performance and operating features. Equipment purchased by multi-housing route operators is most similar to consumer machines sold to retail customers and is generally purchased directly from the Company. Equipment purchased by laundromats and on-premise laundries has greater durability, delivers increased capacity, provides more sophisticated cleaning and faster drying capabilities and is generally purchased through distributors.

North American Stand Alone Commercial Laundry Equipment Industry Sales(1)
(US$452 million)

(1)	Management estimates for 2001.

Alliance Laundry North American Stand Alone Commercial Laundry Equipment Market Shares(1)

(1)	Management estimates for 2001.

Multi-Housing Laundries.    Management estimates that multi-housing laundries accounted for approximately 28% of North American stand alone commercial laundry equipment sales in 2001 and that the Company has a 44% market share for this customer category. These laundries include common laundry facilities in multi-family apartment and condominium complexes, universities and military installations.

Most products sold to multi-housing laundries are small-chassis topload and frontload washers and small-chassis dryers similar in appearance to those sold to the retail consumer market but offering a variety of enhanced durability and performance features. For example, management estimates that topload washers sold to multi-housing laundries typically last up to 12,000 cycles, approximately twice as long as the expected life of a consumer machine.

Multi-housing laundries are managed primarily by route operators who purchase, install and service the equipment under contract with building management. Route operators pay rent (which may include a portion of the laundry’s revenue) to building management. Route operators are typically direct customers of commercial laundry equipment manufacturers such as the Company and tend to maintain their own service and technical staffs. Route operators compete for long-term contracts on the basis of, among other things: (i) the reputation and durability of their equipment; (ii) the level of maintenance and quality of their repair service; (iii) the ability of building management to audit laundry equipment revenue; and (iv) the water and energy efficiency of their equipment.

Management believes reliability and durability are key criteria for route operators in selecting equipment, as they seek to minimize repair costs. Management also believes route operators prefer water and energy efficient equipment that offers enhanced electronic monitoring and tracking features demanded by building management companies. Given their investments in spare parts inventories and in repair technician training, particularly as laundry equipment becomes more technically sophisticated, route operators are reluctant to change equipment suppliers. Therefore, management believes a significant installed base of laundry equipment gives a commercial laundry equipment manufacturer a competitive advantage.

Laundromats.    Management estimates that laundromats accounted for approximately 51% of North American stand alone commercial laundry equipment sales in 2001 and that the Company has a 29% market share for this customer category. These approximately 35,000 facilities typically provide walk-in self-service washing and drying. Laundromats primarily purchase commercial topload washers, washer-extractors and tumblers. Washer-extractors and tumblers are larger-capacity, higher-performance washing machines and dryers, respectively. Laundromats have historically been owned and operated by sole proprietors. Laundromat owners typically rely on distributors to provide and install equipment and to provide technical and repair support and broader business services. For example, distributors frequently host seminars for potential laundromat proprietors on laundromat investment opportunities. Independent laundromat proprietors also look to equipment manufacturers for equipment financing. Given the laundromat owner’s reliance on the services of its local distributor, management believes that a strong distributor network in local markets differentiates manufacturers which serve this customer group.

In addition to distributor relationships, management believes that laundromat owners choose among different manufacturers’ products based on, among other things: (i) availability of equipment financing; (ii) reputation, reliability and ease and cost of repair; (iii) the water and energy efficiency of the products (approximately 25% of annual gross wash and dry revenue of laundromats is consumed by utility costs, according to the Coin Laundry Association); and (iv) the efficient use of physical space in the store (18% to 27% of annual gross revenue of laundromats is expended on rent, according to the American Coin-Op Magazine 2001 “Rent Survey”).

On-Premise Laundries.    Management estimates that on-premise laundries accounted for approximately 21% of North American stand alone commercial laundry equipment sales in 2001 and that the Company has a 51% market share for this customer category. On-premise commercial laundries are located at a wide variety of businesses that wash or process textiles or laundry in large quantities, such as hotels and motels, hospitals, nursing homes, sports facilities, car washes and prisons.

Most products sold to on-premise laundries are washer-extractors and tumbler dryers, primarily in larger capacities up to 250 pounds per load. These machines process significantly larger loads of textiles and garments in shorter times than equipment typically sold to laundromats or multi-housing customer groups. Effective and rapid washing (i.e., reduced cycle time) of hotel sheets, for example, reduces both a hotel’s linen requirements and labour costs of washing and drying linens. Management believes that in a typical hotel on-premise laundry, up to 50% of operating costs is labour.

On-premise laundries typically purchase equipment through a distributor which provides a range of selling and repair services on behalf of manufacturers. As with laundromats, the Company believes a strong distributor network is a critical element of sales success. On-premise laundries select their equipment based on the availability of specified product features, including, among other things: (i) reputation and reliability of products; (ii) load capacity and cycle time; (iii) water and energy efficiency; and (iv) ease of use. In addition, the availability of technical support and service is important when an on-premise laundry operator selects an equipment supplier.

Drycleaning

Management estimates that North American drycleaning equipment sales were approximately US$179.0 million in 2001. Until its March 6, 2000 acquisition of the Ajax press and finishing equipment line (see Note 3 to the financial statements of Alliance Holdings for the years ended December 31, 2001, 2000 and 1999 – Acquisition of Ajax Product Line), the Company offered only shirt laundering, wetcleaning and drying equipment to the commercial drycleaning equipment market. The approximately 34,000 drycleaners in North America provide full-service drycleaning and wetcleaning for households. This service includes stain removal, cleaning, pressing, finishing and packaging. In addition, many commercial drycleaners provide laundry services for water-washable garments, rug and drapery cleaning services and minor alteration and repair services.

Drycleaners primarily purchase drycleaning machines, presses and finishing equipment, washer-extractors and small-chassis topload washers and dryers. Drycleaners primarily include independently operated neighbourhood cleaners, franchisees and specialty cleaners. Drycleaners typically rely on distributors and chemical supply companies to provide equipment, detergents, stain removers, technical support and broader business services. For example, distributors and chemical suppliers provide training seminars on the proper use of equipment and chemicals for cleaning, stain removal and garment finishing.

As with laundromats and on-premise laundries, drycleaners typically purchase equipment through a distributor who can provide service parts, repair service and technical support. Drycleaners select their equipment based on the availability of specified product features, including, among other things: (i) reputation and reliability; (ii) load capacity and cycle time; (iii) ease of use; and (iv) solvent and energy efficiency.

BUSINESS OF THE COMPANY

Overview

The business of the Company began in 1908 with the introduction of the hand-operated washer to the marketplace. Industry leading features were introduced under the Speed Queen brand with the introduction of stainless steel wash tubs in 1938 and automatic washers and dryers in 1952. In 1956, the business of the Company was purchased by McGraw Electric Company and became a division of one of the largest firms at the time in the electrical industry. Manufacturing and marketing of coin-operated laundry equipment began in 1957. The line was further expanded in 1978 with the addition of Huebsch commercial tumblers. In 1979, Raytheon purchased the business of the Company. During the next 15 years, Raytheon expanded the capabilities of its appliance businesses by purchasing the UniMac and Ajax product lines and established itself as a leader in the commercial laundry industry. Following an initiative by Raytheon to divest itself of its appliance businesses in 1997, Bain LLC, the BRS Investors, the Management Investors and certain other investors acquired a 93% common equity interest in Alliance Holdings in connection with the Recapitalization.

The Company is a leading designer, manufacturer and marketer of stand alone commercial laundry equipment in North America and worldwide. Under the well-known brand names of Speed Queen, UniMac and Huebsch, the Company produces a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds. Management believes that the Company has had the leading market share in the North American stand alone commercial laundry equipment industry for at least eight years and has increased its market share from approximately 21% in 1993 to 38% in 2001. In addition to stand alone commercial laundry equipment, the Company also offers presses and finishing equipment used in the drycleaning segment under the Ajax name. Management attributes the Company’s industry-leading position to: (i) the quality, reliability and functionality of its products; (ii) the breadth of its product offerings; (iii) its extensive distributor network and strategic alliances with key customers; (iv) its investment in new product development and manufacturing capabilities; and (v) strong brand equity and customer recognition of its products. As a result of its market leadership, the Company has an installed base of equipment that management believes is the largest in the North American industry and that generates significant recurring sales of replacement equipment and service parts.

The Company has developed extensive distribution networks that serve each of the three distinct customer groups within the North American stand alone commercial laundry equipment industry: (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; and (iii) on-premise laundries, consisting primarily of in-house laundry facilities in hotels, hospitals, nursing homes and prisons. Management estimates that in over 80% of the North American market, its laundromat and on-premise laundry distributors are either the number one or number two distributor for their respective selling regions. In addition, the Company’s field sales force has developed strong relationships with leading route operators that own, install and maintain commercial laundry equipment in multi-housing laundries, a critical factor in enabling the Company to grow its market share. Internationally, the Company sells its laundry equipment through distributors and to retailers.

With capital investment of over US$32.6 million since 1998, the Company has substantially completed the development of many new products, the redesign of existing products and the modernization of its manufacturing facilities in Wisconsin and Florida. Management believes the Company’s considerable investment in its product line and manufacturing capabilities has strengthened and will continue to enhance its market leadership position.

Selected Financial Data

EBITDA Margin(1)
(as a % of Revenue)

(1)	Revenues, EBITDA and EBITDA margin for 1998 and 1999 include contributions from discontinued operations in the U.S. home laundry business.

Company Strengths

Management believes that the Company has the following strengths:

Market Leader with Significant Installed Base.    Management believes the Company led the North American industry in sales to all customer groups, with approximately 38% market share overall in 2001 up from 21% in 1993. As a result of its leading market position, the Company has achieved superior brand recognition and extensive distribution capabilities. The Company’s market position has allowed it to establish what management believes to be the largest installed base in its industry and as a result a majority of the Company’s revenues are generated by recurring sales of replacement equipment and service parts.

Leading and Growing Market Share
North American Stand Alone Commercial Laundry Equipment(1)

Stability of Revenues and EBITDA.    With a majority of the Company’s revenues generated by recurring sales of replacement equipment and service parts, the Company has experienced mild revenue declines during economic slowdowns. During the recession in 2001, the Company experienced a decline in equipment sales of less than 5% as a result of the economic environment. Despite this decline, due to production efficiencies, the Company was able to increase EBITDA and margins year over year. This focus on costs has positioned the Company to take advantage of an economic rebound.

Extensive and Loyal Distribution Networks.    Management believes the Company has developed the industry’s most extensive North American distribution networks. Management estimates that one of its distributors is either the number one or number two distributor for its respective selling region in over 80% of the North American market. Most of the Company’s distributors have been customers for over ten years. In addition, through its in-house sales force, the Company has developed excellent relationships with industry-leading route operators, who are direct customers of the Company. Management believes the Company’s strong relationships with its customers are based, in part, on the quality, breadth and performance of its products and on its industry-leading, comprehensive value-added services.

Industry-leading Product Offering.    Management believes the Company’s product line leads the industry in reliability, breadth of offerings, functionality and advanced features. Its development team of more than 80 engineers and technical personnel, together with its marketing and sales personnel, work with the Company’s major customers to redesign and enhance the Company’s products to better meet customer needs. For example, the Company’s new products emphasize efficiency and new electronic controls, facilitating ease of use as well as improving performance and reliability. In addition, the Company believes it is the only manufacturer in North America to produce a full product line (including topload washers, dryers, frontload washers, washer-extractors and tumbler dryers for all commercial customer groups), thereby providing customers with a single source solution for all their stand alone commercial laundry equipment needs.

Leading North American Brands.    The Company markets and sells its products under the widely recognized brand names Speed Queen®, UniMac®, Huebsch® and Ajax®. Management believes that the Company has industry-leading brand equity and brand recognition, based upon historical customer survey results and the substantial market share growth achieved since 1993. The Company’s industry market share has almost doubled, increasing from 21% in 1993 to 38% in 2001.

Strong and Experienced Management Team.    Led by Chief Executive Officer Thomas L’Esperance, the Company has assembled a strong and experienced management team. The Company’s seven executive officers have over 104 years of combined experience in the commercial laundry equipment and appliance industries. This management team has executed numerous strategic initiatives, including: (i) ongoing refinements to its product offerings; (ii) developing strategic alliances with key customers; (iii) implementing manufacturing cost reduction and quality improvement programs; and (iv) acquiring and successfully integrating the commercial washer-extractor business of UniMac and the press and finishing equipment business of Ajax. Management’s economic interests will align with those of Unitholders through management’s participation in the long-term incentive plan described in “Management – Governance of Alliance Holdings – Management Incentive Plans”.

Successful Project Execution.    Management has successfully completed numerous significant projects designed to improve the efficiency and flexibility of its manufacturing processes. These projects include re-designing and re-engineering production lines, introducing new products, relocating production facilities from Cincinnati, Ohio to Marianna, Florida and from Madisonville, Kentucky to Ripon, Wisconsin and implementing the demand flow production system on several production lines in Ripon. The completion of these significant projects was a key factor in allowing the Company to grow EBITDA during a recessionary period.

Business Strategy

The Company’s strategy is to achieve profitable growth by offering to its customers full lines of the most reliable and functional stand alone commercial laundry equipment and pressing and finishing equipment, along with industry-leading, comprehensive value-added services. The key elements of the Company’s strategy are as follows:

Offer Full Line of Superior Products and Services.    The Company seeks to satisfy all of a customer’s stand alone commercial laundry equipment and pressing and finishing equipment needs with its full line of products and services. The Company effectively competes against other manufacturers in the commercial laundry equipment industry by introducing new products, features and value-added services tailored to meet evolving customer requirements. In 1999, for example, in response to customer demand, the Company introduced a new line of small-chassis frontload washers, offering increased water and energy efficiency to multi-housing laundries. In addition, in late 2000, in response to customer demand, the Company introduced its NetMaster™ system of technologically advanced laundry products offering multi-housing and laundromat operators more flexibility and accountability, allowing operators to change vend prices, cycle times, rinse options and cycle selections from a remote site while auditing machine operation. See “Business of the Company – Products and Services”.

As a value-added service to its customers, in 2001 the Company implemented automated Internet-based business processes and electronic delivery of marketing and technical service communications. The ongoing development and support of the Company’s Internet sites as well as the password-protected distributor sites are internally managed to enable quick response times and flexibility. Internet sites for international customers, Electronic Customer Response Service, frequently asked technical questions and the addition of searchable marketing and technical communications were added to the Company’s web sites in 2001.

Develop and Strengthen Alliances with Key Customers.    The Company has developed and will continue to pursue long-term alliances and supply agreements with key customers, including distributors. For example, Coinmach Corporation, the largest and fastest growing operator of multi-housing laundries in North America, has been a significant customer of the Company for over a decade. Additionally, all of the Company’s top ten customers have been customers of the Company for at least ten years.

Continuous Improvement in Manufacturing Operations.    The Company seeks to continuously enhance its product quality and reduce costs through refinements to its manufacturing processes. The Company achieves such improvements through collaboration among key customers, suppliers and its engineering and marketing personnel. Since 1995, the Company has progressively reduced manufacturing costs through improvements in raw material usage and labour efficiency, among other factors. In 2000 and 2001, the Company completed the consolidation from four manufacturing facilities to two remaining locations: Ripon, Wisconsin and Marianna, Florida. This consolidation yielded benefits in manufacturing efficiencies, overhead reduction and asset management. Since 2000, the Company has been implementing the demand flow production system on certain of its product lines in Ripon. Management intends to continue implementing this production method across all the Company’s product lines in Ripon and Marianna. These process changes have resulted in significant improvements in assembly efficiency, inventory quantities, customer order lead times and production quality.

The demand flow production system is a production system that automatically prompts employees to move to where the work needs to be completed as opposed to moving the work to the employees. Therefore, this production system allows employees to be more efficiently utilized and aligned with the rapid completion of product for timely shipment to customers. This production system also encompasses visual signalling to indicate when material needs to be moved to assembly and replenished by suppliers or feeder locations within a manufacturing facility. Management estimates that the initial tumbler line implementation of this production system in Ripon, Wisconsin during 2001 resulted in a 60% reduction to inventory, a 15% reduction in labour, a 15% reduction in floor space utilized and substantial reductions to customer order fulfilment times. EBITDA margin has improved from 15.6% in 1998 to 22.0% for the last twelve months ended July 31, 2002.

Products and Services

The Company offers a full line of stand alone commercial laundry washers and dryers, with service parts and value-added services supporting its products, under the Speed Queen, Huebsch and UniMac brands throughout North America and in over 70 foreign countries (the Company does not have the right to market the Speed Queen brand in Canada). Additionally, the Company offers presses and finishing equipment under the Ajax brand. The Company’s products range from small washers and dryers primarily for use in laundromats and multi-housing laundry rooms to large laundry equipment with load capacities of up to 250 pounds used in on-premise laundries. The Company also benefits from domestic and international sales of service parts for its large installed base of commercial laundry equipment. Internationally, the Company also sells laundry equipment under private label brands.

Product Sales as a Percentage of the
Company’s 2001 Net Revenues
(US$254.5 million)

Washers

Washers represented approximately 48% of 2001 net revenues and include washer-extractors, topload washers and frontload washers.

Washer-Extractors.    The Company manufactures washer-extractors, its largest washer products, to process from 18 to 250 pounds of laundry per load. After cleaning, washer-extractors extract water from laundry with spin speeds that produce over 300 G’s of centrifugal force, thereby reducing the time and energy costs for the drying cycle. Sold primarily under the Speed Queen, Huebsch and UniMac brands, these products represented approximately 26% of the Company’s 2001 net revenues. Washer-extractors that process up to 80 pounds of laundry per load are sold to laundromats and washer-extractors that process up to 250 pounds of laundry per load are sold to on-premises laundries. Washer-extractors are built to be extremely durable in order to handle the enormous G-force generated by spinning several hundred pounds of water-soaked laundry. Also, the equipment is in constant use and must be durable enough to avoid frequent breakdown, which would represent increased cost for the user.

In late 1998, the Company introduced a new optional Water Saving System feature for its washer-extractors for on-premise laundries. This line of washer-extractors reduces water consumption and water cost up to 32% for some applications. The system also provides substantial reductions in sewer costs, detergent use and energy required to heat water. In 2001, the Company introduced a new 40 pound wash load washer-extractor. This new washer-extractor replaced the Company’s 35 pound wash load capacity unit thereby offering customers additional wash capacity and an extra large opening for easy loading and unloading of laundry.

Topload Washers.    Topload washers are small-chassis washers with the capability to process up to 18 pounds of laundry per load with spin speeds that produce up to 150 G’s. Sold primarily to multi-housing laundries and laundromats under the Speed Queen and Huebsch brands, these products represented approximately 18% of 2001 net revenues.

In 1997, the Company introduced its Automatic Balance System (“ABS”), which it believes provides the industry-leading out-of-balance handling. New topload washers with ABS deliver higher G-force, reducing moisture left in the laundry, thereby reducing drying time and energy usage.

In late 2000, the Company introduced its NetMaster™ system of technologically advanced laundry products offering multi-housing and laundromat operators more business flexibility and accountability. This cashless system enables operators to program vend prices, cycle times, rinse options and cycle selections from a remote site while auditing machine operation.

Frontload Washers.    Frontload washers contributed approximately 4% of 2001 net revenues. In 1999, the Company introduced a new small-chassis frontload washer with the capability to process up to 18 pounds of laundry per load. Frontload washers are sold under the Speed Queen and Huebsch brands to laundromat and multi-housing customers. The frontload washer’s advanced design uses 28% less water than commercial topload washers. Furthermore, decreased usage of hot water and superior water extraction in the high G-force spin cycle reduce energy consumption. This new frontload washer is available with front controls (front accessibility complies with Americans with Disabilities Act regulations) or rear controls and can be purchased with a matching small-chassis dryer (single or stacked, front or rear controls).

The Company’s frontload washers display the U.S. federal government’s ENERGY STAR® mark. The ENERGY STAR® label was designed by the U.S. federal government to denote products that use less energy, thereby saving money on utility bills while helping to protect the environment. Along with its 18 pound wash load capacity, the Company’s frontload washer has a spin speed of over 1,000 revolutions per minute, providing significant savings in the energy required to dry wash loads.

In 2001, the Company introduced a new commercial stacked frontload washer and dryer which takes up half the floor space compared to a conventional washer and dryer. The pair saves on energy and water and received the U.S. federal government’s ENERGY STAR® mark. The new product is offered without vending equipment for on-premise laundry applications and with either coin or card activation for vended applications.

Dryers

Dryers represented approximately 32% of 2001 net revenues and include tumbler dryers, standard dryers and stacked dryers. The Company also sells a new line of stacked combination frontload washers and dryers.

Tumbler Dryers.    Tumblers are very large dryers with the capability of drying up to 170 pounds of laundry per load. Tumblers represented approximately 21% of the Company’s 2001 net revenues. Tumblers are sold primarily to laundromats and on-premise laundries under all four of the Company’s brands. The Company’s new tumbler dryer design, introduced in October 1997, features common internal components between models, reducing parts inventory and improving serviceability. These units have significantly fewer moving parts than their previous design. In addition, these tumblers require far less drying time than the previous design and provide the fastest drying time in the industry.

Standard Dryers.    Standard dryers are small capacity dryers with the capability to process up to 18 pounds of laundry per load. Sold under the Speed Queen and Huebsch brands, standard dryers (including stacked dryers) represented approximately 11% of the Company’s 2001 net revenues. In 1997, the Company introduced its newly designed standard dryer, which serves the multi-housing and international consumer markets. The Company believes the dryer’s increased capacity, measuring 7.1 cubic feet, is among the largest in the industry. The size of the loading door opening has also been increased to improve loading accessibility. The Company believes that the increased drying capacity and enhanced operational convenience that these improvements provide are critical factors to a customer’s product satisfaction.

Stacked Dryers and Stacked Frontload Washers and Dryers.    To enable its multi-housing customers to conserve scarce floor space, the Company offers a stacked unit consisting of two 18 pound standard dryers and offers a stacked combination unit consisting of an 18 pound frontload washer paired with an 18 pound standard dryer.

Presses and Finishing Equipment

Presses and finishing equipment are sold primarily to commercial drycleaners and industrial cleaning plants under the Ajax brand. Sales of this equipment accounted for approximately 3% of 2001 net revenues. The Company offers a broad array of presses and finishing equipment such as cabinet presses for shirt finishing; pants and linen presses; collar and cuff presses; shirt sleevers; steam-air garment finishers; and utility presses and accessories.

The Company has successfully completed the integration of the Ajax business. This integration included consolidating production from Cincinnati, Ohio to Marianna, Florida; introducing exclusive durable stainless steel tables for Ajax pressing equipment; and migrating all of the Company’s industry-leading, value-added support services to the Ajax sales channel.

Having completed the Ajax integration, management believes that the Company is well positioned to increase sales with the current Ajax distributors and improve its distribution where required.

Service Parts

The Company benefits from the recurring sales of service parts to its large installed base of equipment. The expected field service life of the equipment is 7 to 14 years. Service parts sales accounted for approximately 14% of 2001 net revenues. The Company offers immediate response service whereby many of its parts are available on a 24-hour turnaround basis for emergency repair parts orders. The significant demand for service parts generated by the large installed base provides the Company with a source of higher margin, recurring revenue.

Other Value-Added Services

Management believes the Company’s customers attach significant importance to the value-added services it provides. The Company offers services that management believes are significant drivers of high customer satisfaction and retention, such as equipment financing (which accounted for approximately 3% of 2001 net revenues), laundromat site selection assistance, investment seminar training materials, computer-aided commercial laundry room design, sales and service training for distributors, technical support and service training material. In addition, management believes the Company offers an unmatched range of complementary customer services and support, including toll-free technical support and on-call installation and repair service through its highly trained distributors and its web sites which provide information on all of the Company’s products and services, including downloadable product literature, installation guides and site lay-out tools. The Company believes its extensive service capabilities, in addition to the dependability and functionality of its products, will continue to differentiate its products from the competition.

The Company has 26 highly skilled product installation and service employees who are involved in customer training and technical support. Management believes that the Company’s program of installation and service training is the broadest and most comprehensive in the industry. This training is done in the field and at the Company’s two state-of-the-art training facilities in Ripon, Wisconsin and Marianna, Florida. Each training facility focuses on the products manufactured in that facility. Over 8,000 customer installation and service personnel are trained and updated technically each year. Approximately 150,000 technical support inquiry calls are handled by these employees each year. Management believes that the Company’s large, intricate and sophisticated installation and service training infrastructure represents a competitive advantage for the Company and is a substantial barrier to entry.

Customers

The Company’s customers include more than: (i) 100 distributors to laundromats; (ii) 100 distributors to on-premise laundries; (iii) 45 distributors to drycleaners; (iv) 80 route operators serving multi-housing laundries; and (v) 130 international distributors serving more than 70 countries.

Comprehensive Distribution Networks
#1 or #2 distributor in 80% of North American markets(1)

The Company’s top ten customers accounted for approximately 34% of 2001 net revenues. All of the top ten customers of the Company have been customers for at least 10 years. In 2001, Coinmach Corporation (the largest multi-housing route operator in the United States), PWS Investments, Inc. and Metropolitan Laundry Machinery Co., Inc. were the Company’s largest customers, representing 15.7%, 5.3% and 2.5%, respectively, of 2001 net revenues.

Sales and Marketing

Sales Force

The Company’s sales force of 31 at June 30, 2002, is structured to serve the needs of each customer group. In addition, the Company, through a marketing staff of approximately 39 professionals at June 30, 2002, provides customers and distributors with a wide range of value-added services such as advertising materials, training materials, computer-aided commercial laundry room design, product development and technical service support.

Marketing Programs

The Company supports its sales force and distributors through a balanced marketing program of advertising and industry trade shows. Advertising expenses totalled US$3.2 million in 2001 and included a variety of forms, from print and electronic media to direct mail. In addition, Company representatives attended over 40 trade shows in 2001 to introduce new products, maintain contact with customers, develop new customer relationships and generate sales leads for the Company’s products.

Equipment Financing

The Company, through its special-purpose bankruptcy remote financing subsidiaries, offers an extensive equipment financing program to end-users, primarily laundromat owners, to assist in their purchases of new equipment. Typical terms include two to nine year loans with an average principal amount of approximately US$85,000. As at June 30, 2002, the Company had approximately 3,200 loans currently outstanding. Management believes that the Company’s equipment financing program is among the industry’s most comprehensive and that the program is an important component of its marketing activities. In addition, this service provides the Company with an additional source of recurring income.

The financing program is structured to minimize the risk of loss to the Company. The Company adheres to strict underwriting procedures, including comprehensive applicant credit analysis (generally including credit bureau, bank, trade and landlord references, site analysis including demographics of the location and multiple year pro-forma cash flow projections), the receipt of collateral security and distributor assistance in remarketing collateral in the event of default. As a result of these risk management tools, losses from the program have been minimal. Net write-offs for equipment loans have averaged less than 1% per annum for the five year period ended December 31, 2001, despite incurring net write-offs of approximately 2% for the year ended December 31, 2001. Net write-offs for the year to date through June 2002 have averaged approximately 1.2% on an annualized basis.

See Note 5 to the annual financial statements of Alliance Holdings for the years ended December 31, 2001, 2000 and 1999 for more detail on the Company’s equipment financing program.

Research and Development

The Company’s engineering organization is staffed with over 80 engineers and technical support staff, at June 30, 2002. The Company’s recent research and development efforts have focused primarily on continuous improvement in the reliability, performance, capacity, energy and water conservation, sound levels and regulatory compliance of its commercial laundry equipment. The Company’s engineers and technical personnel, together with its marketing and sales personnel, collaborate with the Company’s major customers to redesign and enhance its products to better meet customer needs. The cumulative research and development spending exceeded US$26.7 million for the period 1998 through 2001. The Company has developed numerous proprietary innovations that the Company uses in select products. Over the past three years, the Company has rolled out its MicroMaster line of electronically controlled tumblers and washer-extractors under the Speed Queen brand, as well as its CardMate™ Plus and NetMaster™ debit card cashless systems designed to replace coin operated equipment. The Company believes this array of new products allows it to continue to be an innovative leader in electronically controlled equipment. The Company believes improvements made to existing products and the introduction of new products have supported the Company’s market leadership position.

Competition

Within the North American stand alone commercial laundry equipment industry, the Company competes with several large competitors. However, management believes that it is the only participant in the industry to serve significantly all three customer groups (laundromats, multi-housing laundries and on-premise laundries) with a full line of internally designed and manufactured topload washers, washer-extractors, frontload washers, tumbler dryers and standard dryers. With respect to laundromats, the Company’s principal competitors include Wascomat (the exclusive North American distributor of Electrolux AB products), Maytag Corporation and The Dexter Company. In multi-housing, the principal competitors include Maytag Corporation and Whirlpool Corporation. In on-premise laundry, the Company competes primarily with Pellerin Milnor Corporation, American Dryer Corporation and Wascomat. Management does not believe that a significant new competitor has entered the North American stand alone commercial laundry equipment industry during the last ten years.

Within the drycleaning industry, the Company competes primarily with other pressing and finishing equipment and shirt laundering equipment manufacturers. With respect to pressing and finishing equipment, the Company’s principal competitors include Unipress Corporation, Forenta, L.P. and Cissell Manufacturing Company (a subsidiary of Laundry Systems Group N.V.). With respect to shirt laundering equipment (primarily washer-extractors), the Company’s principal competitors include Wascomat and Pellerin Milnor Corporation.

Manufacturing

The Company owns and operates two manufacturing facilities located in Ripon, Wisconsin and Marianna, Florida with an aggregate of more than 830,000 square feet. The facilities are organized to focus on specific product segments, although each facility serves multiple customer groups. The Ripon plant presently produces the Company’s small-chassis topload washers, frontload washers and small chassis dryers and began producing the Company’s tumbler dryers in the spring of 2000. The Marianna plant produces the Company’s large-chassis washer-extractors and began producing the Company’s presses and finishing equipment in the fall of 2000. The Company’s manufacturing plants primarily engage in fabricating, machining, painting, assembling and finishing operations. The Company also operates three product distribution centres in the United States, all of which are owned by the Company. The product distribution centres in Ripon, Wisconsin and Marianna, Florida were recently constructed and opened in 2001. The investment in these two new facilities was over US$3.5 million. Management believes that existing manufacturing facilities provide adequate production capacity to meet expected product demand.

The Company purchases substantially all raw materials and components from a variety of independent suppliers. Key material inputs for manufacturing processes include motors, stainless and carbon steels, aluminum castings, electronic controls, corrugated boxes and plastics. Management believes there are readily available alternative sources of raw materials from other suppliers. The Company has developed long-term relationships with many of its suppliers and has sourced materials from nine of its ten largest suppliers for at least five years.

Management is committed to achieving continuous improvement in all aspects of the Company’s business in order to maintain its industry leading position. Both of the Company’s manufacturing facilities are ISO 9001 certified.

United States Laws

Environmental, Health and Safety Matters

The Company and its operations are subject to comprehensive federal, state and local environmental and occupational health and safety laws, including laws governing emissions of air pollutants, discharges of waste and storm water and the transportation, storage and disposal of wastes, including solid and hazardous wastes. The Company is also subject to potential liability for non-compliance with other environmental laws and for the investigation and remediation of environmental contamination (including contamination caused by other parties) at the properties it owns or operates (or formerly owned or operated) and at other properties where the Company or predecessors have carried on business or have arranged for the disposal of hazardous substances. As a result, the Company is involved, from time to time, in administrative and judicial proceedings and inquiries relating to environmental matters. There can be no assurance that the Company will not be involved in such proceedings in the future and that the aggregate amount of future clean-up costs and other environmental liabilities (including potential fines and civil damages) will not have a material adverse effect on the Company’s business, financial condition and results of operations. The Company believes that its facilities and operations are in material compliance with all environmental, health and safety laws.

Federal, state and local governments could amend existing laws or enact new laws concerning environmental matters that affect the Company’s operations or facilities or that increase the cost of producing, or otherwise adversely affect the demand for, the Company’s products. The Company cannot predict the environmental liabilities that may result from legislation adopted in the future, the effect of which could be retroactive. Also the Company cannot predict how existing or future laws will be administered or interpreted or what environmental conditions may be found to exist at the Company’s facilities or at other properties where the Company or its predecessors have arranged for the disposal of hazardous substances. The enactment of more stringent laws or stricter interpretations or enforcement of existing laws could require expenditures by the Company, some of which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Certain environmental investigatory and remedial work is underway or planned at, or relating to, subsurface environmental contamination with respect to the Company’s Marianna, Florida and Ripon, Wisconsin manufacturing facilities. With respect to the Marianna facility, such work is being conducted by a former owner of the property pursuant to an indemnity agreement and is being funded through an escrow account, the available balance of which the management believes to be sufficient to cover remaining remediation costs. With respect to the Ripon facility, such work will be conducted by the Company. The Company currently expects to incur costs of less than US$100,000 through 2002 at the Ripon facility to complete remedial work. See “Risk Factors – Risks Related to the Company’s Business and the Industry – Potential Liability for Environmental, Health and Safety Matters.”

The Company and a former owner of the Ripon facility have each received administrative orders from the EPA indicating that each was a potentially responsible party (a “PRP”) and requiring response actions with respect to the Marina Cliffs/Northwest Barrel Superfund Site in South Milwaukee, Wisconsin (the “Site”). The factual basis of the orders (directed to both the Company and the former owners) is that a former owner’s laundry and kitchen products division, doing business as Speed Queen, allegedly sent empty barrels to the Site for reclamation prior to 1965. The Company responded to the orders by asserting that it was wrongly identified as a PRP for this Site. The Company understands that the former owner of the Ripon facility has decided to pay the share of the cleanup costs associated with any use of the Site by Speed Queen. Although the EPA has yet to acknowledge the Company’s position, management believes that the former owner’s imminent settlement with the EPA will resolve any potential liability the Company may have had with respect to this matter.

Other Regulation

In addition to environmental regulation, the Company’s operations are also subject to other U.S. federal, state and local laws, including those relating to protection of public health and worker safety.

See “Risk Factors – Risks Related to the Company’s Business and the Industry – Potential Liability for Environmental, Health and Safety Matters.”

Employees

The Company is dependent on the continued services of its senior management team and certain other key employees. Other than for Mr. L’Esperance, the Company does not maintain employment agreements with its senior management and the Company does not maintain insurance policies with respect to any key employees.

At June 30, 2002, the Company had 1,327 employees. Approximately 628 of the Company’s employees at its Wisconsin facilities are represented by The United Steel Workers of America. The Company is periodically in negotiations with The United Steel Workers of America, and the collective bargaining agreement covering employees at its Wisconsin facilities, approved in September 1999, expires in February 2004. The Marianna, Florida facility is not unionized. There have been no work stoppages at the Company for more than 30 years. Management believes that current labour relations are good and no labour disruptions are anticipated in the foreseeable future.

Properties

The following table sets forth certain information regarding significant facilities operated by the Company as of December 31, 2001:

Location	Function/Products	Approximate Square Feet	Owned/Leased
Production Facilities
Ripon, WI	Manufacture small washers and dryers, and tumbler dryers	572,900	Owned

Marianna, FL	Manufacture washer-extractors, presses and finishing equipment	259,200	Owned(1)

		832,100

Regional Distribution Centers
Ripon, WI	Washers, dryers, tumbler dryers	147,500	Owned(2)

Marianna, FL	Washer-extractors, presses and finishing equipment	33,000	Owned(1),(3)

Ripon, WI	Service parts	60,800	Owned

		241,300

Other
Ripon, WI	Sales and administration	65,700	Owned

Ripon, WI	Engineering and procurement	43,100	Owned

	Subtotal	108,800

	Total	1,182,200

(1)	The Marianna buildings are owned. However, the land is leased from the city of Marianna.
(2)	This distribution facility was constructed in 2000 on property owned by the Company.
(3)	This distribution facility was constructed in 2001.

Management believes existing manufacturing facilities provide adequate production capacity to meet expected product demand for the foreseeable future.

Capital Expenditures

The Company’s capital expenditures for the twelve months ended December 31, 2001 and December 31, 2000 were US$5.2 million and US$7.4 million, respectively. The Company’s capital expenditures for the year to date through June 30, 2002 were US$1.2 million. Capital spending in 2001 was principally oriented toward reducing manufacturing costs and transitioning press and finishing equipment production to the Company’s Marianna, Florida manufacturing facility, while spending in 2000 was principally related to transitioning tumbler production from the Company’s former Madisonville, Kentucky manufacturing facility to the Ripon manufacturing facility and construction of the Ripon distribution centre.

The Company incurred the following unusual capital expenditures during the period from 1998 through 2001 which management believes are unlikely to represent capital expenditure requirements in the foreseeable future.

Investments Related to Separation from Raytheon.    The Company invested:

•	approximately US$4.2 million in developing a new small frontload washer (this washer was previously manufactured by a subsidiary of Raytheon), and

•	approximately US$6.7 million in a new small dryer line.

Investments to Restructure and Consolidate Manufacturing Facilities.    During this period, the Company invested:

•	approximately US$1.2 million in the shutdown and relocation of tumbler dryer product lines from Madisonville, Kentucky to Ripon, Wisconsin,

•
approximately US$1.9 million in the shutdown and relocation of the Ajax manufacturing facilities from Cincinnati, Ohio to Marianna, Florida, including the construction of a 30,000 square foot finished goods warehouse attached to the manufacturing facility, and

•	approximately US$2.7 million in the construction of a 147,000 square foot finished goods warehouse at Ripon, Wisconsin.

In summary, the Company has recently redesigned its small chassis product lines and has excess production capacity. Management does not believe that any substantial capital expenditures will be required for these production lines in the foreseeable future. Based on historical financial information, management estimates that US$6 million per year is adequate for maintenance capital expenditures. Both the Marianna and Ripon manufacturing facilities are generally meeting sales requirements on the basis of one production shift. The implementation of the demand flow production system by the Company at its Marianna and Ripon manufacturing facilities will create additional production capacity by improving manufacturing throughput while using less production space.

Litigation

In the ordinary course of business, the Company may from time to time be subject to various pending and threatened lawsuits in which claims for monetary damages are asserted. There are currently no outstanding material legal proceedings to which the Company, the Fund, Alliance Canada or Alliance Holdings is a party, nor is the Company, the Fund, Alliance Canada or Alliance Holdings aware of any material threatened or contemplated proceedings.

At any given time, the Company is a defendant in various legal proceedings and litigation arising in the ordinary course of business. The Company maintains insurance policies with insurers in amounts and with coverages and deductibles that the Company’s management believes are reasonable and prudent. However, the Company can make no assurance that this insurance will be adequate to protect it from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices. While the Company cannot predict the outcome of these matters, in the opinion of management, any liability arising thereunder will not have a material adverse effect on the Company’s business, financial condition and results of operations after giving effect to provisions already recorded.

MANAGEMENT

Managers of Alliance Holdings

The governing documents of Alliance Holdings will provide that Alliance Holdings will have up to seven managers. The managers of Alliance Holdings will, subject to the provisions of the Securityholders Agreement, have full power to manage the affairs of Alliance Holdings. Each of these managers will hold office until Alliance Holdings’ next annual meeting or until a successor is elected or appointed pursuant to the terms of the LLC Agreement.

Three of the seven managers of Alliance Holdings will be the trustees of the Fund at closing of this offering. Mr. L’Esperance, the Chief Executive Officer of the Company, will also be a manager of Alliance Holdings. Under the Securityholders’ Agreement, the Existing Securityholders will hold rights to appoint up to three managers of Alliance Holdings, one of whom must be a resident of the United States who is independent of the Existing Securityholders. Furthermore, the Securityholders’ Agreement will contain a requirement that a majority of the managers of Alliance Holdings be residents of the United States.

The following table sets out the name, municipality of residence, positions with Alliance Holdings and principal occupation of Mr. L’Esperance and three other individuals, two of whom will be appointed as managers of Alliance Holdings by the Existing Securityholders pursuant to the Securityholders’ Agreement.

Name and Municipality of Residence	Age	Position
THOMAS F. L’ESPERANCE Oshkosh, WI	54	Chief Executive Officer of the Company and Manager of Alliance Holdings

EDWARD W. CONARD New York, NY	45	Manager of Alliance Holdings

STEPHEN C. SHERRILL New York, NY	49	Manager of Alliance Holdings

STEPHEN M. ZIDE Old Greenwich, CT	42	Manager of Alliance Holdings

The biographies for each of these four individuals are set out below.

Thomas F. L’Esperance currently serves as a manager of Alliance Holdings. He has been Chief Executive Officer of the Company since March 1996. He had served as President of the Amana Home Appliance Company from 1993 to 1996 and was President of Caloric Corporation, a manufacturer of appliances, for two years prior to 1993. From 1971 to 1991, Mr. L’Esperance held several executive management positions with Raytheon.

Edward W. Conard currently serves as a manager of Alliance Holdings. He has been a Managing Director of Bain Capital Partners, LLC (“BCP”) since March 1993. From 1990 to 1992, Mr. Conard was a director of Wasserstein Perella, an investment banking firm that specializes in mergers and acquisitions. Previously, he was a Vice President of Bain & Company, where he headed the management consulting firm’s operations practice area. Mr. Conard also serves as a director of Waters Corporation, Medical Specialties, Inc., ChipPac, DDi Corp., US Synthetic and Broder Brothers.

Stephen C. Sherrill currently serves as a manager of Alliance Holdings. Mr. Sherrill has been a Principal of Bruckmann, Rosser, Sherrill & Co. since its formation in 1995. Mr. Sherrill was an officer of Citicorp Venture Capital, Ltd. from 1983 through 1994. Mr. Sherrill is a Director of Galey & Lord, Inc., B & G Foods, Inc., Doane Pet Care Enterprises, Inc. and HealthPlus Corporation.

Stephen M. Zide currently serves as a manager of Alliance Holdings. Mr. Zide has been a Managing Director of BCP since 2001. From 2000 to 2001, Mr. Zide was a Principal of BCP. From 1998 through 2000, Mr. Zide was a Managing Director of Pacific Equity Partners. Previously, he was a Principal of BCP and a Partner at the law firm of Kirkland & Ellis. Mr. Zide also serves as a director of DDi Corp. and Maxim Crane Works.

The Existing Securityholders will appoint the remaining manager of Alliance Holdings prior to closing of the offering. That manager will be a resident of the United States who is independent of the Existing Securityholders.

Executive Officers of the Company

The following table sets out, for each of the executive officers of the Company, the person’s name, municipality of residence and positions with the Company.

Name and Municipality of Residence	Age	Position
THOMAS F. L’ESPERANCE Oshkosh, WI	54	Chief Executive Officer and Manager

JEFFREY J. BROTHERS Oshkosh, WI	55	Senior Vice President, Sales and Marketing

BRUCE P. ROUNDS Oshkosh, WI	46	Vice President, Chief Financial Officer

Name and Municipality of Residence	Age	Position
WILLIAM J. PRZYBYSZ Dothan, AL	57	Vice President, Marianna Operations

R. SCOTT GASTER Oshkosh, WI	49	Vice President, Washer, Dryer and Tumbler Operations

ROBERT T. WALLACE Oshkosh, WI	47	Vice President, Corporate Controller

SCOTT L. SPILLER Oshkosh, WI	51	Vice President, Law and Human Resources

Jeffrey J. Brothers has been Senior Vice President of Sales and Marketing of the Company since October 1989. He has been employed with the Company since 1977. Mr. Brothers has been involved in sales for the Company since 1983 and has held other positions such as Manager of Distribution Development, Plant Controller and Financial Analyst.

Bruce P. Rounds joined the Company in 1989 as Vice President of Finance and was promoted to his current position in February 1998. He held the position of Vice President, Business Development, for the Company from 1996 to 1998. Before coming to the Company, he served in a variety of capacities for eight years at Mueller Company and for three years with Price Waterhouse. He is a Certified Public Accountant.

William J. Przybysz rejoined the Company in May 2000 as Vice President and General Manager of Marianna, Florida operations. Previously he had been with the Company as Vice President of Logistics and Material from 1990 through 1993. From 1993 through February of 2000 he was the Vice President and General Manager of Amana Central Heating and Air Conditioning Division based in Fayetteville, Tennessee. Mr. Przybysz’s prior experience includes ten years in various management positions with Whirlpool Corporation and eight years of management experience with Wheelhorse Products (since acquired by The Toro Company).

R. Scott Gaster joined the Company as Vice President, Procurement and Materials in June 1995. He took on the added responsibility of Vice President of Washer and Dryer Operations in July 1997 and Tumbler Operations in August 1998. Mr. Gaster has also retained his former purchasing responsibilities. Prior to joining the Company, he was employed by GKN Automotive, Inc. from 1979 to 1995 in such positions as Director of Procurement and Logistics, Corporate Purchasing Agent and Purchasing Manager.

Robert T. Wallace has been Vice President, Corporate Controller, of the Company since June 1996. He held positions as Controller and Manager-Reporting and Analysis for the Company from 1990 to 1996. Mr. Wallace’s previous experience includes two years as Controller of Alcolac (chemicals), four years as Manager of Reporting and Analysis with Mueller Company, five years with Ohmeda and two years with Price Waterhouse. He is a Certified Public Accountant.

Scott L. Spiller has been Vice President of Law & Human Resources and General Counsel of the Company since February 1998. From April 1996 to February 1998, Mr. Spiller was practicing law as a sole practitioner. Prior to that, he was General Counsel and Secretary of the Company for ten years.

Governance of Alliance Holdings

Upon the closing of this offering, the managers of Alliance Holdings will be responsible for the management and control of Alliance Holdings. Alliance Holdings will be governed in accordance with a limited liability company agreement (the “LLC Agreement”) and the Securityholders’ Agreement. These agreements will provide for up to seven managers of Alliance Holdings, one of whom will be the Chief Executive Officer of the Company and three of whom will be the trustees of the Fund. Initially following the offering there will be seven managers of Alliance Holdings. The Existing Securityholders will hold rights under the Securityholders’ Agreement to appoint up to three managers of Alliance Holdings, one of whom must be a resident of the United States who is independent of the Existing Securityholders (subject to a veto by Alliance Canada based upon reasonable concerns about the independence of that manager), as described below under “Alliance Laundry Holdings LLC – Retained Interest –Securityholders’ Agreement”.

Committees of the Managers

The managers of Alliance Holdings will have a compensation committee and an audit committee.

Compensation Committee.    The compensation committee will review and make recommendations to the managers concerning the appointment of officers of the Company and Alliance Holdings and the hiring, compensation, benefits and termination of senior executive officers of the Company. The committee will annually review the Chief Executive Officer’s goals and objectives for the upcoming year and provide an appraisal of the Chief Executive Officer’s performance. The committee will also make recommendations concerning the remuneration of the managers. The committee will administer and make recommendations regarding the operation of the long-term incentive plan and any employee bonus plans.

Audit Committee.    The audit committee will assist Alliance Holdings’ managers in fulfilling their responsibilities of oversight and supervision of the accounting and financial reporting practices and procedures, the adequacy of internal accounting controls and procedures and the quality and integrity of financial statements.

Remuneration of Managers of Alliance Holdings

Initial compensation for managers of Alliance Holdings who are independent of the Fund, the Existing Securityholders and the Company will be such amounts as are usual and customary for each manager per year and such amounts as are usual and customary for each manager for attending quarterly meetings of the managers and committee meetings of the managers. Managers will also be reimbursed for out-of-pocket expenses for attending board and committee meetings. Managers will participate in the insurance and indemnification arrangements described below under “Management – Insurance Coverage for the Fund and Related Entities and Indemnification”.

Management Arrangements

The Company’s success is dependent upon the leadership, dedication and experience of its senior management group. Thomas F. L’Esperance will continue to serve in his capacity as Chief Executive Officer of the Company under his current management arrangements. In connection with this offering, the Company will enter into a 5-year employment agreement with Thomas F. L’Esperance. Upon expiration of the initial 5-year term, the agreement will automatically renew for successive one-year terms. The agreement will provide for, among other things, confidentiality, non-solicitation and non-competition covenants in favour of the Company which apply during the term of Mr. L’Esperance’s employment and for 24 months upon the termination of his employment.

Prior to closing the initial public offering, the Company’s executive officers will receive a commitment to be paid an aggregate of US$2,350,000 in cash retention bonuses, vesting over the three years following the initial public offering. These cash retention bonuses will not affect the distributable cash flows of the Fund, as they will be funded from the proceeds of the offering.

Management Incentive Plans

The managers, officers and senior management employees of the Company are eligible to participate in the Company’s long-term incentive plan (the “LTIP”). The purpose of the LTIP is to provide eligible participants with compensation opportunities that will enhance the Company’s ability to attract, retain and motivate key personnel and reward managers, officers and senior management employees for significant performance and distributable cash flow growth. Pursuant to the LTIP, the Company will fund the LTIP awards based upon the Company’s financial performance benchmarked against certain defined distributable cash flow thresholds. The funds from the LTIP awards will be used to acquire Units on the open market for the benefit of the participants in the LTIP, which Units will vest over the two years following their purchase.

The long-term incentive plan will be administered by the board of managers of the Company. The Chief Executive Officer of the Company (with the consent of the board of managers) will have the power to determine, among other things, those managers, officers and senior management employees who participate in the LTIP.

For a period of five years following closing of the initial public offering, the target for distributions to Unitholders for the purposes of the LTIP will be Cdn$    •     per Unit per fiscal period (the “Target Distribution”). To the extent that the actual distribution per Unit in any of these five years exceeds the Target Distribution, the following amounts will used to fund the LTIP:

Amount of excess distributions per Unit over Cdn$ • per Unit per fiscal period	Proportion of distributions in excess of Cdn$ • per Unit available for incentive payments
Less than Cdn$0.05	10%
Cdn$0.05 or more, but less than Cdn$0.10	15%
Cdn$0.10 or more	25%

The terms of the LTIP provide that the highest threshold achieved in any fiscal year will be applied to the aggregate amount of distributions per Unit in excess of the Target Distribution.

The following table illustrates amounts that will be used to fund the LTIP under various scenarios, assuming 1,000 Units are outstanding and a Target Distribution of Cdn$1.00:

Gross Distributions per Unit	LTIP Amount per Unit	Net (Actual) Distributions per Unit after LTIP	Aggregate LTIP Amount	LTIP as a % of Gross Distributions
$0.90	—	—	—	—
$1.00	—	—	—	—
$1.01	$0.001	$1.009	$1	0.1%
$1.05	$0.008	$1.042	$8	0.8%
$1.10	$0.025	$1.075	$25	2.3%
$1.15	$0.038	$1.112	$38	3.3%
$1.20	$0.050	$1.150	$50	4.2%
$1.25	$0.063	$1.187	$63	5.0%

The LTIP may not be amended or terminated for a period of five years following closing of the initial public offering, except amendments made with the consent of the affected participants, technical or administrative amendments or in certain other circumstances.

Trustees of the Fund

The Fund will have a minimum of one and a maximum of five trustees, and on closing, will have three trustees, all of whom will be unrelated (as such term is ascribed to a director in the guidelines on effective corporate governance of the Toronto Stock Exchange) to the Fund and all of whom will be Canadian residents. The following table sets out, for the initial trustee of the Fund, the person’s name, municipality of residence, and principal occupation:

Name and Municipality of Residence	Position	Principal Occupation
Philip J. Brown Richmond Hill, Ontario	Trustee	Senior Partner, Torys LLP, Barristers & Solicitors Toronto, Ontario

Prior to filing the final prospectus of the Fund for this offering, Mr. Brown will resign as the initial trustee of the Fund and three unrelated (as such term is ascribed to a director in the guidelines on effective corporate governance of the Toronto Stock Exchange) trustees will be appointed as trustees of the Fund.

The term of office for each of the trustees will expire at the time of the next annual meeting of Unitholders.

Governance of the Fund

In lieu of a corporate governance committee, the trustees will be directly responsible for developing the Fund’s approach to governance issues, filling vacancies among the trustees and periodically reviewing the composition and effectiveness of the trustees and the contribution of individual trustees.

The trustees will also be responsible for adopting and periodically reviewing and updating the Fund’s written corporate disclosure policy. This policy will, among other things:

•	articulate the legal obligations of the Fund, its affiliates and their respective trustees, directors, managers, officers and employees with respect to confidential corporate information;

•	identify spokespersons of the Fund who are the only persons authorized to communicate with third parties such as analysts, media and investors;

•	provide guidelines on the disclosure of forward-looking information;

•
require advance review by senior representatives of any selective disclosure of financial information to ensure the information is not material, prevent the selective disclosure of material information and ensure that if selective disclosure does occur, a news release is issued immediately; and

•
establish “black-out” periods immediately prior to and following the disclosure of quarterly and annual financial results and immediately prior to the disclosure of certain material changes during which the Fund, its affiliates and their respective trustees, managers, officers, employees and consultants may not purchase or sell Units of the Fund.

Audit Review

In lieu of an audit committee, the trustees will directly fulfill their responsibilities of oversight and supervision of the accounting and financial reporting practices and procedures, the adequacy of internal accounting controls and procedures, and the quality and integrity of financial statements. In addition, the trustees will be responsible for directing the auditors’ examination of specific areas.

Remuneration of Trustees

Initial compensation for trustees of the Fund will be Cdn$    •     per trustee per year and Cdn$    •     per trustee (subject to a maximum of Cdn$    •     annually) for attending meetings of the trustees. The Fund will also reimburse trustees for out-of-pocket expenses for attending trustee meetings. See “Description of the Fund – Trustees”.

Directors of Alliance Canada

The directors of Alliance Canada will be the same persons who act as trustees of the Fund. Directors of Alliance Canada will not receive any remuneration for acting in that capacity, but will be reimbursed for out-of-pocket expenses for attending meetings and will participate in the insurance and indemnification arrangements described below under “Management – Insurance Coverage for the Fund and Related Entities and Indemnification”.

Insurance Coverage for the Fund and Related Entities and Indemnification

The Fund will obtain or cause to be obtained a policy of insurance for the trustees of the Fund. The aggregate limit of liability applicable to the insured directors and officers and the trustees under the policy will be US$25 million including defense costs. Under the policy, each entity will have reimbursement coverage to the extent that it has indemnified the directors and officers and trustees in excess of a deductible of US$250,000 for each loss. The policy will include securities claims coverage, insuring against any legal obligation to pay on account of any securities claims brought against the Company, the Fund, Alliance Canada or Alliance Holdings. The total limit of liability will be shared between the Company, the Fund, Alliance Canada, Alliance Holdings and their respective managers, directors, officers and trustees so that the limit of liability will not be exclusive to any one of the entities or their respective managers, directors, officers and trustees.

The by-laws of Alliance Canada and the limited liability company agreements for Alliance Holdings and the Company will also provide for the indemnification of their respective managers, directors and officers from and against liability and costs in respect of any action or suit brought against them in connection with the execution of their duties of office, subject to certain limitations. The Declaration of Trust of the Fund also provides for the indemnification of its trustees from and against liability and costs in respect of any action or suit against them in connection with the execution of their duties as trustees, subject to certain limitations.

USE OF PROCEEDS

The Fund will use the net proceeds of this offering to subscribe for common shares and notes of Alliance Canada, representing all of Alliance Canada’s outstanding shares and notes. Alliance Canada will, in turn, use these proceeds to subscribe for membership interests in Alliance Holdings. Following the closing of this offering, the Fund will indirectly own     •    % of the outstanding membership interests of Alliance Holdings. See “Investment Agreement”. The balance of the membership interests in Alliance Holdings will be held by the Existing Securityholders.

Alliance Holdings will use the subscription proceeds that it receives from Alliance Canada to repay outstanding indebtedness (including debt prepayment expenses and make-whole amounts) of the Company and of Alliance Holdings, to the extent remaining after the application thereto of the initial advance under the Proposed Credit Facility, including repaying all amounts outstanding under its Senior Credit Facility, redeeming the Senior Subordinated Notes, and paying other transaction fees and expenses. To the extent that any proceeds remain after these repayments, Alliance Holdings may repay the Junior Note and the preferred interest in Alliance Holdings held by Raytheon (each as described below).

Existing Indebtedness

Senior Credit Facility

The Senior Credit Facility with a syndicate of financial institutions is comprised of a term loan facility aggregating US$193.0 million and a five year US$45.0 million revolving credit facility. As of August 31, 2002, US$193.0 million was outstanding under the Senior Credit Facility. The Company will repay all amounts outstanding under the Senior Credit Facility with the proceeds of the offering received by the Company, to the extent any indebtedness remains after application of the initial advance under the Proposed Credit Facility.

Senior Subordinated Notes

The Company and its wholly-owned subsidiary, Alliance Laundry Corporation, issued US$110.0 million of 9 5/8% Senior Subordinated Notes due in 2008. The Company intends to commence a tender offer to repurchase any and all of the Senior Subordinated Notes of the Company. The closing of the tender offer will be conditional upon the receipt of sufficient funds and the closing of the public offering of Units by the Fund. The Company hopes to acquire and redeem a significant portion of the Senior Subordinated Notes through this tender offer.

Junior Note

On May 5, 1998, Alliance Holdings issued a junior subordinated promissory note (the “Junior Note”) in the principal amount of US$9.0 million, plus accrued interest, due August 21, 2009 to Raytheon. To the extent that any proceeds remain after repaying other existing indebtedness and paying other transaction fees and expenses, the Company may repay amounts outstanding under the Junior Note with the proceeds of the offering. As of August 31, 2002, US$19.2 million was outstanding under the Junior Note.

Preferred Interests

On May 5, 1998, Alliance Holdings issued mandatorily redeemable preferred membership interests to Raytheon. These preferred membership interests are redeemable at a redemption price of US$6.0 million upon a change of control or certain other liquidity events. To the extent that any proceeds remain after repaying other existing indebtedness and paying other transaction fees and expenses, Alliance Holdings may redeem these preferred membership interests with the proceeds of the offering.

Other Debt

The Company and Alliance Holdings will also repay certain other indebtedness with the proceeds of the offering.

Securitization Facilities

Alliance Laundry Receivables Warehouse.    In connection with the Recapitalization and related transactions, a special-purpose bankruptcy remote subsidiary of the Company entered into a five year US$250.0 million revolving loan agreement (the “Asset Backed Facility”) to finance trade receivables and notes receivable related to equipment loans with Lehman Commercial Paper Inc. Amounts owed under the Asset Backed Facility will be paid with the initial advance under the Proposed Asset Backed Facility. As of August 31, 2002, the total amount outstanding was US$147.8 million.

Alliance Laundry Equipment Receivables.    Pursuant to the terms of the Asset Backed Facility, a trust formed by a special-purpose bankruptcy remote subsidiary of the Company issued US$128.2 million of equipment loan-backed notes effective November 28, 2000. The principal source of payments on the notes is collections on the US$137.8 million pool of equipment loans transferred to the trust by the Company. As a result, the outstanding amount of these notes declines substantially in tandem with the amount of outstanding equipment loans in the pool. The timely payment of interest on and the ultimate payment of the principal amount of the senior class of notes is guaranteed by Ambac Assurance Corporation. All of the residual equity interests in the trust and cash flows remaining from the pool after required payments on the notes accrue to the benefit of the Company. The Company is also paid a servicing fee equal to 1.0% of the aggregate balance of loans held by the trust. As of August 31, 2002, the amount of notes outstanding was US$70.0 million. The final scheduled maturity date for the notes is May 2009.

Alliance Commercial Appliances Finance.    Prior to the Recapitalization, the Company, through a special-purpose bankruptcy remote subsidiary of the Company, entered into an agreement dated March 26, 1997, with Falcon Asset Securitization Corporation (“Falcon”) and Bank One, NA, as agent for Falcon. Pursuant to that agreement, the special-purpose subsidiary sold to Falcon defined pools of notes receivable purchased from the Company. Under the terms of the agreement, Falcon is paid interest based on the 30-day commercial paper rate plus 0.5% and has recourse against the special-purpose subsidiary ranging from 15% to 100% of the outstanding balances of the notes receivables. The special-purpose subsidiary stopped selling notes receivable to Falcon as of May 4, 1998 and, as a result, the amount outstanding continues to decline as collections on the notes receivables are used to pay down the amount outstanding owed to Falcon. The special-purpose subsidiary receives cash flows from the pool after required payments to Falcon, and the Company is paid a servicing fee equal to 1.0% of the aggregate balance of notes receivable owned by Falcon. As of August 31, 2002, the amount outstanding was US$14.3 million.

For additional detail regarding each of the existing securitization facilities, see Note 5 to the annual financial statements of Alliance Holdings for the years ended December 31, 2001, 2000 and 1999.

Proposed Financing

Proposed Credit Facility

Pursuant to the terms and conditions of a detailed term sheet, the Company has received proposals for a total of US$70 million in commitments from Bank of Montreal and from Canadian Imperial Bank of Commerce, each of which is affiliated with an underwriter of this initial public offering, for a portion of the Proposed Credit Facility. This facility will be used, in part, to replace the Company’s Senior Credit Facility and is currently in general syndication to the banking community. The following summary describes certain proposed provisions of the Proposed Credit Facility as set out in the proposals for this facility, although the following summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the proposals.

The Proposed Credit Facility will be a new senior secured credit facility in the aggregate amount of up to US$140 million, which is anticipated to provide the Company with (i) a US$50 million revolving credit facility for operating purposes; and (ii) a US$90 million term credit facility. The Proposed Credit Facility will be secured by security interests over all or substantially all of the assets of the Company. The Proposed Credit Facility will be subject to customary terms and conditions, including limits on incurring additional indebtedness and granting security without the consent of the lenders. The terms of the Proposed Credit Facility will be subject to change from time to time. The Proposed Credit Facility is expected to be in place on closing of this offering and the US$90 million term credit facility is expected to be fully drawn at closing. If for any reason the closing of the offering occurs without the Proposed Credit Facility in place, then the net proceeds of the offering are expected to be used in part to repay the Senior Credit Facility in full. The Company intends to implement hedging provisions to mitigate interest rate, foreign exchange rate and other similar exposures.

Proposed Asset Backed Facility

The Company has received a commitment from Bear Stearns & Co. Inc. and CIBC World Markets Corp. for a proposed new asset-backed facility, which the Company anticipates closing on or before closing the initial public offering. This facility would be a US$300.0 million funding facility to finance trade receivables and equipment loans originated by the Company. Under the terms of the Proposed Asset Backed Facility, the Company would be able to sell its trade receivables and equipment loans to a special purpose trust over a three-year term, after which the facility amortizes. The commitment is subject to customary terms and conditions, including the receipt of an insurer’s guarantee.

The special purpose trust would issue a note to the facility lenders backed by the trade receivables and equipment loans with a funding cost equivalent to or higher than, and advance rates equivalent to or better (in the aggregate) than, the existing Asset Backed Facility.

SUMMARY OF DISTRIBUTABLE CASH FLOWS
OF THE FUND

The following analysis has been prepared by management to assist the Fund and a reader of this prospectus. It has been prepared on the basis of the information contained in this prospectus, more recent financial results available to management and management’s estimate of the amount of expenses and expenditures to be incurred by the Fund. It is not a forecast or a projection of future results. The actual results of operations of the Fund for any period following the closing of the offering will vary from the amounts set forth in the following analysis, and such variation may be material.

Management believes that, upon completion of the transactions described under “Use of Proceeds”, the Fund will incur administrative costs and interest expenses and will require maintenance capital expenditures that will differ from those contained in the historical consolidated financial statements or in the unaudited pro forma consolidated statements of operations that are included elsewhere in this prospectus. Although management does not have firm commitments for all of those expenses and, accordingly, the complete financial effects of all of those expenses and expenditures are not objectively determinable, management believes that, based on past experience, information derived from the unaudited pro forma consolidated statements of operations that are included elsewhere in this prospectus and more recent financial results available to management, the following represents a reasonable estimate of what distributable cash could have been for the last twelve months ended July 31, 2002 had the Fund been in existence at such time:

	Last Twelve Months Ended July 31, 2002
	(in thousands of U.S. dollars)
		(unaudited)
Revenues		$254,609
Cost of sales		183,787
Gross margin		70,822
EBITDA(1)		56,133

Management estimates that the following amounts will be used to maintain the assets of the business:

• Maintenance capital expenditures		6,000

Management also believes the distributable amounts should be reduced by the following:

• Interest and taxes(2)		6,022

• Additional administrative expenses(3)		530

• Additional asset backed facility costs		670

The foregoing adjustments result in estimated distributable cash of		42,911

Reserve held back to stabilize distributions to Unitholders		1,073

Leading to a target for distributions of		41,838

And estimated distributable cash translated at Cdn$1.57(4) to US$1.00	Cdn$	65,397

And a target for distributions per Unit of	Cdn$	•

(1)
See definition of “EBITDA” in the Glossary. EBITDA is not a recognized measure under Canadian GAAP or U.S. GAAP and does not have a standardized meaning prescribed by Canadian GAAP or U.S. GAAP. Therefore, EBITDA may not be comparable to similar measures presented by other issuers.

(2)
Estimated interest expense on the Proposed Credit Facility described under “Use of Proceeds – Proposed Financing – Proposed Credit Facility”, assuming funds have been drawn down on •, 2002 and capital taxes, if any.

(3)	Includes estimated incremental administrative and management expenses, estimated incremental insurance cost and estimated other costs for the 12 months ended July 31, 2002.
(4)	The average of the noon exchange rate on the last day of each month during the 12 months ended July 31, 2002.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets out selected consolidated financial information for Alliance Holdings for the periods indicated:
	Twelve Months Ended June 30, 2002	Six Months Ended June 30,		Years Ended December 31,
		2002	2001	2001	2000	1999
	(US dollars in millions)
	(unaudited)	(unaudited)
Income Statement Data:
Commercial laundry revenue	$217.2	$110.1	$112.7	$219.8	$230.4	$227.0
Consumer laundry revenue	—	—	—	—	—	54.7
Service parts revenue	34.4	17.8	18.1	34.7	35.0	32.7
Cost of goods sold	182.5	90.8	97.8	189.5	197.5	239.5
Gross profit	69.1	37.1	33.0	65.0	67.9	74.9
Operating expenses(1)	27.8	14.7	14.6	27.7	35.9	35.6
EBITDA	55.2	28.9	26.7	53.0	52.5	56.8
Cash Flow Data:
Capital expenditures	3.3	1.2	3.1	5.2	7.4	10.9
Balance Sheet Data:
Total assets	$205.1	$205.1	$211.7	$203.8	$210.1	$219.9

(1)	Excluding BCP management fee.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The Company is a leading designer, manufacturer and marketer of stand alone commercial laundry equipment in North America and worldwide. Under the well-known brand names of Speed Queen, UniMac, Huebsch and Ajax, the Company produces a full line of commercial washing machines and dryers with load capacities from 16 to 250 pounds as well as presses and finishing equipment. The Company’s commercial products are sold to four distinct customer groups: (i) laundromats; (ii) multi-housing laundries, consisting primarily of common laundry facilities in apartment buildings, universities and military installations; (iii) on-premise laundries, consisting primarily of in-house laundry facilities of hotels, hospitals, nursing homes and prisons; and (iv) drycleaners. In addition, pursuant to a supply agreement with Amana, the Company supplied consumer washing machines to the consumer appliance business of Amana for sale at retail. This supply agreement was completed and concluded on September 17, 1999 and the Company no longer sells laundry equipment to retail customers in the United States.

The following discussion should be read in conjunction with the Financial Statements and Notes thereto included in this report. The following financial data has been prepared based on United States GAAP. For a reconciliation to Canadian GAAP, see Note 16 to the annual financial statements of Alliance Holdings for the years ended December 31, 2001, 2000 and 1999 at page F-26 and Note 7 to the financial statements of Alliance Holdings for the six months ended June 30, 2002 and 2001 at page F-33.

Results of Operations

The following table sets forth certain condensed historical financial data for Alliance Holdings expressed as a percentage of net revenues for each of the periods indicated:

	Six Months Ended June 30,		Years Ended December 31,
	2002	2001	2001	2000	1999
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Cost of sales	71.0%	74.8%	74.5%	74.4%	76.2%
Gross profit	29.0%	25.2%	25.5%	25.6%	23.8%
Selling, general and administrative expense	11.6%	11.5%	11.2%	13.7%	10.4%
Nonrecurring costs	0.3%	—	0.0%	0.2%	1.2%
Operating income	17.1%	13.7%	14.3%	11.7%	12.2%
Net income (loss) before cumulative effect of accounting change	7.0%	(0.2)%	1.1%	(1.7)%	1.6%

Six Months Ended June 30, 2002 Compared to Six Months Ended June 30, 2001

Results of Operations

Net Revenues.    Net revenues for the six months ended June 30, 2002 decreased US$2.9 million, or 2.2%, to US$127.9 million from US$130.8 million for the six months ended June 30, 2001. This decrease was primarily attributable to lower commercial laundry revenue of US$2.6 million and lower service parts revenue of US$0.3 million. The decrease in commercial laundry revenue was due primarily to lower North American equipment revenue of US$1.0 million, lower international revenue of US$1.4 million, and lower earnings from Alliance Holdings’ off-balance sheet equipment financing program of US$0.2 million. The decrease in North American equipment revenues was primarily due to lower revenues from on-premise laundries partially offset by higher revenues from multi-housing laundries. Revenue from international customers was lower largely due to the discontinuance of sales to a foreign customer under a private label contract.

Gross Profit.    Gross profit for the six months ended June 30, 2002 increased US$4.1 million, or 12.5%, to US$37.1 million from US$33.0 million for the six months ended June 30, 2001. This increase was primarily attributable to favourable manufacturing efficiencies and US$1.0 million of favourable impact in 2002 resulting from a change in accounting principle whereby goodwill is no longer amortized. (See Note 3 to the financial statements of Alliance Holdings for the six months ended June 30, 2002 and 2001.) Gross profit as a percentage of net revenues increased to 29.0% for the six months ended June 30, 2002 from 25.2% for the six months ended June 30, 2001.

Selling, General and Administrative Expense.    Selling, general and administrative expenses for the six months ended June 30, 2002 decreased US$0.4 million, or 2.3%, to US$14.7 million from US$15.1 million for the six months ended June 30, 2001. The decrease in selling, general and administrative expenses was primarily due to lower one-time expenses related primarily to the relocation of Cincinnati, Ohio production lines to Marianna, Florida of US$0.8 million, and a lower loss on sales of qualified accounts receivable of US$0.4 million, partially offset by higher pension expense of US$0.7 million and higher sales and marketing expenses of US$0.3 million. Selling, general and administrative expenses as a percentage of net revenues increased to 11.6% for the six months ended June 30, 2002 from 11.5% for the six months ended June 30, 2001.

Nonrecurring Costs.    Nonrecurring costs for the six months ended June 30, 2002 were US$0.4 million. The 2002 costs were due to the write-off of costs incurred while pursuing an initial public offering through a Canadian income trust in the second quarter. Due to market conditions, management determined that such a public offering would not be advantageous to Alliance Holdings at such time. Nonrecurring costs as a percentage of net revenues increased to 0.3% for the six months ended June 30, 2002.

Operating Income.    As a result of the foregoing, operating income for the six months ended June 30, 2002 increased US$4.0 million, or 22.5%, to US$21.9 million from US$17.9 million for the six months ended June 30, 2001. Operating income as a percentage of net revenues increased to 17.1% for the six months ended June 30, 2002 from 13.7% for the six months ended June 30, 2001.

Interest Expense.    Interest expense for the six months ended June 30, 2002 decreased US$5.3 million, or 29.0%, to US$12.9 million from US$18.2 million for the six months ended June 30, 2001. Interest expense in 2002 includes a favorable non-cash adjustment of US$0.9 million to reflect changes in the fair values of interest rate swap agreements which expired during the first quarter of 2002. Interest expense in 2001 included an unfavourable non-cash adjustment of US$1.5 million related to these agreements. Interest expense was also lower in 2002 as a result of a reduction in total debt outstanding of US$18.6 million, or 5.5% since December of 2000, and also as a result of lower interest rates.

Net Income (Loss) Before Cumulative Effect of Accounting Change.    As a result of the foregoing, net income before cumulative effect of accounting change for the six months ended June 30, 2002 increased US$9.3 million to net income before cumulative effect of accounting change of US$9.0 million as compared to a net loss before cumulative effect of accounting change of US$0.3 million for the six months ended June 30, 2001. Net income before cumulative effect of accounting change as a percentage of net revenues increased to 7.0% for the six months ended June 30, 2002 from (0.2%) for the six months ended June 30, 2001.

Cumulative Effect of Accounting Change.    Effective April 1, 2002, Alliance Holdings adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 99-20 “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” In accordance with the impairment provisions of

EITF No. 99-20, upon adoption in 2001 Alliance Holdings recognized a US$2.0 million non-cash write-down of Alliance Holdings’ retained interests in its securitization transactions. The impairment was primarily driven by faster prepayment trends than had been anticipated at the time of sale.

Net Income (Loss).    As a result of the foregoing, net income for the six months ended June 30, 2002 increased US$11.3 million to net income of US$9.0 million as compared to a net loss of US$2.3 million for the six months ended June 30, 2001. Net income (loss) as a percentage of net revenues increased to 7.0% for the six months ended June 30, 2002 from (1.8%) for the six months ended June 30, 2001.

Cash Flows.    Cash generated from operations for the six months ended June 30, 2002 of US$10.2 million was principally derived from operations (net income adjusted for depreciation, amortization, non-cash interest and gains on sale of property, plant and equipment) which was partially offset by lower sales of accounts receivable under the Asset Backed Facility, and an increase in ineligible loans under the Asset Backed Facility. The working capital investment in accounts receivable at June 30, 2002 of US$15.9 million increased US$5.5 million as compared to the balance of US$10.4 million at December 31, 2001, which was primarily attributable to selling less accounts receivable through Alliance Laundry Receivable Warehouse (“ALRW”), a special-purpose single member limited liability company. The investment in notes receivable at June 30, 2002 of US$10.1 million increased US$1.6 million as compared to the balance of US$8.5 million at December 31, 2001, which was primarily attributable to the increase in ineligible loans under the Asset Backed Facility. The investment in inventory at June 30, 2002 of US$26.3 million decreased US$3.6 million as compared to the balance of US$29.9 million at December 31, 2001. Accounts payable at June 30, 2002 of US$11.1 million decreased US$1.1 million as compared to the balance of US$12.2 million at December 31, 2001.

Net cash provided by operating activities for the six months ended June 30, 2002 of US$10.2 million increased by US$9.5 million as compared to the six months ended June 30, 2001. This increase was primarily due to lower net cash used in changes in assets and liabilities of US$3.6 million, and an increase in net cash provided by operations of US$5.9 million for the six months ended June 30, 2002 as compared to the six months ended June 30, 2001. The lower net cash impact from changes in assets and liabilities for the six months ended June 30, 2002 of US$3.6 million was largely due to decreased working capital changes in notes receivable and beneficial interests in securitized financial assets, which were partially offset by lower accounts payable.

Capital Expenditures.    Alliance Holdings’ capital expenditures for the six months ended June 30, 2002 and June 30, 2001 were US$1.2 million and US$3.1 million, respectively. Capital spending in 2002 was principally oriented toward product enhancements and manufacturing process improvements, while spending in 2001 was principally oriented toward reducing manufacturing costs and transitioning press and finishing equipment production from a prior facility to Alliance Holdings’ Marianna, Florida manufacturing facility.

Loss on Early Extinguishment of Debt.    Alliance Holdings entered into an amended and restated credit agreement dated as of August 2, 2002. As a result, Alliance Holdings will be recording a loss on early extinguishment of debt of approximately US$2.0 million in its third quarter, to write-off unamortized debt issuance costs related to its prior term loan and revolving credit facilities.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Net Revenues.    Net revenues for the year ended December 31, 2001 decreased US$10.9 million, or 4.1%, to US$254.5 million from US$265.4 million for the year ended December 31, 2000. This decrease was primarily attributable to a decrease in commercial laundry revenue of US$10.6 million. The decrease in commercial laundry revenue was due primarily to lower North American equipment revenue of US$10.0 million and decreased international revenue of US$3.0 million, which was partly offset by an increase in earnings from the Company’s off-balance sheet equipment financing program of US$2.3 million. The decrease in North American equipment revenue was primarily due to lower revenue from laundromats, on-premise laundries and drycleaners resulting from a general economic slowdown. Finance program revenue was higher primarily as a result of a US$3.1 million loss recognized in connection with a securitization transaction completed during the fourth quarter of 2000 (see Note 5 to the annual financial statements of Alliance Holdings for the years ended December 31, 2001, 2000 and 1999). Revenue from international customers was lower as the Company’s products (which are priced in U.S. dollars) have become more expensive to international customers due to unfavourable exchange rate movements.

Gross Profit.    Gross profit for the year ended December 31, 2001 decreased US$2.9 million, or 4.2%, to US$65.0 million from US$67.9 million for the year ended December 31, 2000. This decrease was primarily attributable to the lower sales volume as discussed above and manufacturing variances from optimum production levels which occurred as a result of efforts to reduce finished goods inventories. Gross profit as a percentage of net revenues decreased to 25.5% for the year ended December 31, 2001 from 25.6% for the year ended December 31, 2000. This decrease was primarily attributable to manufacturing volume inefficiencies related to the lower sales volume and manufacturing inefficiencies related to lower manufacturing volumes required to reduce finished goods stocking levels. These inefficiencies were partially offset by other manufacturing cost improvements implemented during 2000 and 2001.

Selling, General and Administrative Expense.    Selling, general and administrative expenses for the year ended December 31, 2001 decreased US$7.8 million, or 21.4%, to US$28.7 million from US$36.5 million for the year ended December 31, 2000. The decrease in selling, general and administrative expenses was primarily due to lower sales and marketing expenses of US$0.8 million, lower independent development expenses of US$1.9 million, a lower loss on sales of qualified accounts receivable of US$2.0 million, and lower one-time expenses of US$3.4 million related to the prior year relocation of the Madisonville, Kentucky and Cincinnati, Ohio production lines to Ripon, Wisconsin and Marianna, Florida, respectively. Selling, general and administrative expenses as a percentage of net revenues decreased to 11.2% for the year ended December 31, 2001 from 13.7% for the year ended December 31, 2000.

Nonrecurring Costs.    There were no nonrecurring costs for the year ended December 31, 2001 as compared to US$0.4 million of nonrecurring costs for the year ended December 31, 2000. Nonrecurring costs in 2000 were comprised entirely of closure costs related to the Company’s Madisonville, Kentucky facility.

Operating Income.    As a result of the foregoing, operating income for the year ended December 31, 2001 increased US$5.4 million, or 17.3%, to US$36.4 million from US$31.0 million for the year ended December 31, 2000. Operating income as a percentage of net revenues increased to 14.3% for the year ended December 31, 2001 from 11.7% for the year ended December 31, 2000.

Interest Expense.    Interest expense for the year ended December 31, 2001 decreased US$2.4 million, or 6.7%, to US$33.5 million from US$35.9 million for the year ended December 31, 2000. Reductions resulting from lower interest rates throughout 2001 and a one-time net interest expense in 2000 of US$1.5 million associated with the Raytheon arbitration award were offset by US$0.9 million of non-cash adjustments to reflect changes in the fair values of the Company’s interest rate swap agreements for the year ended December 31, 2001.

Other Income (Expense), Net.    Other expense for the year ended December 31, 2001 was US$0.1 million as compared to other income of US$0.4 million for the year ended December 31, 2000. The 2001 other expense is comprised entirely of losses on the sale of fixed assets. The 2000 other income is comprised entirely of gains on the sale of fixed assets.

Net Income (Loss) Before Cumulative Effect of Accounting Change.    As a result of the foregoing, net income (loss) before the cumulative effect of accounting changes for the year ended December 31, 2001 increased US$7.3 million to a net income before the cumulative effect of accounting changes of US$2.7 million, as compared to net loss before the cumulative effect of accounting changes of US$4.6 million for the year ended December 31, 2000. Net income (loss) before the cumulative effect of accounting changes as a percentage of net revenues increased to 1.1% for the year ended December 31, 2001 from (1.7%) for the year ended December 31, 2000.

Cumulative Effect of Accounting Change.    Effective April 1, 2001, the Company adopted the provisions of Emerging Issues Task Force (EITF) Issue No. 99-20 “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” In accordance with the impairment provisions of EITF 99-20, upon adoption the Company recognized a US$2.0 million non-cash write-down of the Company’s retained interests in its securitization transactions. The impairment was primarily driven by faster prepayment trends than had been anticipated at the time of sale.

Net Income (Loss).    As a result of the foregoing, net income for the year ended December 31, 2001 increased US$5.3 million to US$0.7 million, as compared to a net loss of US$4.6 million for the year ended December 31, 2000. Net income as a percentage of net revenues increased to 0.3% for the year ended December 31, 2001 from (1.7%) for the year ended December 31, 2000.

Cash Flows.    Cash generated from operations for the twelve months ended December 31, 2001 of US$21.3 million was principally derived from the Company’s earnings before depreciation and amortization partially offset by changes in working capital. The working capital investment in accounts receivable at December 31, 2001 of US$10.4 million decreased US$0.2 million as compared to the balance of US$10.6 million at December 31, 2000. The investment in notes receivable at December 31, 2001 of US$8.5 million increased US$4.9 million as compared to the balance of US$3.6 million at December 31, 2000, which was primarily attributable to an increase in ineligible loans under the Asset Backed Facility. The investment in beneficial interests in securitized financial assets at December 31, 2001 of US$28.2 million increased US$6.8 million as compared to the balance of US$21.4 million at December 31, 2000, which was primarily attributable to retained interests on new loans sold under the Asset Backed Facility to Alliance Laundry Receivable Warehouse LLC (“ALRW”). The investment in inventory at December 31, 2001 of US$29.9 million decreased US$7.6 million as compared to the balance of US$37.5 million at December 31, 2000. The working capital investment in accounts payable at December 31, 2001 of US$12.2 million increased US$3.4 million as compared to the balance of US$8.8 million at December 31, 2000, which resulted in part from higher purchases and production levels in December 2001 as compared to December 2000.

Capital Expenditures.    The Company’s capital expenditures for the twelve months ended December 31, 2001 and December 31, 2000 were US$5.2 million and US$7.4 million, respectively. Capital spending in 2001 was principally oriented toward reducing manufacturing costs and transitioning press and finishing equipment production to the Company’s Marianna, Florida manufacturing facility, while spending in 2000 was principally related to transitioning tumbler production from the Madisonville, Kentucky manufacturing facility to the Ripon, Wisconsin manufacturing facility and construction of the Ripon, Wisconsin distribution centre.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Net Revenues.    Net revenues for the year ended December 31, 2000 decreased US$49.0 million, or 15.6%, to US$265.4 million from US$314.4 million for the year ended December 31, 1999. This decrease, attributable to a decrease in consumer laundry equipment sales of US$54.7 million, was partly offset by increases in commercial laundry revenue of US$3.4 million and service part revenue of US$2.3 million. The decrease in consumer laundry revenue was due to the completion and conclusion of the Amana supply agreement as of September 17, 1999. The Company is no longer involved in this business. The increase in commercial laundry revenue was due primarily to higher North American equipment revenue of US$8.1 million, which was partly offset by lower international revenue of US$1.4 million and lower earnings from the Company’s off-balance sheet equipment financing program of US$3.2 million. The increase in North American equipment revenue was primarily due to higher revenue for regional laundromats and multi-housing laundries in the first half of 2000 and due to the additional revenue resulting from the March 6, 2000 acquisition of the Ajax press and finishing equipment division. Finance program revenue was lower as a result of a US$3.1 million loss recognized in connection with a securitization transaction completed during the fourth quarter of 2000 (see Note 5 to the annual financial statements of Alliance Holdings for the years ended December 31, 2001, 2000 and 1999). Revenue from international customers was lower as the Company’s products (priced in U.S. dollars) have become more expensive to foreign customers due to unfavourable exchange rate movements.

Gross Profit.    Gross profit for the year ended December 31, 2000 decreased US$7.0 million, or 9.4%, to US$67.9 million from US$74.9 million for the year ended December 31, 1999. This decrease was due to the completion and conclusion of the Amana supply agreement as of September 17, 1999 and lower earnings from the Company’s off-balance sheet equipment financing program. Gross profit as a percentage of net revenues increased to 25.6% for the year ended December 31, 2000 from 23.8% for the year ended December 31, 1999. The increase in gross profit as a percentage of net revenues is primarily attributable to the decrease in revenue from consumer laundry equipment, which was at margins substantially below that of the Company’s remaining business, offset in part by higher unabsorbed overhead costs caused by lower production volumes and transfers of production between facilities.

Selling, General and Administrative Expense.    Selling, general and administrative expenses for the year ended December 31, 2000 increased US$3.6 million, or 10.9%, to US$36.5 million from US$32.9 million for the year ended December 31, 1999. The increase in selling, general and administrative expenses was primarily due to an increase of US$4.0 million in one-time expenses related to the relocation of Madisonville, Kentucky and Cincinnati, Ohio production lines to Ripon, Wisconsin and Marianna, Florida, respectively, as well as incremental selling, general and administrative expenses associated with acquiring the Ajax product line, and was partly offset by lower sales promotion, legal and pension expenses in 2000. Selling, general and administrative expenses as a percentage of net revenues increased to 13.7% for the year ended December 31, 2000 from 10.5% for the year ended December 31, 1999, with the increase driven primarily by the lower revenue from Amana, which incurred very little in selling, general and administrative expenses and also driven by the higher one-time expenses related to the product line relocations.

Nonrecurring Costs.    Nonrecurring costs for the year ended December 31, 2000 decreased US$3.3 million, or 89.2%, to US$0.4 million from US$3.7 million for the year ended December 31, 1999. The 2000 costs are all related to the closure of the Company’s Madisonville, Kentucky manufacturing facility. The 1999 other nonrecurring costs were comprised entirely of employee retention costs. (See Note 4 to the annual financial statements of Alliance Holdings for the years ended December 31, 2001, 2000 and 1999 – Nonrecurring Items in the Notes to Financial Statements.)

Operating Income.    As a result of the foregoing, operating income for the year ended December 31, 2000 decreased US$7.3 million, or 19.0%, to US$31.0 million from US$38.3 million for the year ended December 31, 1999. Operating income as a percentage of net revenues decreased to 11.7% for the year ended December 31, 2000 from 12.2% for the year ended December 31, 1999.

Interest Expense.    Interest expense for the year ended December 31, 2000 increased US$4.4 million, or 14.1%, to US$35.9 million from US$31.5 million for the year ended December 31, 1999. The increase is primarily attributable to higher interest rates, the US$1.5 million of net interest expense associated with the Raytheon arbitration award and borrowings from the revolving line of credit used in connection with the Raytheon arbitration award (see Note 12 to the annual financial statements of Alliance Holdings for the years ended December 31, 2001, 2000 and 1999 – Commitments and Contingencies in the Financial Statements) and the acquisition of the Ajax product line (see Note 3 to the annual financial statements of Alliance Holdings for the years ended December 31, 2001, 2000 and 1999 – Acquisition of Ajax Product Line in the Financial Statements).

Other Income (Expense), Net.    Other income for the year ended December 31, 2000 was US$0.4 million as compared to other expense of US$1.7 million for the year ended December 31, 1999. The 2000 other income is comprised entirely of gains on the sale of fixed assets. The 1999 other expense is comprised of a US$1.5 million legal settlement resulting from the Amana settlement agreement (see Note 12 to the annual financial statements of Alliance Holdings for the years ended December 31, 2001, 2000 and 1999 – Commitments and Contingencies in the Financial Statements) and US$0.2 million related to losses on the sale of fixed assets.

Net Income (Loss).    As a result of the foregoing, net income for the year ended December 31, 2000 decreased US$9.7 million to a net loss of US$4.6 million as compared to net income of US$5.1 million for the year ended December 31, 1999. Net income as a percentage of net revenues decreased to (1.7%) for the year ended December 31, 2000 from 1.6% for the year ended December 31, 1999.

Cash Flows.    Cash generated from operations for the twelve months ended December 31, 2000 of US$15.3 million was principally derived from the Company’s earnings before depreciation and amortization. The working capital investment in accounts receivable at December 31, 2000 of US$10.6 million decreased US$23.0 million as compared to the balance of US$33.6 million at December 31, 1999, which was primarily attributable to selling a higher percentage of accounts receivable through ALRW. The working capital investment in accounts payable at December 31, 2000 of US$8.8 million decreased US$3.6 million as compared to the balance of US$12.4 million at December 31, 1999. The accounts payable balance at December 31, 1999 resulted from lower purchases and production in December 2000 as compared to December 1999.

Disclosure About Critical Accounting Policies

On December 12, 2001, the United States Securities and Exchange Commission (the “SEC”) issued FR-60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies.” FR-60 is an intermediate step to alert companies to the need for greater investor awareness of the sensitivity of financial statements to the methods, assumptions and estimates underlying their preparation including the judgments and uncertainties affecting the application of those policies and the likelihood that materially different amounts would be reported under different conditions or using different assumptions. Alliance Holdings’ accounting policies are disclosed in the Notes to the annual financial statements of Alliance Holdings in this prospectus. The more critical of these policies include revenue recognition and the use of estimates in valuing inventories, notes and accounts receivable and retained interests in securitized notes receivable.

Revenue Recognition.    Alliance Holdings continues to recognize revenues primarily when products are shipped. The Company’s revenue recognition policies are in accordance with Staff Accounting Bulletin (“SAB”) No. 101, “Revenue Recognition in Financial Statements.” In addition, warranty and sales incentive costs are estimated and accrued at the time of sale, as appropriate.

The Company sells notes receivable and accounts receivable through its special-purpose bankruptcy remote entities. Servicing revenue, interest income on beneficial interests retained and gains on the sale of notes receivable are included in commercial laundry revenue. In determining the gain on sales of notes receivable, the investment in the sold receivable pool is allocated between the portion sold and the portion retained, based on their relative fair values. The Company generally estimates the fair values of its retained interests based on the present value of expected future cash flows to be received, using management’s best estimate of key assumptions, including credit losses, prepayment rates, interest rates and discount rates commensurate with the risks involved. Losses on the sale of accounts receivable are recognized in the period in which such sales occur and are included in selling, general and administrative expense.

Inventories.    Alliance Holdings values inventories primarily at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method. Valuing inventories at the lower of cost or market requires the use of estimates and judgment. The Company’s policy is to evaluate all inventory quantities for amounts on-hand that are potentially in excess of estimated usage requirements and to write-down any excess quantities to estimated net realizable value. Inherent in the estimates of net realizable value are management estimates related to the Company’s future manufacturing schedules, customer demand, possible alternative uses and ultimate realization of potentially excess inventory.

Notes and Accounts Receivable.    Alliance Holdings values notes receivable not sold and accounts receivable net of allowances for uncollectible accounts. These allowances are based on estimates of the portion of the receivables that will not be collected in the future and in the case of notes receivable, also considers estimated collateral liquidation proceeds. However, the ultimate collectibility of a receivable is significantly dependent upon the financial condition of the individual customer, which can change rapidly and without advance warning.

Retained Interests in Securitized Notes Receivable.    Alliance Holdings values retained beneficial interests in notes receivable sold to the Company’s off-balance sheet special-purpose entities based upon the present value of expected future cash flows to be received on the residual portion of interest earned on the notes, using management’s best estimate of key assumptions, including credit losses, prepayment rates, interest rates and discount rates commensurate with the risks inherent in such estimates. Unrealized gains and losses resulting from changes in the estimated fair value of retained interests are recorded as other comprehensive income (loss). Impairment losses are recognized when the estimated fair value is less than the carrying amount of the retained interest and management’s most recent evaluation indicates that there has been an adverse change in the estimated cash flows to be received by Alliance Holdings. Note 5 to the annual financial statements of Alliance Holdings for the years ended December 31, 2001, 2000 and 1999 discloses the sensitivity of current fair value estimates to immediate adverse changes in certain key valuation assumptions.

Recently Issued Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. Alliance Holdings is currently reviewing this statement to determine its effect on Alliance Holdings’ financial statements.

In May 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002.” This statement, among other things, rescinds SFAS No. 4, “Reporting Gains and Losses from Extinguishment of Debt” and provides that debt extinguishments that do not meet the criteria for classification as extraordinary items should not be classified as extraordinary. SFAS No. 145 is effective for fiscal years beginning after May 15, 2002.

In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, “Accounting for Exit or Disposal Activities.” This statement addresses the recognition, measurement, and reporting of costs associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force (EITF) has set forth in EITF Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” The scope of the current statement also includes (1) costs related to terminating a contract that is not a capital lease and (2) termination benefits that employees who are involuntarily terminated receive under the terms of a one-time benefit arrangement that is not an ongoing benefit arrangement or an individual deferred-compensation contract. SFAS No. 146 will be effective for exit or disposal activities that are initiated after December 31, 2002.

Liquidity and Capital Resources

Alliance Holdings’ principal sources of liquidity are cash flows generated from operations and borrowings under its US$75.0 million revolving credit facility, (the “Revolving Credit Facility”). Alliance Holdings’ principal uses of liquidity are to meet debt service requirements, finance Alliance Holdings’ capital expenditures and provide working capital. Alliance Holdings expects that capital expenditures in 2002 will not exceed US$6.0 million. Alliance Holdings expects the ongoing requirements for debt service, capital expenditures and working capital will be funded by internally generated cash flow and borrowings under the Revolving Credit Facility.

As of June 30, 2002, Alliance Holdings has US$318.0 million of combined indebtedness outstanding, consisting of outstanding debt of US$188.0 million under the term loan facility which preceded the Senior Credit Facility, US$110.0 million of senior subordinated notes and US$18.6 million of junior subordinated notes, US$0.7 million of borrowings pursuant to a Wisconsin Community Development Block Grant Agreement and US$0.7 million of borrowings pursuant to an equipment financing transaction with Alliant Energy – Wisconsin Power & Light Company. At June 30, 2002 there were no borrowings under Alliance Holdings’ revolving credit facility which preceded the Senior Credit Facility. Letters of credit issued on Alliance Holdings’ behalf under the Revolving Credit Facility totaled US$15.0 million at June 30, 2002. As a result, at June 30, 2002 Alliance Holdings had US$60.0 million of the US$75.0 million revolving credit facility which preceded the Senior Credit Facility, available subject to certain limitations under Alliance Holdings’ US$275 million credit agreement dated May 5, 1998 (the “1998 Credit Facility”). After considering such limitations, which relate primarily to the maximum ratio of consolidated debt to EBITDA (as defined by the 1998 Credit Facility), Alliance Holdings could have borrowed US$37.6 million at June 30, 2002 in additional indebtedness under the Revolving Credit Facility. Additionally, at June 30, 2002 Alliance Holdings could have sold additional trade receivables of approximately US$6.7 million to finance its operations.

On August 2, 2002, Alliance Holdings amended and restated its term loan and revolving credit facilities and put in place the Senior Credit Facility. The new term loan facility, in the amount of US$193.0 million, extends the facility expiration date from May 5, 2005 to August 6, 2007. The new term loan facility amortizes quarterly and is repayable in the following aggregate amounts:

Year	Amount Due
	(in millions of dollars)
2002	US$	5.0
2003	US$	10.0
2004	US$	12.5
2005	US$	15.0
2006	US$	20.0
2007	US$	130.5

The new revolving credit facility component of the Senior Credit Facility, in the amount of US$45.0 million, extends the facility termination date from May 5, 2003 to August 6, 2007.

The new credit facilities continue to be subject to certain financial ratios and tests, similar to those included in the prior facilities. The new credit facilities allow a maximum ratio of consolidated debt to EBITDA at December 31, 2002 of 6.0 whereas under the prior credit facilities the maximum allowed under this ratio was 5.25 at December 31, 2002. Management believes that future cash flows from operations, together with available borrowings under the revolving credit facility component of the Senior Credit Facility, will be adequate to meet Alliance Holdings’ anticipated requirements for capital expenditures, working capital, interest payments, scheduled principal payments and other debt repayments while achieving all required covenant requirements under the new credit facilities.

The term loan facility component of the Senior Credit Facility is also subject to mandatory prepayment with the proceeds of certain debt incurrences, asset sales and a portion of Excess Cash Flow (as defined in its amended and restated credit agreement dated as of August 2, 2002).

Alliance Holdings’ Asset Backed Facility provides US$250.0 million of off-balance sheet financing for trade receivables and equipment loans. The finance programs have been and will continue to be structured in a manner that qualifies for off-balance sheet treatment in accordance with generally accepted accounting principles. It is expected that under the Asset Backed Facility, Alliance Holdings will continue to act as originator and servicer of the equipment financing promissory notes and the trade receivables. Alliance Holdings’ Asset Backed Facility is scheduled to expire on May 5, 2003. Alliance Holdings currently expects to replace this facility within the fourth quarter of 2002.

Alliance Holdings’ ability to make scheduled payments of principal of, or to pay the interest or liquidated damages, if any, on, or to refinance, its indebtedness, or to fund planned capital expenditures, will depend upon its future performance, which, in turn, is subject to general economic, financial, competitive and other factors that are beyond its control. Based upon the current level of operations and anticipated growth, management believes that future cash flow from operations, together with available borrowings under the new revolving credit facility component of the Senior Credit Facility, will be adequate to meet Alliance Holdings’ anticipated requirements for capital expenditures, working capital, interest payments and scheduled principal payments. There can be no assurance, however, that Alliance Holdings’ business will continue to generate sufficient cash flow from operations in the future to service its debt and make necessary capital expenditures after satisfying certain liabilities arising in the ordinary course of business. If unable to do so, Alliance Holdings may be required to refinance all or a portion of its existing debt, to sell assets or to obtain additional financing. There can be no assurance that any such refinancing would be available or that any such sales of assets or additional financing could be obtained.

Quantitative and Qualitative Disclosures About Market Risk

The Company is potentially exposed to market risk associated with changes in interest and foreign exchange rates. The Company does not and currently does not intend to hedge exchange rate fluctuations between United States dollars and foreign currencies. However, from time to time, the Company may enter into derivative financial instruments to hedge its interest rate exposures. The Company does not enter into derivatives for speculative purposes.

Revenue from international customers represented approximately 13% of 2001 net revenues. At December 31, 2001, there were no material non-United States dollar denominated financial instruments outstanding which exposed the Company to foreign exchange risk.

As noted above, the Company is exposed to market risk associated with adverse movements in interest rates. Specifically, the Company is primarily exposed to changes in the fair value of its US$110 million Senior Subordinated Notes, and to changes in earnings and related cash flows on its variable interest rate debt obligations outstanding under the Senior Credit Facility and its retained interests related to trade accounts receivable and equipment loans sold to the Company’s special-purpose finance subsidiaries. Borrowings outstanding under the Senior Credit Facility totaled US$195.0 million at December 31, 2001.

The fair value of the Company’s Senior Subordinated Notes was approximately US$60.5 million based upon prevailing prices in recent market transactions as of December 31, 2001. The Company estimates that this fair value would increase/decrease by approximately US$5.2 million based upon an assumed 10% decrease/increase in interest rates compared with the effective yield on the Senior Subordinated Notes as of December 31, 2001.

An assumed 10% increase/decrease in the variable interest rate of 5.0% in effect at December 31, 2001 related to the term loan borrowings outstanding under the Senior Credit Facility would decrease/increase annualized earnings and cash flows by approximately US$1.0 million.

Effective March 10, 1999 and March 14, 2001, the Company entered into separate US$67 million interest rate swap agreements with a financial institution to hedge a portion of its interest rate risk related to its term loan borrowings under the Senior Credit Facility. Under the swaps, both of which matured in March 2002, the Company paid a fixed rate of 4.962% and 5.05% respectively, and received or paid quarterly interest payments based upon LIBOR. The effect of these agreements on the Company’s cash interest paid during 2001 was an increase of

US$0.6 million. The fair value of these interest rate swap agreements, which represents the amount that the Company would pay to settle the instrument, was US$0.8 million at December 31, 2001.

An assumed 10% increase/decrease in interest rates under the Company’s special-purpose entities at December 31, 2001 would not have a material effect on the fair value of the retained interest in sold trade accounts receivable due to the short-term nature of the underlying receivables. Finally, based upon the mix of variable and fixed rate equipment loans sold by the Company, a 10% increase/decrease in interest rates would decrease/increase the fair value of the Company’s retained interests at December 31, 2001 of US$28.2 million by less than US$1.0 million.

There have been no material changes in Alliance Holdings’ market risk exposures as compared to those described above, except as previously discussed. Alliance Holdings’ interest rate swaps matured during the first quarter of 2002.

Forward-Looking Statements

With the exception of the reported actual results, the information presented herein contains predictions, estimates or other forward-looking statements within the meaning of Section 27A of the U.S. Securities Act and Section 21E of the Securities Act of 1934, as amended, including items specifically discussed in the “Note 4 – Commitments and Contingencies” section of the unaudited financial statements of Alliance Holdings for the six months ended June 30, 2002 and 2001. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Alliance Holdings to differ materially from those expressed or implied by such forward-looking statements. Although Alliance Holdings believes that its plans, intentions and expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that such plans, intentions, expectations, objectives or goals will be achieved. Important factors that could cause actual results to differ materially from those included in forward-looking statements include: impact of competition; continued sales to key customers; possible fluctuations in the cost of raw materials and components; possible fluctuations in currency exchange rates, which affect the competitiveness of Alliance Holdings’ products abroad; market acceptance of new and enhanced versions of Alliance Holdings’ products; the impact of substantial leverage and debt service on Alliance Holdings and other risks listed from time to time in Alliance Holdings’ financial statements, including but not limited to the annual financial statements of Alliance Holdings for the years ended December 31, 2001, 2000 and 1999.

Risk and Uncertainties

See “Risk Factors” for a discussion of the risks affecting Alliance Holdings’ business.

INVESTMENT AGREEMENT

The Fund, Alliance Canada, Alliance Holdings and the Company will enter into the Investment Agreement, to be dated the date of the final prospectus. The Investment Agreement will provide for the following terms governing the investment by the Fund of the net proceeds of the offering under this prospectus in Alliance Canada and the investment by Alliance Canada of those proceeds in Alliance Holdings, to be effected in conjunction with the closing of this offering:

•	The Fund will subscribe for common shares and notes of Alliance Canada.

•
Alliance Canada will subscribe for membership interests in Alliance Holdings for US$    •    . After this subscription, Alliance Canada will own     •    % of the then outstanding membership interests of Alliance Holdings.

•
The Investment Agreement and the underwriting agreement will contain customary representations and warranties and related indemnities from Alliance Holdings and the Company in favour of the Fund and Alliance Canada as to various matters, including that this prospectus does not contain any material misrepresentations. The representations and warranties will survive the closing for a period of two years, except for certain limited representations which will survive without the limitation of time and the “no material misrepresentation” representation which will survive for a period of three years.

•
The completion of the investment will be conditional upon the completion of this offering, the receipt of certain consents, the closing of the Proposed Credit Facility and funds being available for drawdown.

If the investment does not close as provided by the Investment Agreement, the Fund will refund to purchasers the consideration paid in respect of the Units offered under this prospectus.

Immediately following the closing of the offering, the Fund will hold all of the common shares of Alliance Canada and Cdn$    •     million principal amount of notes issued by Alliance Canada. Alliance Canada will hold     •    % of the outstanding membership interests in Alliance Holdings. See “Description of the Fund”, “Alliance Laundry Canada Inc.” and “Use of Proceeds”.

Pursuant to the terms of the Exchange Agreement to be entered into on closing of this offering, each Existing Securityholder will be entitled to require Alliance Canada to exchange that holder’s membership interests in Alliance Holdings for Units. See “Principal Unitholders and Existing Securityholders” and “Alliance Laundry Holdings LLC –Retained Interest – Exchange Agreement”. Each of the Existing Securityholders will enter into a 180-day lock-up agreement with BMO Nesbitt Burns Inc. and the Existing Securityholders will be granted registration rights.

DESCRIPTION OF THE FUND

Declaration of Trust

The Fund is a limited purpose trust established under the laws of the Province of Ontario pursuant to a declaration of trust dated September 26, 2002 (the “Declaration of Trust”). It is intended that the Fund will qualify as a mutual fund trust for the purposes of the Income Tax Act (Canada) (the “Tax Act”) and a fixed investment trust under the Code and applicable United States Treasury Regulations. The following is a summary of the material attributes and characteristics of the Units and certain provisions of the Declaration of Trust and is not intended to be complete. Reference is made to the Declaration of Trust for a complete description of the Units and the full text of its provisions.

Activities of the Fund

The Declaration of Trust provides that the Fund is restricted to:

•	investing in securities of Alliance Canada;

•
temporarily holding cash in interest bearing accounts, short-term government debt or short-term investment grade corporate debt for the purposes of paying the expenses of the Fund, paying amounts payable by the Fund in connection with the redemption of any Units and making distributions to Unitholders;

•
issuing Units (i) for cash, (ii) in satisfaction of any non-cash distribution, (iii) under the Exchange Agreement, or (iv) in exchange for common shares and notes of Alliance Canada provided that the ratio of the number of common shares to the aggregate face value amount of notes per Unit after such issuance is the same as before such issuance;

•	purchasing Units under any issuer bid made by the Fund; and

•
undertaking all other usual and customary activities necessary for the conduct of the business of the Fund in the ordinary course as are approved by the trustees from time to time, provided that the Fund will not undertake any activity, take any action, or make any investment which would result in the Fund not being considered a “mutual fund trust” for purposes of the Tax Act or a “fixed investment trust” (i.e., an investment trust classified as a trust) under the Code and applicable United States Treasury Regulations, or would result in the Units being treated as “foreign property” for the purposes of the Tax Act.

The Fund does not intend to hold securities of entities other than Alliance Canada, except in connection with its short-term cash management.

Units

An unlimited number of Units may be issued under the Declaration of Trust. Each Unit is transferable and represents an equal undivided beneficial interest in the Fund and in any distributions from the Fund (whether of net income, net realized capital gains or other amounts) and in the net assets of the Fund in the event of termination or winding-up of the Fund. All Units are of the same class with equal rights and privileges. The Units are not subject to future calls or assessments, and entitle the holder to one vote for each whole Unit held at all meetings of Unitholders.

Except as set out under “– Redemption Right”, the Units have no conversion, retraction, redemption or pre-emptive rights.

Issuance of Units

The Declaration of Trust provides that Units may be issued at those times, to those persons, for that consideration and on the terms and conditions that the trustees determine, provided that the Fund will not issue Units that would result in the Fund having “multiple classes of ownership interests” within the meaning of United States Treasury Regulations section 301.7701-4(c). Units may be issued in satisfaction of any non-cash distribution of the Fund to Unitholders on a pro rata basis. The Declaration of Trust also provides that immediately after any pro rata distribution of Units to all Unitholders in satisfaction of any non-cash distribution, the number of outstanding Units will be consolidated so that each Unitholder will hold after the consolidation the same number of Units as the Unitholder held before the non-cash distribution. In this case, each certificate representing a number of Units prior to the non-cash distribution is deemed to represent the same number of Units after the non-cash distribution and the consolidation.

The trustees of the Fund may refuse to allow the Fund to issue or register the transfer of any Units, where such issuance or transfer would, in their opinion, adversely affect the treatment of the Fund or the companies in which it invests under applicable Canadian and/or U.S. tax legislation. See “– Limitation on Non-Resident Ownership” and “Certain Income Tax Considerations”.

Trustees

The Fund will have a minimum of one trustee and a maximum of five trustees, a majority of whom must not be non-residents of Canada (as that term is defined in the Tax Act). The trustees are to supervise the activities and manage the affairs of the Fund. See “Management – Trustees of the Fund”.

The Declaration of Trust provides that, subject to its terms and conditions, the trustees may, in respect of the trust assets, exercise any and all rights, powers and privileges that could be exercised by a legal and beneficial owner and will supervise the investments and conduct the affairs of the Fund. Subject to such terms and conditions, the trustees are responsible for, among other things:

•	acting for, voting on behalf of and representing the Fund as a shareholder and noteholder of Alliance Canada;

•	maintaining records and providing reports to Unitholders;

•	supervising the activities of the Fund;

•	effecting payments of distributable cash from the Fund to Unitholders; and

•	voting in favour of the Fund’s nominees to serve as directors of Alliance Canada.

Any one or more of the trustees may resign upon 30 days’ written notice to the Fund and may be removed by a resolution passed by a majority of the Unitholders and the vacancy created by the removal or resignation must be filled at the same meeting, failing which it may be filled by the former trustee or trustees.

Trustees will be appointed at each annual meeting of Unitholders to hold office for a term expiring at the close of the next annual meeting. A quorum of the trustees, being the greater of two trustees or a majority of the trustees then holding office, may fill a vacancy in the trustees, except a vacancy resulting from an increase in the number of trustees or from a failure of the Unitholders to elect the required number of trustees. In the absence of a quorum of trustees, or if the vacancy has arisen from a failure of the Unitholders to elect the required number of trustees, the trustees will promptly call a special meeting of the Unitholders to fill the vacancy. If the trustees fail to call that meeting or if there are not trustees then in office, any Unitholder may call the meeting. The trustees may, between annual meetings of Unitholders, appoint one or more additional trustees to serve until the next annual meeting of Unitholders, but the number of additional trustees will not at any time exceed one-third of the number of trustees who held office at the expiration of the immediately preceding annual meeting of Unitholders.

The Declaration of Trust provides that the trustees will act honestly and in good faith with a view to the best interests of the Fund and in connection with that duty will exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Declaration of Trust provides that each trustee will be entitled to indemnification from the Fund in respect of the exercise of the trustee’s power, and the discharge of the trustee’s duties provided that the trustee acted honestly and in good faith with a view to the best interests of all the Unitholders.

Cash Distributions

The amount of cash to be distributed monthly per Unit to the Unitholders will be equal to a pro rata share of interest and principal repayments on the notes issued by Alliance Canada and dividends or distributions on or in respect of the common shares of Alliance Canada owned by the Fund, less:

•	administrative expenses and other obligations of the Fund;

•	amounts which may be paid by the Fund in connection with any cash redemptions of Units; and

•	any tax liability of the Fund.

Under the terms of the Alliance Canada notes, interest is accrued at     •    % and is to be paid monthly within 30 days following the end of each month. The Fund may make additional distributions in excess of the monthly distributions during the year, as the trustees may determine.

Any income of the Fund which is applied to any cash redemptions of Units or is otherwise unavailable for cash distribution will be distributed to Unitholders in the form of additional Units. Those additional Units will be issued under applicable exemptions available under applicable securities laws, discretionary exemptions granted by applicable securities regulatory authorities or a prospectus or similar filing.

Monthly distributions are to be paid to Unitholders of record on the last business day of each month and will be paid within 30 days following each month end. The initial cash distribution for the period from the closing of this offering to     •    , 2002 is estimated to be Cdn$    •     per Unit (assuming that this offering closes on     •    , 2002), substantially all of which will be considered income of the Unitholder for Canadian tax purposes and is expected to be paid on or before     •    , 2002. See “Certain Income Tax Considerations”. In all events, any cash, securities, or other property received by the Fund upon the sale, exchange, redemption, cancellation, or other disposition of securities of Alliance Canada will, after appropriate deductions for expenses, be promptly distributed.

Investors in the Fund must satisfy certain documentation requirements to support their eligibility for an exemption from withholding obligations under applicable U.S. tax law (including, for example, providing Alliance Canada with certain U.S. Internal Revenue Service forms or providing any “qualified intermediary” through which such investor holds its Units with documentation upon which such intermediary can rely to treat such investor as not a U.S. person). Notwithstanding that exemption, a portion of certain Fund distributions to any person that owns, directly or indirectly, and after application of certain constructive ownership rules, 10% or more of the Units outstanding from time to time (a “Substantial Holder”) may be subject to U.S. withholding tax. To ensure that the Fund and Alliance Canada comply with this U.S. withholding tax obligation, the Declaration of Trust provides that a Unitholder must give notice to the Fund’s trustees if Units that holder acquires beneficial ownership of, or the power to exercise control or direction over, or are otherwise deemed owned by that holder under certain constructive ownership rules, together with Units and securities convertible into Units actually owned by that holder, represent in the aggregate 10% or more of the total number of Units then outstanding. If the Fund and Alliance Canada are unable to comply with applicable U.S. withholding tax obligations because a Substantial Holder fails to provide the required notice, the Declaration of Trust allows the Fund to reduce subsequent distributions that would otherwise be made to that Unitholder until the Fund has recovered the amount required to have been so withheld. In addition, each Unitholder will, by acquiring a Unit, be deemed to agree that, if it is at any time a Substantial Holder, it will indemnify the Fund and Alliance Canada for any amount required to be withheld and paid by Alliance Canada if the required notice was not provided. See “Certain Income Tax Considerations – Certain U.S. Federal Income Tax Considerations”.

Holders of Units who are non-residents of Canada will be required to pay all withholding taxes payable in respect of any distributions of income by the Fund, whether those distributions are in the form of cash or additional Units. Non-residents of Canada should consult their own tax advisors regarding the tax consequences of investing in the Units.

Redemption Right

Units are redeemable at any time on demand by the holders. As the Units will be issued in book entry form, a Unitholder who wishes to exercise the redemption right will be required to obtain a redemption notice form from the Unitholder’s investment dealer or broker who will be required to deliver the completed redemption notice form to the Fund at its head office and to The Canadian Depositary for Securities Limited (“CDS”). Upon receipt of the redemption notice by the Fund, all rights to and under the Units tendered for redemption will be surrendered and the holder will be entitled to receive a price per Unit (the “redemption price”) equal to the lesser of:

•
90% of the “market price” of the Units on the principal market on which the Units are quoted for trading during the 10-trading day period commencing immediately subsequent to the redemption date, being the date on which the Units were surrendered for redemption; and

•	100% of the “closing market price” on the principal market on which the Units are quoted for trading on the redemption date.

For the purposes of this calculation, “market price” will be an amount equal to the weighted average of the closing price of the Units for each of the trading days on which there was a closing price, provided that:

•
if the applicable exchange or market does not provide a closing price, but only provides the highest and lowest prices of the Units traded on a particular day, the “market price” will be an amount equal to the weighted average of the highest and lowest prices for each of the trading days on which there was a trade; and

•
if there was trading on the applicable exchange or market for fewer than five of the 10 trading days, the “market price” will be the weighted average of the following prices established for each of the 10 trading days: (i) the weighted average of the last bid and last asking prices of the Units for each day there was no trading; (ii) the closing price of the Units for each day that there was trading if the exchange or market provides a closing price; and (iii) the weighted average of the highest and lowest prices of the Units for each day that there was trading if the market provides only the highest and lowest prices of Units traded on a particular day.

The “closing market price” for the purpose of the foregoing calculation will be:

•	an amount equal to the closing price of the Units if there was a trade on the date and the exchange or market provides a closing price;

•
an amount equal to the weighted average of the highest and lowest prices of the Units if there was trading and the exchange or other market provides only the highest and lowest prices of Units traded on a particular day; or

•	the weighted average of the last bid and last asking prices of the Units if there was no trading on that date.

The total redemption price payable by the Fund in respect of all Units surrendered for redemption during any calendar month will be satisfied by way of a cash payment no later than the last day of the month following the month in which the Units were tendered for redemption, provided that Unitholders will not be entitled to receive cash upon the redemption of their Units if:

•
the total amount payable by the Fund in respect of those Units and all other Units tendered for redemption in the same calendar month exceeds Cdn$50,000, provided that the trustees may, in their sole discretion, waive this limitation in respect of all Units tendered for redemption in any calendar month;

•
at the time the Units are tendered for redemption, the outstanding Units are not listed for trading on a stock exchange or traded or quoted on another market which the trustees consider, in their sole discretion, provides representative fair market value prices for the Units; or

•
the normal trading of Units is suspended or halted on any stock exchange on which the Units are listed (or, if not listed on a stock exchange, on any market on which the Units are quoted for trading) on the redemption date or for more than five trading days during the 10 day trading period commencing immediately after the redemption date.

If a Unitholder is not entitled to receive cash upon the redemption of Units as a result of one or more of the foregoing limitations, then each Unit tendered for redemption will, subject to any applicable regulatory approvals, be redeemed by way of a distribution in specie of a pro rata number of securities of Alliance Canada held by the Fund and a pro rata share of the Fund’s other property. No fractional common shares or notes in integral multiples of less than Cdn$100 will be distributed and, where the number of securities of Alliance Canada to be received by a

Unitholder includes a fraction or a multiple less than Cdn$100, that number will be rounded to the next lowest whole number or integral multiple of Cdn$100. The Fund will be entitled to all interest paid on the notes and the distributions paid on the common shares on or before the date of the distribution in specie. A Unitholder will be entitled to interest that has accrued on the notes and has not been paid to the Fund on or before the date of the distribution in specie and to all declared but unpaid distributions on the common shares being transferred. Where the Fund makes a distribution in specie of a pro rata number of securities of Alliance Canada and any other property held by the Fund on the redemption of Units of a Unitholder, the Fund currently intends to designate to that Unitholder any capital gain realized by the Fund as a result of the distribution of those properties to the Unitholder. See “Certain Income Tax Considerations”.

It is anticipated that the redemption right described above will not be the primary mechanism for holders of Units to dispose of their Units. Securities of Alliance Canada which may be distributed in specie to Unitholders in connection with a redemption will not be listed on any stock exchange and no market is expected to develop in securities of Alliance Canada and they may be subject to resale restrictions under applicable securities laws. Securities of Alliance Canada so distributed may not be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, depending upon the circumstances at the time. See “Certain Income Tax Considerations – Certain Canadian Federal Income Tax Considerations.” After any redemption (whether in cash or in specie) the relative proportion of the number of Alliance Canada common shares to Alliance Canada notes held by the Fund will be the same as before the redemption.

Meetings of Unitholders

Meetings of Unitholders will be called and held annually for the election of trustees and the appointment of auditors of the Fund. The Declaration of Trust provides that the Unitholders will be entitled to pass resolutions that will bind the Fund only with respect to:

•	the election or removal of trustees of the Fund;

•	the election or removal of nominees of the Fund to serve as directors of Alliance Canada (except filling casual vacancies);

•	the appointment or removal of the auditors of the Fund;

•	the appointment of an inspector to investigate the performance by the trustees in respect of their respective responsibilities and duties in respect of the Fund;

•	the approval of amendments to the Declaration of Trust (except as described below under “– Amendments to the Declaration of Trust”);

•	the termination of the Fund;

•	the sale of all or substantially all of the assets of the Fund;

•
the exercise of certain voting rights attached to the securities of Alliance Canada held by the Fund and the membership interests of Alliance Holdings held by Alliance Canada (see “– Exercise of Certain Voting Rights Attached to Securities of Alliance Canada, Alliance Holdings or the Company”); and

•	the dissolution of the Fund prior to the end of its term.

No other action taken by Unitholders or any other resolution of the Unitholders at any meeting shall in any way bind the trustees.

A resolution electing or removing nominees of the Fund to serve as directors of Alliance Canada and a resolution appointing or removing the trustees or the auditors of the Fund must be passed by a simple majority of the votes cast by Unitholders. The balance of the foregoing matters must be passed by a special resolution requiring two-thirds approval.

A meeting of Unitholders may be convened at any time and for any purpose by the trustees and must be convened, except in certain circumstances, if requisitioned by the holders of not less than 10% of the Units then outstanding by a written requisition. A requisition must state in reasonable detail the business proposed to be transacted at the meeting.

Unitholders may attend and vote at all meetings of the Unitholders either in person or by proxy and a proxy-holder need not be a Unitholder. Two persons present in person or represented by proxy and representing in total at least 10% of the votes attached to all outstanding Units will constitute a quorum for the transaction of business at all meetings.

The Declaration of Trust contains provisions as to the notice required and other procedures with respect to the calling and holding of meetings of Unitholders.

Limitation on Ownership by Non-Residents and U.S. Persons

In order for the Fund to maintain its status as a mutual fund trust under the Tax Act, the Fund must not be established or maintained primarily for the benefit of non-residents of Canada within the meaning of the Tax Act. Accordingly, the Declaration of Trust provides that at no time may non-residents of Canada be the beneficial owners of a majority of the Units. In addition, in order to ensure that the Fund is exempt from the registration requirements as an investment company under the United States Investment Company Act of 1940, as amended (the “1940 Act”), at no time may more than 100 U.S. persons (using the principles for counting set forth in Section 3(c)(1) of the 1940 Act) be the beneficial owners of Units.

The trustees may require declarations as to the jurisdictions in which beneficial owners of Units are resident. If the trustees become aware (after first assuming that all outstanding membership interests in Alliance Holdings (other than those held by Alliance Canada) are exchanged for Units pursuant to the Exchange Agreement) that either of the foregoing limitations are, or may be contravened or that such a situation is imminent, the transfer agent and registrar will make a public announcement and will not accept a subscription for Units from, or issue or register a transfer of Units to, a person unless the person provides a declaration that the person is not a non-resident of Canada or not a U.S. person, as applicable. If, notwithstanding the foregoing, the trustees determine (after first assuming that all outstanding membership interests in Alliance Holdings (other than those held by Alliance Canada) are exchanged for Units pursuant to the Exchange Agreement) either that a majority of the Units are held by non-residents of Canada or that more than 100 U.S. persons are the beneficial owners of Units, the trustees may send a notice to those non-residents of Canada or those U.S. persons holding Units, as applicable, chosen in inverse order to the order of acquisition or registration or in any manner as the trustees may consider equitable and practicable, requiring them to sell their Units or a portion of their Units within a specified period of not less than 60 days. If the Unitholders receiving the notice have not sold the specified number of Units or provided the trustees with satisfactory evidence within that period that they are not non-residents of Canada or not U.S. persons, as applicable, the trustees may, on behalf of those Unitholders, sell those Units and, in the interim, will suspend the voting and distribution rights attached to those Units. Upon that sale, the affected holders will cease to be holders of the Units and their rights will be limited to receiving the net proceeds of the sale upon surrender of the certificates representing those Units.

Amendments to the Declaration of Trust

The Declaration of Trust may be amended or altered from time to time by special resolution of the Unitholders. The trustees may, without the approval of the Unitholders, make certain amendments to the Declaration of Trust, including amendments:

•	for the purpose of ensuring continuing compliance with applicable laws, regulations, requirements or policies of any governmental authority having jurisdiction over the trustees or over the Fund;

•
to remove any conflicts or inconsistencies in the Declaration of Trust or to make minor corrections which, in the opinion of the trustees, are necessary or desirable and not prejudicial to the Unitholders; and

•	which, in the opinion of the trustees, are necessary or desirable as a result of changes in Canadian or United States taxation laws.

Term of the Fund

The Fund has been established for a term ending 21 years after the date of death of the last surviving issue of Her Majesty, Queen Elizabeth II, alive on September 26, 2002. On a date selected by the trustees which is not more than two years prior to the expiry of the term of the Fund, the trustees are obligated to commence to wind-up the affairs of the Fund so that it will terminate on the expiration of the term. In addition, at any time prior to the expiry of the term of the Fund, the Unitholders may by special resolution require the trustees to commence to wind-up the affairs of the Fund.

The Declaration of Trust provides that, upon being required to commence to wind-up the affairs of the Fund, the trustees will give notice to the Unitholders, which notice will designate the time or times at which Unitholders may surrender their Units for cancellation and the date at which the register of Units will be closed. After the date the register is closed, the trustees will proceed to wind-up the affairs of the Fund as soon as may be reasonably practicable. Subject to any direction to the contrary in respect of a termination authorized by a resolution of the Unitholders, the trustees will sell and convert into money the common shares and notes of Alliance Canada, and all other assets comprising the Fund in one transaction or in a series of transactions at public or private sales and do all other acts appropriate to liquidate the Fund. After paying, retiring, discharging or making provision for the payment, retirement or discharge of all known liabilities and obligations of the Fund and providing for indemnity against any other outstanding liabilities and obligations, the trustees will distribute the remaining part of the proceeds of the sale of the common shares and notes of Alliance Canada and other assets comprising the Fund among the Unitholders in accordance with their pro rata interests. If the trustees are unable to sell all or any of the common shares and notes of Alliance Canada or other assets comprising the Fund by the date set for termination, the trustees may distribute the remaining common shares and notes of Alliance Canada or other assets in specie directly to the Unitholders in accordance with their pro rata interests, subject to obtaining all required regulatory approvals.

Take-over Bids

The Declaration of Trust contains provisions to the effect that if a take-over bid is made for all of the Units and the offeror acquires not less than 90% of all outstanding Units (excluding Units held at the date of the take-over bid by or on behalf of the offeror or associates or affiliates of the offeror), the offeror will be entitled to acquire all Units held by Unitholders who did not accept the take-over bid on the terms offered by the offeror (including from holders of membership interests in Alliance Holdings who are a party to the Exchange Agreement following the exchange of the member’s membership interest in Alliance Holdings for Units pursuant to the Exchange Agreement).

The acquisition of Units by a Unitholder will be subject to the take-over bid provisions contained in the securities laws of the applicable province or territory of Canada. For a period of three years following the closing of the initial public offering of Units, the Declaration of Trust will contain the following restrictions which require Unitholders to comply with applicable take-over bid provisions. If the trustees become aware that one or more Unitholders acting jointly or in concert who beneficially own and/or control more Units (including Units redeemed for any amount of non-cash redemption proceeds) than the lesser of: (i) 20% or more of the Units then outstanding (including Units redeemed for any amount of non-cash redemption proceeds), and (ii) such amount as is prescribed as the threshold ownership of Units in respect of a “take-over bid” as such term is defined in the take-over bid provisions of the securities laws of any province or territory of Canada in effect on the date of closing of the initial public offering of Units, (the lesser number being referred to as the “Take-Over Bid Threshold”), are, or may be, in breach of the applicable take-over bid provisions of the securities laws of any province or territory of Canada (as currently in effect or as in effect on the date of closing of the initial public offering of Units, as applicable) or that such a situation is imminent, then the transfer agent and registrar shall make a public announcement and will not accept a subscription for Units from, or issue or register a transfer of Units to, the offending Unitholders unless the Unitholders provide a declaration in form and content satisfactory to the trustees that the Unitholders are not in breach of the applicable take-over bid provisions of those securities laws.

If, notwithstanding the foregoing, the trustees determine that one or more Unitholders acting jointly or in concert are in breach of the applicable take-over bid provisions of the securities laws of any province or territory of Canada as previously described, the trustees may send a notice to those Unitholders, in such manner as the trustees may consider equitable and practicable, requiring them to sell their Units or a portion thereof or any non-cash redemption proceeds received by those Unitholders within a specified period of not more than five business days until those Unitholders beneficially own and/or control Units (including Units redeemed for any amount of non-cash redemption proceeds) representing less than the Take-Over Bid Threshold. If the Unitholders receiving such notice have not sold the specified number of Units or any non-cash redemption proceeds received by such Unitholders, or provided the trustees with satisfactory evidence within such period that they do not beneficially own Units (including Units redeemed for any amount of non-cash redemption proceeds) representing less that the Take-Over Bid Threshold, the trustees shall on behalf of those Unitholders sell such Units and, in the interim, pending such sale, the voting and distribution rights attached to such Units shall be suspended. Upon such sale, the affected Unitholders shall cease to be holders of such

Units and their rights shall be limited to receiving the net proceeds of sale upon surrender of the certificates representing such Units.

Exercise of Certain Voting Rights Attached to Securities of Alliance Canada, Alliance Holdings or the Company

The Declaration of Trust provides that the Fund will not (a) vote the common shares or notes of Alliance Canada held by the Fund, (b) permit (to the extent it is within the Fund’s power as a shareholder of Alliance Canada) Alliance Canada to vote its membership interests in Alliance Holdings, or (c) permit (to the extent it is within the Fund’s power as a shareholder of Alliance Canada) Alliance Holdings to vote its membership interests in the Company, to authorize any transaction which is adverse to the Unitholders including, among other things:

•
any sale, lease or other disposition of all or substantially all of the assets of Alliance Canada, Alliance Holdings or the Company, except of the assets of Alliance Holdings or the Company in conjunction with an internal reorganization of Alliance Holdings or the Company;

•
any amalgamation, arrangement or other merger of Alliance Canada, Alliance Holdings or the Company with any other entity, except an amalgamation arrangement or other merger of Alliance Holdings or the Company in conjunction with an internal reorganization of Alliance Holdings or the Company not involving Alliance Canada;

•
any material amendment to (a) the Alliance Canada note indenture other than in contemplation of a further issuance of Alliance Canada notes to the Fund that are identical in all respects to the Alliance Canada notes issued in connection with this offering, (b) the Securityholders’ Agreement or (c) the LLC Agreement; or

•	the winding-up or dissolution of Alliance Canada, Alliance Holdings or the Company prior to the end of the term of the Fund,

without the authorization of the Unitholders by a two-thirds majority.

Information and Reports

The Fund will furnish to Unitholders, in accordance with applicable securities laws, all consolidated financial statements of the Fund (including quarterly and annual consolidated financial statements) and other reports as are from time to time required by applicable law, including prescribed forms needed for the completion of Unitholders’ tax returns under the Tax Act and equivalent provincial legislation.

Prior to each meeting of Unitholders, the trustees will provide to the Unitholders (along with notice of the meeting) all information as is required by applicable law and by the Declaration of Trust to be provided to Unitholders.

Each of Alliance Canada and Alliance Holdings will undertake to provide the Fund with a report of any material change that occurs in the affairs of Alliance Canada or Alliance Holdings and with quarterly and annual consolidated financial statements, in each case, in form and content that it would be required to file with the Ontario Securities Commission if it were a reporting issuer under Ontario securities laws. All of those reports and financial statements will be provided to the Fund in a timely manner so as to permit the Fund to comply with the continuous disclosure requirements under applicable securities laws relating to reporting of material changes in its affairs and the filing and delivery to securityholders of financial statements as required under applicable securities laws.

In addition, Alliance Holdings will undertake to the securities commission or other securities regulatory authorities in each of the provinces and territories of Canada, following the closing of this offering and for so long as the Fund is a reporting issuer under applicable securities laws, to:

•	issue a press release and deliver to the Fund for filing a material change report in respect of any material change in Alliance Holdings’ affairs; and

•
to the extent that the Fund does not prepare consolidated financial statements including its results of operations, deliver to the Fund quarterly unaudited and annual audited financial statements, for filing with the securities commissions or other securities regulatory authorities in each of the provinces of Canada and delivery to the Fund’s registered Unitholders and to beneficial Unitholders of the Fund in accordance with applicable securities laws;

such releases, reports and statements, in each case, in the form and content that Alliance Holdings would be required to file with the Ontario Securities Commission if it were a reporting issuer under Ontario securities law. These quarterly unaudited and annual audited financial statements of Alliance Holdings will be delivered by the Fund to its Unitholders concurrently with the financial statements of the Fund for the corresponding period.

In addition, each of Alliance Canada and Alliance Holdings will undertake to the securities commission or other securities regulatory authorities in each of the provinces of Canada and to the Fund that, following the closing of this offering and for so long as the Fund is a reporting issuer under applicable securities laws, it will:

•
require each of its existing directors and senior officers and, promptly upon his or her assumption of office, each of its future directors and senior officers, to file with the securities commissions or other registered securities regulatory authorities in each of the provinces and territories of Canada such reports as he or she would be required to file in respect of the Fund pursuant to applicable insider reporting requirements as if he or she were an insider of the Fund, reporting transactions in Units of the Fund and membership interests in Alliance Holdings; and

•
require that each present and each future holder of its voting securities (other than the Fund) take into account his voting securities of Alliance Canada and Alliance Holdings, as the case may be, as if those voting securities were voting securities of the Fund for the purposes of (i) reporting transactions in Units of the Fund and in membership interests in Alliance Holdings pursuant to applicable insider reporting requirements as if he or she were an insider of the Fund trading in securities of the Fund, and (ii) disposing of securities of the Fund under applicable “control person distribution” provisions of applicable securities laws.

Book-Entry Only System

Registration of interests in and transfers of the Units will be made only through a book-based system administered by CDS. On the closing of this offering, the trustees will deliver to CDS one or more certificates representing the total number of Units subscribed for under this offering. Units must be purchased, transferred and surrendered for redemption through a participant in the CDS depository service. All rights of Unitholders must be exercised through, and all payments or other property to which the Unitholder is entitled will be made or delivered by, CDS or the CDS participant through which the Unitholder holds the Units. Upon a purchase of any Units, the Unitholder will receive only a customer confirmation from the registered dealer which is a CDS participant and from or through which the Units are purchased. References in this prospectus to a Unitholder mean, unless the context otherwise requires, the owner of the beneficial interest in those Units.

The ability of a beneficial owner of Units to pledge those Units or otherwise take action with respect to the Unitholder’s interest in those Units (other than through a CDS participant) may be limited due to the lack of a physical certificate.

The Fund has the option to terminate registration of the Units through the book-entry only system, in which case certificates for the Units in fully registered form would be issued to beneficial owners of those Units or their nominees.

CONSOLIDATED CAPITALIZATION

The following table sets out the consolidated capitalization of the Fund as at September 30, 2002, both before and after giving effect to this offering and the investment in Alliance Canada and in Alliance Holdings.

Designation	Authorized	At September 30, 2002	At • , 2002, after giving effect to this offering and the investment
Credit facilities	N/A	—	Cdn$ •
Membership interests(1)	Unlimited	—	Cdn$ • ( • membership interests)
Units(2)(3)	Unlimited	Cdn$10 (1 Unit)	Cdn$ • ( • units)

(1)
The interest of the Existing Securityholders in Alliance Holdings held in the form of membership interests, which are indirectly exchangeable into Units of the Fund in accordance with the terms of the Exchange Agreement. See “Alliance Laundry Holdings LLC – Retained Interest – Exchange Agreement”.

(2)	The Fund was initially settled on September 26, 2002 with Cdn$10.
(3)
Sufficient Units will be reserved for issuance to satisfy the Fund’s obligations to issue Units to Alliance Canada on its exercise of the exchange right, enabling Alliance Canada to deliver Units to holders of membership interests in Alliance Holdings on the exchange of the membership interests. See “Alliance Laundry Holdings LLC – Retained Interest – Exchange Agreement”.

ALLIANCE LAUNDRY CANADA INC.

Share Capital of Alliance Canada

The authorized share capital of Alliance Canada will consist of an unlimited number of common shares and an unlimited number of preferred shares. Upon closing of the offering, all of the issued and outstanding common shares of Alliance Canada will be owned by the Fund.

Holders of common shares will be entitled to receive dividends as and when declared by the board of directors and are entitled to one vote per share on all matters to be voted on at all meetings of shareholders. Upon the voluntary or involuntary liquidation, dissolution or winding-up of Alliance Canada, the holders of common shares are entitled to share ratably in the remaining assets available for distribution, after payment of liabilities and subject to the prior rights of preferred shares (if any).

The board of directors of Alliance Canada also has the authority to issue an unlimited number of preferred shares in one or more series. These preferred shares may be entitled to dividend and liquidation preferences over the common shares. The board of directors is able to fix the designations, powers, preferences, privileges and relative, participating, optional or special rights of any preferred shares issued, including any qualifications, limitations or restrictions. Special rights which may be granted to a series of preferred shares may include dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any of which may be superior to the rights of the common shares.

Distribution Policy

The board of directors of Alliance Canada will adopt a policy to distribute all of its available cash, subject to applicable law, by way of monthly dividends on its common shares or other distributions on its securities, after:

•	satisfying its debt service obligations, if any, under credit facilities or other agreements with third parties;

•
satisfying its interest and other expense obligations, including interest accrued or payable on its notes issued under the note indenture described under “ – Notes Issued by Alliance Canada” and any applicable taxes; and

•	making any principal repayments in respect of its notes considered advisable by its board of directors, with the consent of the Fund and any other holders of the notes by extraordinary resolution.

Notes Issued by Alliance Canada

The following is a summary of the material attributes and characteristics of the notes which will be issued by Alliance Canada under a note indenture to be entered into between Alliance Canada and the note trustee. This summary is qualified in its entirety by reference to the provisions of the note indenture which contains a complete statement of those attributes and characteristics.

The notes authorized will be unlimited and will mature 10 years after the closing of this offering, subject to prepayment from time to time as considered advisable by the board of directors of Alliance Canada. The initial 10 year term of the notes will be subject to extension for two additional successive terms of five years each, provided, during a specified period prior to the end of the then-current term, the ratio of Alliance Canada’s free cash flow to its interest obligations on the notes is at least equal to     •    . For this purpose, Alliance Canada’s free cash flow is defined as the amount of distributions received from the Company during the specified period plus other EBITDA of Alliance Canada, less the amount of Alliance Canada’s expenses, capital expenditures and cash taxes.

The notes will bear interest at the rate of     •    % per annum. Under the terms of the notes, interest is accrued and is to be paid monthly within 30 days following the end of each month. The first interest payment will be payable on or before     •    , 2002. The interest and principal on the notes will be payable in lawful money of Canada at any branch in Canada of the bank to be specified in the note indenture. The notes are issuable only as fully registered notes in minimum denominations of Cdn$100 and for amounts above that minimum only in integral multiples of Cdn$100.

Payment upon Maturity

On maturity, Alliance Canada will repay the indebtedness represented by the notes by paying to the note trustee, on behalf of the holders, in lawful money of Canada, an amount equal to the principal amount of the outstanding notes, together with accrued and unpaid interest. If the Fund is a holder of notes at the time of such repayment, these amounts, less expenses, will be distributed by the Fund to the Unitholders.

Redemption

From time to time, the board of directors of Alliance Canada will review the status of Alliance Canada’s assets and the economic conditions relating to the Company’s business and the industry within which it operates. If this review, in the opinion of the board of directors of Alliance Canada, indicates that it is unlikely that the indebtedness of Alliance Canada evidenced by the notes could be refinanced on the same terms and conditions upon maturity of those notes, then Alliance Canada may commence principal repayments on the notes so that, in the opinion of the board of directors of Alliance Canada, the notes will be fully repaid upon maturity. In that event, the available cash of Alliance Canada will be utilized to the extent required to fund those repayments in lieu of dividends on its common shares. In addition, if Alliance Canada has available cash, but is prohibited from declaring or paying a dividend or reducing its stated capital under applicable corporate laws, the board of directors of Alliance Canada may make principal repayments on the notes to the extent of that available cash. Except as set out above, the notes will not be redeemable at the option of Alliance Canada or by the holders of notes prior to maturity.

Ranking

The notes will be unsecured debt obligations of Alliance Canada and will be subordinate in right of payment to all secured debt and guarantees of secured debt of Alliance Canada, if any, and pari passu with all other direct unsecured indebtedness and other liabilities of Alliance Canada.

Default

The indenture in respect of the Alliance Canada notes provides that any of the following will constitute an event of default:

•	default in payment of the principal amount of the notes when due;

•	subject to the terms of any agreement to subordinate, default in the payment of interest on the notes when due, if such default continues for a period of 30 days;

•	default in payment on any indebtedness exceeding Cdn$10,000,000;

•	certain events of winding-up, liquidation, bankruptcy, insolvency or receivership;

•	the taking of possession by an encumbrancer of all or substantially all of the property of Alliance Canada;

•	the Company or Alliance Holdings ceasing to carry on their respective businesses, or a substantial part thereof, in the ordinary course; or

•
default in the observance or performance of any other covenant or condition of the note indenture and the continuance of that default for a period of 60 days after notice in writing has been given by the note trustee to Alliance Canada, which notice specifies the default and requires Alliance Canada to remedy the default.

The note indenture also provides that the note trustee will not take steps or actions with respect to an event of default without the prior consent of the Fund so long as the Fund holds, directly or indirectly, at least 25% of the total principal amount of the outstanding notes. Certain other provisions under the note indenture require the prior consent or authorization of the Fund so long as the Fund holds, directly or indirectly, at least 25% of the total principal amount of the outstanding notes.

ALLIANCE LAUNDRY HOLDINGS LLC

Membership Interests

The following is a summary of the material attributes and characteristics of the membership interests which will be issued under the Alliance Laundry Holdings LLC limited liability company agreement (the “LLC Agreement”) to be entered into between Alliance Canada, Alliance Holdings and any other member of Alliance Holdings, if any, from time to time. This summary is qualified in its entirety by reference to the provisions of the LLC Agreement which contains a complete statement of those attributes and characteristics.

Capitalization

Under the LLC Agreement, Alliance Holdings may issue an unlimited number of membership interests for any consideration and on any terms and conditions established by the managers of Alliance Holdings. The LLC Agreement authorizes Alliance Holdings to issue additional membership interests for any consideration and on any terms and conditions as are established by Alliance Holdings.

Distributions

Subject to the LLC Agreement, Alliance Holdings will distribute, to members of record on the last day of each month (the “distribution period”), their pro rata portions of distributable cash as set out below. Distributions will be made within 30 days of the end of each distribution period. Alliance Holdings may, in addition, make a distribution at any other time. Alliance Holdings will distribute cash to its members pro rata in accordance with their percentage membership interest in Alliance Holdings.

Distributable cash is determined, after:

•	satisfying its debt service obligations, if any, under credit facilities or other agreements with third parties; and

•	satisfying its other expense obligations, including any applicable taxes and tax distributions.

Allocation of Net Income and Losses

The income or loss of Alliance Holdings for each fiscal year will be allocated among the members of Alliance Holdings in the same proportion as distributions are made to such members as described under “– Distributions”.

Functions and Powers of the Managers of Alliance Holdings

The managers of Alliance Holdings have exclusive authority to manage the business and affairs of Alliance Holdings, to make all decisions regarding the business of Alliance Holdings and to bind Alliance Holdings. The managers cannot dissolve Alliance Holdings, wind-up its affairs or effect a bulk sale of its assets except in accordance with the provisions of the LLC Agreement.

The authority and power vested in the managers of Alliance Holdings to manage the business and affairs of Alliance Holdings includes all authority necessary or incidental to carry out the objects, purposes and business of Alliance Holdings, including without limitation the ability to engage agents to assist the managers to carry out their management obligations or administrative functions.

The LLC Agreement provides that all material transactions and agreements involving Alliance Holdings (other than the agreements entered into in connection with the formation of Alliance Holdings) must be approved by the managers of Alliance Holdings and, where those agreements involve a manager or his or her affiliates, they must be approved by a majority of disinterested managers.

Restrictions on Authority of the Managers of Alliance Holdings

The authority of the managers of Alliance Holdings will be limited in certain respects under the LLC Agreement and the Securityholders’ Agreement. The managers of Alliance Holdings will be prohibited from causing Alliance Holdings to engage in certain material transactions without the prior approval of holders of at least a specified majority of Alliance Holdings’ membership interests. See “– Retained Interest – Securityholders’ Agreement”.

Transfer of Membership Interests

Membership interests in Alliance Holdings will be subject to certain restrictions on transfer. A transferee of the membership interest will become a party to the Securityholders’ Agreement and will be subject to the obligations and entitled to the rights of a member under the LLC Agreement on the date on which the transfer is recorded.

Amendment

The LLC Agreement may only be amended with the consent of the members given by approval of a specified majority of the membership interests voted on the amendment at a duly constituted meeting or a written resolution of holders of more than a specified majority of the membership interests entitled to vote at a duly constituted meeting, except in the certain prescribed circumstances.

Meetings

The managers of Alliance Holdings may call meetings of members and will be required to convene a meeting on receipt of a request in writing of not less than 10% of the outstanding membership interests in number. Each member is entitled to voting power in proportion to the membership interests they hold. A quorum at a meeting of members consists of two or more members present in person or by proxy representing not less than 50% of the membership interests outstanding at the time.

Retained Interest

Pursuant to the terms of the Exchange Agreement to be entered into on closing of this offering, each Existing Securityholder will be entitled to require Alliance Canada to exchange that holder’s membership interests in Alliance Holdings for Units. Each of the Existing Securityholders will enter into a 180-day lock-up agreement with BMO Nesbitt Burns Inc. and the Existing Securityholders will be granted registration rights.

Exchange Agreement

On closing of the offering, the Fund, Alliance Canada, Alliance Holdings and the Existing Securityholders will enter into an exchange agreement (the “Exchange Agreement”). Subject to the restriction respecting non-resident ownership of the Fund as described in “Description of the Fund – Limitation on Non-Resident Ownership”, the Exchange Agreement will grant each of the Existing Securityholders the right to require Alliance Canada to exchange all or any portion of such Existing Securityholder’s membership interests for a corresponding number of Units as at the exchange date. This exchange will be effected in two stages. On the closing of this offering, the Fund will agree with Alliance Canada that it will from time to time at the request of Alliance Canada, subscribe for common shares and notes of Alliance Canada in exchange for Units (the “Exchange Right”). The Existing Securityholders have the right to require Alliance Canada to exercise the Exchange Right and will then exchange their membership interests in Alliance Holdings with Alliance Canada for the Units held by Alliance Canada. The Units delivered by Alliance Canada will have a total combined value equal to that of the membership interests that are exchanged, as determined in accordance with the Exchange Agreement.

Rights under the Exchange Agreement may be assigned by any of the Existing Securityholders in whole or in part in connection with a transfer of membership interests.

Lock-Up Agreement

On closing of the offering, each of the Existing Securityholders will also enter into an agreement with BMO Nesbitt Burns Inc. (the “Lock-Up Agreement”) under which the Existing Securityholders agree not to sell, transfer, assign, exchange or otherwise dispose of, directly or indirectly, any exchange rights held by those Existing Securityholders (except to acquire Units) or the Units issuable on the exercise of the exchange rights for a period of 180 days following the closing of the offering, without the prior consent of BMO Nesbitt Burns Inc., not to be unreasonably withheld or delayed. If any person acquires 20% or more (calculated without giving effect to any redemptions of Units) of the outstanding Units, the Existing Securityholders will have the right to immediately exchange their membership interests in Alliance Holdings for Units and participate in any take-over bid for Units (including exchanging on the condition that the take-over bid is successfully completed).

Registration Rights

Certain of the Existing Securityholders will be granted registration rights, including the right to require the Fund to file a prospectus and take such other steps as may be necessary to facilitate a public offering of Units, pursuant to the terms and conditions of a registration rights agreement.

Securityholders’ Agreement

On closing of the offering, Alliance Canada, Alliance Holdings and the Existing Securityholders will enter into the Securityholders’ Agreement.

Managers.    The Securityholders’ Agreement will provide that the managers of Alliance Holdings will be comprised of up to seven members, one of whom will be the Chief Executive Officer of Alliance Holdings appointed by the board from time to time. Alliance Canada will have the right to appoint three managers of Alliance Holdings and intends to appoint managers of Alliance Holdings from among the trustees of the Fund. Initially, the remaining three managers of Alliance Holdings will be appointed by the Existing Securityholders, provided that one of the managers appointed by the Existing Securityholders must be a resident of the United States who is independent of the Existing Securityholders. If the Existing Securityholders hold at least 5% but less than 20% of Alliance Holdings’ membership interests, the Existing Securityholders will be entitled to appoint two managers of Alliance Holdings, provided that one of the two managers must be a resident of the United States who is independent of the Existing Securityholders, and Alliance Canada will be entitled to appoint four managers of Alliance Holdings. Where the Existing Securityholders have the right to appoint a manager independent of the Existing Securityholders, Alliance Canada will have a veto over this appointment based on reasonable concerns about the independence of that manager. If the Existing Securityholders hold less than 5% of Alliance Holdings’ membership interests, Alliance Canada will be entitled to appoint six managers of Alliance Holdings and the Existing Securityholders will have no entitlement to appoint managers of Alliance Holdings. The Securityholders’ Agreement will contain a requirement that a majority of the managers of Alliance Holdings be residents of the United States. See “Certain Income Tax Considerations – Taxation of the Fund – Taxation of Alliance Canada and Alliance Holdings”.

Membership Interests.    The Securityholders’ Agreement will provide that any of the Existing Securityholders may transfer or pledge its membership interests in Alliance Holdings to any person provided that the person agrees to be bound by the Securityholders’ Agreement, subject to restrictions on transfer contained in the Securityholders’ Agreement. Without the approval of members holding at least an 85% interest in Alliance Holdings, Alliance Canada is prohibited from transferring its interests in Alliance Holdings and the Fund is prohibited from transferring its interest in Alliance Canada.

If the collective membership interests in Alliance Holdings held by Existing Securityholders are reduced to a de minimis level, Alliance Canada will have the right to require Existing Securityholders to exchange all of their remaining membership interests in Alliance Holdings for Units on the same terms as an exchange under the Exchange Agreement.

Pre-Emptive Rights.    The Securityholders’ Agreement will also provide that all members of Alliance Holdings will have pre-emptive rights to purchase membership interests in Alliance Holdings to maintain their pro rata ownership of Alliance Holdings in the event that Alliance Holdings decides to issue membership interests, subject to certain exceptions. Any member of Alliance Holdings exercising this right will be entitled to participate in the issuance of membership interests by Alliance Holdings at the most favourable price and on the most favourable terms as such securities are to be offered to a third party.

Securityholder Approval for Certain Matters.    The Securityholders’ Agreement will provide that Alliance Holdings and the Company cannot take certain actions without the prior approval of holders of at least 85% of the membership interests of Alliance Holdings, including: (i) merging with any other person; (ii) disposing of all or a material portion of its assets; (iii) completing an acquisition or joint venture where the purchase price exceeds US$15 million or where the purchase price for all such transactions in any 12 month period exceeds US$30 million; (iv) making any capital expenditures in excess of US$8 million in any 12 month period; (v) incurring any indebtedness, other than permitted indebtedness, in excess of US$5 million; and (vi) issuing membership interests in Alliance Holdings with a fair value in excess of US$5 million in any twelve month period.

ALLIANCE LAUNDRY SYSTEMS LLC

Membership Interests

The following is a summary of the material attributes and characteristics of the membership interests which will be issued under the Company’s limited liability company agreement to be entered into between the Company and Alliance Holdings. This summary is qualified in its entirety by reference to the provisions of the Company’s limited liability company agreement which contains a complete statement of those attributes and characteristics.

Capitalization

Under the Company’s limited liability company agreement, the Company may issue an unlimited number of membership interests for any consideration and on any terms and conditions established by the managers of the

Company. The Company’s limited liability company agreement authorizes the Company to issue additional membership interests for any consideration and on any terms and conditions as are established by the Company.

Distributions

Subject to the Company’s limited liability company agreement, the Company will distribute, to members of record on the last day of each month (the “distribution period”), their pro rata portions of distributable cash as set out below. Distributions will be made within 30 days of the end of each distribution period. The Company may, in addition, make a distribution at any other time. The Company will distribute cash to its members pro rata in accordance with their percentage membership interest in the Company.

Distributable cash is determined, after:

•	satisfying its debt service obligations, if any, under credit facilities or other agreements with third parties;

•	satisfying its other expense obligations, including any applicable taxes and tax distributions;

•	funding special incentive bonuses to executive and operating level managers under the long-term incentive plan when distributable cash exceeds certain defined thresholds; and

•
retaining reasonable working capital or other reserves, including amounts on account of capital expenditures, and such reserves to stabilize distributions to Unitholders and such other amounts as may be considered appropriate by the managers of the Company.

Allocation of Net Income and Losses

The income or loss of the Company for each fiscal year will be allocated among the members of the Company in proportion to the percentage interests of such members except to the extent some other allocation is required by the Code and applicable United States Treasury Regulations.

Functions and Powers of the Managers of the Company

The managers of the Company have exclusive authority to manage the business and affairs of the Company, to make all decisions regarding the business of the Company and to bind the Company. The managers cannot dissolve the Company, wind-up its affairs or effect a bulk sale of its assets except in accordance with the provisions of the Company’s limited liability company agreement.

The authority and power vested in the managers of the Company to manage the business and affairs of the Company includes all authority necessary or incidental to carry out the objects, purposes and business of the Company, including without limitation the ability to engage agents to assist the board to carry out its management obligations or administrative functions.

The Company’s limited liability company agreement provides that all material transactions and agreements involving the Company (other than the agreements entered into in connection with the formation of the Company) must be approved by the managers of the Company and, where those agreements involve a member of the board or his or her affiliates, they must be unanimously approved by a majority of disinterested directors of the managers.

PRINCIPAL UNITHOLDERS AND EXISTING SECURITYHOLDERS

The following shows the name and information about the securities of the Fund directly or indirectly beneficially owned by each person or company who, as at the closing date of the offering, will own of record or who, to the knowledge of the Fund, will own beneficially, directly or indirectly, more than 10% of the sole class of securities of the Fund. The information set forth in the following table is presented on a pro forma basis after giving effect to the reorganization of Alliance Holdings and to the adjustments made to the membership interests of Alliance Holdings outstanding immediately prior to the closing in accordance with the LLC Agreement and assuming the exchange of all outstanding membership interests of Alliance Holdings for Units on a one-for-one basis pursuant to the Exchange Agreement.

Name	Number of Units of the Fund to be Owned After Closing of the Offering
Bain LLC	• units ( • %)

PROMOTER

The Company has taken the initiative in organizing the business and affairs of the Fund and, accordingly, may be considered to be a promoter of the Fund within the meaning of applicable securities legislation. The Company does not beneficially own, directly or indirectly, or exercise control over, any securities of the Fund.

RISK FACTORS

An investment in the securities offered under this prospectus involves a number of risks. In addition to the other information contained in this prospectus, prospective purchasers should give careful consideration to the following factors.

Risks Related to the Company’s Business and the Industry

Possible Fluctuations in the Cost of Raw Materials; Possible Loss of Suppliers

The major raw materials and components the Company purchases for its production process are motors, stainless and carbon steel, aluminum castings, electronic controls, corrugated boxes and plastics. The price and availability of these raw materials and components are subject to market conditions affecting supply and demand. There can be no assurance that increases in raw material or component costs (to the extent the Company is unable to pass on such higher costs to customers) or future price fluctuations in raw materials will not have a material adverse effect on the Company’s business, financial condition and results of operations. In addition, while the Company believes alternate sources of supply exist, there can be no assurance that the loss of suppliers or of components would not have a material adverse effect on the Company’s business, financial condition and results of operations and could lead to reduced distribution on Units.

Dependence Upon Significant Customers

The Company’s top ten equipment customers accounted for approximately 34% of 2001 net revenues, of which one customer, Coinmach Corporation, accounted for 15.7% of such net revenues for the period. While the Company believes its relationships with these customers are stable, many arrangements are by purchase order and are terminable at will at the option of either party. The Company’s business also depends upon the financial viability of its customers. A significant decrease or interruption in business from the Company’s significant customers could result in loss of future business and could have a material adverse effect on the Company’s business, financial condition and results of operations and could lead to reduced distributions on Units.

Risks Relating to Asset Backed Facility

The Company offers an extensive financing program to end-users, primarily laundromat owners, to assist in their purchases of new equipment from the Company’s distributors or, in the case of route operators, from the Company. Typical terms include two to nine year loans with an average principal amount of approximately US$85,000. The Company uses its securitization facilities to finance both new equipment loans and trade receivables as well as to effect term securitizations of equipment loans on a periodic basis through the financing subsidiaries of the Company. A significant increase in the cost of funding the financing subsidiaries of the Company could have a material adverse effect on the Company’s business, financial condition and results of operations. In addition, if certain limits on the size of the proposed securitization facility are reached (either overall size or certain sublimits), additional indebtedness may be required to fund the financing programs. The Company’s inability to incur such indebtedness to fund the financing programs or its inability to securitize such assets through a term securitization could result in the loss of sales and have a material adverse effect on the Company’s business, financial condition and results of operations and could lead to reduced distribution on Units. See Note 5 to the annual financial statements of Alliance Holdings for the years ended December 31, 2001, 2000 and 1999 for more detail on the Company’s equipment financing program.

Competition

Within the North American stand alone commercial laundry equipment industry, the Company competes with several large competitors. With respect to laundromats, the Company’s principal competitors include Wascomat (the exclusive North American distributor of Electrolux AB products), Maytag Corporation and The Dexter Company. In multi-housing, key competitors include Maytag Corporation and Whirlpool Corporation. In on-premise laundry, the

Company competes primarily with Pellerin Milnor Corporation, American Dryer Corporation, Wascomat and Continental Girbau, Inc. There can be no assurance that significant new competitors or increased competition from existing competitors will not have a material adverse effect on the Company’s business, financial condition and results of operations. Certain of the Company’s principal competitors have greater financial resources and/or are less leveraged than the Company and may be better able to withstand market conditions within the commercial laundry industry. There can be no assurance that the Company will not encounter increased competition in the future, which could have a material adverse effect on the Company’s business, financial condition and results of operations and could lead to reduced distribution on Units.

Foreign Sales Risk

Sales of equipment to international customers represented approximately 12.4% of 2001 net revenues. Demand for the Company’s products are and may be affected by economic and political conditions in each of the countries in which it sells its products and by certain other risks of doing business abroad, including fluctuations in the value of currencies (which may affect demand for products priced in United States dollars), import duties, changes to import and export regulations (including quotas), possible restrictions on the transfer of funds, labour or civil unrest, long payment cycles, greater difficulty in collecting accounts receivable and the burdens and cost of compliance with a variety of foreign laws. Changes in policies by foreign governments could result in, for example, increased duties, higher taxation, currency conversion limitations or limitations on imports or exports, any of which could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company does not and currently does not intend to hedge exchange rate fluctuations between United States dollars and foreign currencies associated with payments for equipment and service parts sales.

Dependence on Key Personnel

The Company is dependent on the continued services of its senior management team and certain other key employees. Other than for Mr. L’Esperance, the Company does not maintain employment agreements with its senior management and the Company does not maintain insurance policies with respect to key employees. The loss of such key employees could have a material adverse effect on the Company’s business, financial condition and results of operations and could lead to reduced distribution on Units.

Labour Relations

Approximately 628 of the Company’s employees at its Wisconsin facilities are represented by The United Steel Workers of America. The Company is periodically in negotiations with The United Steel Workers of America and the collective bargaining agreement covering employees at its Wisconsin facilities, approved in September 1999, expires in February 2004. Although the Company expects to renew the existing agreement or negotiate a new agreement without a work stoppage and believes that its relations with its union employees are generally good, there can be no assurance that the Company can successfully negotiate a new agreement or that work stoppages by certain employees will not occur. Any such work stoppages could have a material adverse effect on the Company’s business, financial condition and results of operations and could lead to reduced distribution on Units.

Potential Liability for Environmental, Health and Safety Matters

The Company and its operations are subject to comprehensive federal, state and local environmental and occupational health and safety laws, including laws governing emissions of air pollutants, discharges of waste and storm water and the transportation, storage and disposal of wastes, including solid and hazardous wastes. The Company is also subject to potential liability for non-compliance with other environmental laws and for the investigation and remediation of environmental contamination (including contamination caused by other parties) at the properties it owns or operates (or formerly owned or operated) and at other properties where the Company or predecessors have carried on business or have arranged for the disposal of hazardous substances. As a result, the Company is involved, from time to time, in administrative and judicial proceedings and inquiries relating to environmental matters. There can be no assurance that the Company will not be involved in such proceedings in the future and that the aggregate amount of future clean-up costs and other environmental liabilities (including potential fines and civil damages) will not have a material adverse effect on the Company’s business, financial condition and results of operations.

Federal, state and local governments could amend existing laws or enact new laws concerning environmental matters that affect the Company’s operations or facilities or increase the cost of producing, or otherwise adversely affect the demand for, the Company’s products. The Company cannot predict the environmental liabilities that may result from legislation adopted in the future, the effect of which could be retroactive. Nor can the Company predict how existing or future laws will be administered or interpreted or what environmental conditions may be found to exist at the Company’s facilities or at other properties where the Company or its predecessors have arranged for the disposal of hazardous substances. The enactment of more stringent laws or stricter interpretation of existing laws could require expenditures by the Company, some of which could have a material adverse effect on the Company’s business, financial condition and results of operations.

Certain environmental investigatory and remedial work is underway or planned at, or relating to, subsurface environmental contamination with respect to the Company’s Marianna, Florida and Ripon, Wisconsin manufacturing facilities. With respect to the Marianna facility, such work is being conducted by a former owner of the property pursuant to an indemnity agreement and is being funded through an escrow account, the available balance of which management believes to be sufficient to cover remaining remediation costs. With respect to the Ripon facility, such work will be conducted by the Company. The Company currently expects to incur costs of less than US$100,000 through 2002 at the Ripon facility to complete remedial work. The Company has also received administrative orders from the EPA indicating that it was a potentially responsible party and requiring response actions with respect to a site in South Milwaukee, Wisconsin – see “Business of the Company – United States Laws – Environmental, Health and Safety Matters”. There can be no assurance that significant additional costs will not be incurred by the Company in the future with respect to the Marianna, Ripon or other facilities.

The Company’s operations are also subject to various hazards incidental to the manufacturing and transportation of commercial laundry equipment. These hazards can cause personal injury and damage to and destruction of property and equipment. There can be no assurance that as a result of past or future operations, there will not be claims of injury by employees or members of the public. Furthermore, the Company also has exposure to present and future claims with respect to worker safety, workers’ compensation and other matters. There can be no assurance as to the actual amount of these liabilities or the timing of them. Regulatory developments requiring changes in operating practices or influencing demand for, and the cost of providing, its products and services or the occurrence of material operational problems, including but not limited to the above events, may also have a material adverse effect on the Company’s business, financial condition and results of operations.

Interest Rate and Foreign Currency Risks

The Company is potentially exposed to market risk associated with changes in interest and foreign exchange rates. The Company does not and currently does not intend to hedge exchange rate fluctuations between United States dollars and foreign currencies. However, from time to time, the Company may enter into derivative financial instruments to hedge its interest rate exposures. The Company does not enter into derivatives for speculative purposes.

Revenue from international customers represented approximately 13% of 2001 net revenues. At June 30, 2002, there were no material non-United States dollar denominated financial instruments outstanding which exposed the Company to foreign exchange risk.

An assumed 10% increase/decrease in interest rates under the Company’s special-purpose entities at December 31, 2001 would not have a material effect on the fair value of the retained interest in sold trade accounts receivable due to the short-term nature of the underlying receivables. Finally, based upon the mix of variable and fixed rate equipment loans sold by the Company, a 10% increase/decrease in interest rates would decrease/increase the fair value of the Company’s retained interests at December 31, 2001 of US$28.2 million by less than US$1.0 million.

See also “– Risks Related to the Structure of the Fund and this Offering – Exchange Rate Fluctuations”.

Risks of Future Legal Proceedings

At any given time, the Company is a defendant in various legal proceedings and litigation arising in the ordinary course of business. The Company maintains insurance policies with insurers in amounts and with coverages and deductibles that the Company’s management believes are reasonable and prudent. However, the Company can make no assurance that this insurance will be adequate to protect it from all material expenses related to potential future claims for personal and property damage or that these levels of insurance will be available in the future at economical prices. A significant judgment against the Company or Alliance Holdings, the loss of a significant permit or other approval or the imposition of a significant fine or penalty could have a material adverse effect on the Company’s business, financial condition and future prospects.

Uninsured and Underinsured Losses

The Declaration of Trust requires that the Fund obtain and maintain at all times insurance coverage in respect of potential liabilities of the Fund and the accidental loss of value of the assets of the Fund from risks, in those amounts, with those insurers, and on those terms as the trustees consider appropriate, taking into account all relevant factors including the practices of owners of similar assets and operations. In addition, the Company maintains comprehensive property and casualty insurance, with coverages and amounts that it believes are sufficient to repair or replace any assets physically damaged or destroyed, including coverage for resultant business interruption losses, or extra expenses sustained, and to cover in respect of claims for bodily injury or property damage arising out of assets or operations. However, not all risks are covered by insurance, and no assurance can be given that insurance will be consistently available or will be consistently available on an economically feasible basis or that the amounts of insurance will at all times be sufficient to cover each and every loss or claim that may occur involving the Company’s assets or operations. See “Management – Insurance Coverage for the Fund and Related Entities and Indemnification”.

Risks Related to the Structure of the Fund and this Offering

Dependence on the Company

The Fund is a limited purpose trust which will be entirely dependent on the operations and assets of the Company through the indirect ownership of its membership interests. Cash distributions to Unitholders will be dependent on the ability of Alliance Canada to pay the interest obligations under its notes and to declare and pay dividends or make other distributions on its common shares, which in turn is dependent on the ability of Alliance Holdings to declare and pay distributions on its membership interests, which in turn is dependent on the ability of the Company to declare and pay distributions on its membership interests. Although the Fund intends to distribute the interest and dividend income earned by the Fund less expenses and amounts, if any, paid by the Fund in connection with the redemption of Units, there can be no assurance regarding the amounts of income to be generated by the Company and Alliance Canada and paid to the Fund. The actual amount distributed in respect of the Units will depend upon numerous factors, including profitability, fluctuations in working capital, the sustainability of EBITDA margins and capital expenditures and compliance with restrictive covenants under the Proposed Credit Facility.

Income Tax Matters

There can be no assurance that Canadian federal income tax laws respecting the treatment of mutual fund trusts will not be changed in a manner which adversely affects the holders of Units. If the Fund ceases to qualify as a “mutual fund trust” under the Tax Act, the income tax considerations described under the heading “Certain Income Tax Considerations – Certain Canadian Federal Income Tax Considerations” would be materially and adversely different in certain respects. See “Description of the Fund”.

Income fund structures generally involve significant amounts of inter-company or similar debt, generating substantial interest expense, which serves to reduce earnings and therefore income tax payable. There can be no assurance that taxation authorities will not seek to challenge the amount of interest expense deducted. If such a challenge were to succeed against Alliance Canada or its affiliates, it could materially adversely affect the amount of distributable cash available. Management of the Fund believes that the interest expense inherent in the structure of the Fund is supportable and reasonable in light of the terms of the Alliance Canada notes.

Further, interest on the notes of Alliance Canada accrues at the Fund level for Canadian federal income tax purposes whether or not actually paid. The Declaration of Trust provides that an amount equal to the taxable income of the Fund will be distributed each year to Unitholders in order to reduce the Fund’s taxable income to zero. Where interest payments on the notes of Alliance Canada are due but not paid in whole or in part, the Declaration of Trust provides that additional Units must be distributed to Unitholders in lieu of cash distributions. Unitholders will generally be required to include an amount equal to the fair market value of those Units into their Canadian federal taxable income, in circumstances when they do not directly receive a cash distribution.

There can be no assurance that United States federal income tax laws respecting the treatment of investment trusts will not be changed in a manner which adversely affects the holders of Units. If the Fund fails to qualify as a “fixed investment trust” under United States federal income tax laws, the income tax considerations described under “Certain U.S. Federal Income Tax Considerations” would be materially and adversely different in certain respects. See “Description of the Fund” and “Certain Income Tax Considerations.”

Investors in the Fund must satisfy certain documentation requirements to support their eligibility for an exemption from withholding obligations under applicable U.S. tax law (including, for example, providing Alliance Canada with certain U.S. Internal Revenue Service forms or providing any “qualified intermediary” through which such investor holds its Units with documentation upon which such intermediary can rely to treat such investor as not a U.S. person). Notwithstanding that exemption, a portion of certain Fund distributions to any person that owns, directly or indirectly, and after application of certain constructive ownership rules, 10% or more of the Units outstanding from time to time (a “Substantial Holder”) may be subject to U.S. withholding tax. To ensure that the Fund and Alliance Canada comply with this U.S. withholding tax obligation, the Declaration of Trust provides that a Unitholder must give notice to the Fund’s trustees if Units that holder acquires beneficial ownership of, or the power to exercise control or direction over, or that are otherwise deemed owned by the holder under certain constructive ownership rules, together with Units and securities convertible into Units actually owned by that holder, represent in the aggregate 10% or more of the total number of Units then outstanding. However, in the absence of such a notice from a Substantial Holder, Alliance Canada and the Fund may make distributions from which the required amounts are not withheld. Notwithstanding this failure to withhold, Alliance Canada would remain obligated to remit the required amount to the U.S. Internal Revenue Service. The Declaration of Trust contains provisions that may allow Alliance Canada or the Fund to recover from a Substantial Holder amounts that have been distributed without the required withholding. However, there can be no assurance that Alliance Canada or the Fund could recover these amounts in full or at all, which could result in a reduction in cash available for distribution to other Unitholders.

The trustees of the Fund may refuse to allow the issue or register the transfer of any Units, where such issuance or transfer would, in their opinion, adversely affect the treatment of the Fund or the companies in which it invests under applicable Canadian and/or U.S. tax legislation.

The amount and characterization for tax purposes of distributions by the Fund to Unitholders is dependent on the receipt by the Fund of interest and other distributions on account of its investment in Alliance Canada, which, in turn, is dependent on similar distributions received in its capacity as a member and holder of notes of Alliance Canada. If a taxation authority were to challenge the characterization of amounts received in respect of the notes issued by Alliance Canada as interest, the amounts available for distribution by the Fund and the tax treatment of payments made with respect to the notes may be determined in a manner adverse to the interests of Unitholders. See “Certain Income Tax Considerations – Certain U.S. Federal Income Tax Considerations”.

Under applicable U.S. tax law, so long as Alliance Canada owns less than 100% of the membership interests in Alliance Holdings, Alliance Holdings will be required to withhold and pay to the U.S. Internal Revenue Service on behalf of Alliance Canada an amount (currently 35%) of Alliance Holdings’ taxable income (computed for U.S. tax purposes) allocable to Alliance Canada. Although Alliance Canada should receive a full or partial refund of amounts so paid if Alliance Canada’s U.S. income tax liability for the taxable year is less than such amounts paid by Alliance Holdings (i.e., taking into account both its allocable share of Alliance Holdings’ taxable income and the deduction for interest paid by Alliance Canada to the Fund), Alliance Holdings must nevertheless withhold and remit such amounts in respect of each taxable year in advance (quarterly during the year). This withholding and remittance obligation will cease to apply once Alliance Canada owns 100% of the membership interests of Alliance Holdings. If the collective membership interests in Alliance Holdings held by Existing Securityholders are reduced to a de minimis level, Alliance Canada will have the right to require Existing Securityholders to exchange all of their remaining membership interests in Alliance Holdings for Units on the same terms as an exchange under the Exchange Agreement. Management expects to fund these interim withholding obligations by drawing on the Proposed Credit Facility. Although management does not expect this withholding obligation and the associated funding cost to have a material impact on distributions to Unitholders, there can be no assurances that amounts withheld and remitted will be fully refunded by the taxation authorities and that the associated funding cost will not be material.

Leverage and Restrictive Covenants

The ability of the Company or Alliance Canada to make distributions, pay dividends or make other payments or advances will be subject to applicable laws and contractual restrictions contained in the instruments governing any indebtedness of those entities (including the Proposed Credit Facility described above). The degree to which the Company is leveraged could have important consequences to the holders of the Units, including: the fact that the Company’s ability to obtain additional financing for working capital, capital expenditures or acquisitions in the future may be limited; a significant portion of the Company’s cash flow from operations may be dedicated to the payment of the principal of and interest on its indebtedness, thereby reducing funds available for future operations; certain of the Company’s borrowings will be at variable rates of interest, which exposes the Company to the risk of increased interest rates; and the Company may be more vulnerable to economic downturns and may be limited in its ability to withstand competitive pressures. These factors may increase the sensitivity of distributable cash to interest rate variations.

Exchange Rate Fluctuations

The Fund’s distributions to Unitholders, together with distributions received by the Fund from Alliance Canada, will be denominated in Canadian dollars. Conversely, distributions received by Alliance Canada, and the substantial majority of the Company’s revenue and expenses, will be denominated in U.S. dollars. As a result, the Fund, Alliance Canada and the Company will be exposed to currency exchange rate risks. For the purposes of financial reporting by the Fund, any change in the value of the Canadian dollar against the U.S. dollar during a given financial reporting period would result in a foreign exchange loss or gain on the translation of any U.S. cash and cash equivalents. Consequently, the Fund’s reported earnings could fluctuate materially as a result of foreign exchange translation losses or gains under Canadian GAAP. There can be no assurance that changes in the currency exchange rate will not have a material adverse effect on the Fund or on its ability to maintain a consistent level of distributions in Canadian dollars.

Although Alliance Canada intends to enter into hedges of exchange rate risk with respect to the Canadian dollar-denominated obligations under Alliance Canada’s notes, there can be no assurance that either the Fund, Alliance Canada or the Company will engage in such hedging or, if the Fund, Alliance Canada or the Company decides to engage in any future hedging transactions, that it will be successful in hedging such exchange rate risk. As a result, any change in the currency exchange rate that effectively reduces the Canadian dollar amounts available to Alliance Canada, to satisfy its principal and interest payment obligation in respect of its notes and other distributions could have a material adverse effect on Alliance Canada and, ultimately, on the Fund’s ability to maintain a consistent level of distributions in Canadian dollars.

See also “– Risks Related to the Company’s Business and the Industry – Interest Rate and Foreign Currency Risks”.

Nature of Units

Securities like the Units are hybrids in that they share certain attributes common to both equity securities and debt instruments. The Units do not represent a direct investment in the Company’s business and should not be viewed by investors as shares in Alliance Canada or membership interests of the Company. As holders of Units, Unitholders will not have the statutory rights normally associated with ownership of shares of a corporation including, for example, the right to bring “oppression” or “derivative” actions. The Units represent a fractional interest in the Fund. The Fund’s primary assets will be notes and common shares of Alliance Canada. The price per Unit is a function of anticipated distributable income of the Fund, which may change.

Absence of Prior Public Market

Prior to this offering, there has been no public market for the Units. The initial public offering price has been determined by negotiation between the Fund, the Company and the underwriters based on several factors and may bear no relationship to the price at which the Units will trade in the public market subsequent to this offering. See “Plan of Distribution”.

Distribution of Securities on Redemption or Termination of the Fund

Upon a redemption of Units or termination of the Fund, the trustees of the Fund may distribute the notes and common shares of Alliance Canada directly to the Unitholders, subject to obtaining all required regulatory approvals. There is currently no market for the notes or common shares of Alliance Canada. In addition, neither the notes nor the common shares of Alliance Canada are expected to be freely tradeable or listed on any stock exchange. See “Description of the Fund – Term of the Fund”. Securities of Alliance Canada so distributed may not be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, depending upon the circumstances at the time.

Enforcement of Certain Civil Liabilities

The Company and Alliance Holdings are organized under the laws of the State of Delaware. Substantially all of the assets of the Company and Alliance Holdings are located outside of Canada and certain of the Company’s managers and officers, as well as certain of the experts named in this prospectus, are residents of the United States. As a result, it may be difficult or impossible for investors to effect service within Canada upon the Company, Alliance Holdings or those managers, officers and experts who are not residents of Canada or to realize against them in Canada upon judgments of courts of Canada predicated upon the civil liability provisions of applicable Canadian provincial securities laws.

The Company has been advised by its counsel in the United States that there is some doubt as to the enforceability in the United States by a court in original actions, or in actions to enforce judgments of Canadian courts, of civil liabilities predicated upon such applicable Canadian provincial securities laws.

Issue of Additional Units and Dilution

The Declaration of Trust authorizes the Fund to issue an unlimited number of Units for that consideration and on those terms and conditions as are established by the trustees without the approval of any Unitholders. Additional Units may be issued by the Fund pursuant to the Exchange Agreement. The issuance of additional Units may dilute a Unitholder’s investment in the Fund and reduce distributable cash per Unit. See “Alliance Laundry Holdings LLC — Retained Interest — Exchange Agreement”.

Restrictions on Potential Growth

The payout by the Company of substantially all of its operating cash flow will make additional capital and operating expenditures dependent on increased cash flow or additional financing in the future. Lack of those funds could limit the future growth of the Company and its cash flow.

Investment Eligibility and Foreign Property

There can be no assurance that the Units will continue to be qualified investments for registered retirement savings plans, deferred profit sharing plans, registered retirement income funds and registered education savings plans or that the Units will not be foreign property under the Tax Act. The Tax Act imposes penalties for the acquisition or holding of non-qualified or ineligible investments and on excess holdings of foreign property. See “Certain Income Tax Considerations – Canadian Federal Income Tax Considerations” and “Eligibility for Investment.” In particular, if Alliance Canada ceases to have a “Substantial Canadian Presence” (as that term is understood for the purposes of the Tax Act), the Units may become foreign property. Although Alliance Canada will covenant to use its best efforts to maintain a “Substantial Canadian Presence” while Units are outstanding, there is no assurance that Alliance Canada will be able to satisfy the necessary requirements at all material times.

PLAN OF DISTRIBUTION

The Fund, Alliance Holdings, the Company and the underwriters, BMO Nesbitt Burns Inc. and CIBC World Markets Inc., have entered into an underwriting agreement dated     •    , 2002. Under that agreement and subject to its terms and conditions, the Fund has agreed to sell and the underwriters have agreed to purchase on the closing date, being     •    , 2002 or any later date as may be agreed upon by the parties but not later than     •    , 2002, all but not less than all of the offered Units at a price of Cdn$    •     per Unit, payable against delivery of a certificate representing the offered Units. The offering price of the Units offered under this prospectus was determined by negotiation between the Fund, Alliance Holdings, certain of the Existing Securityholders and the underwriters. In consideration for their services in connection with this offering, the Fund has agreed to pay the underwriters a fee of     •    % of the total gross proceeds of the offering.

The obligations of the underwriters under the underwriting agreement are conditional and may be terminated at their discretion on the basis of their assessment of the state of the financial markets and may also be terminated in certain stated circumstances and upon the occurrence of certain stated events. The underwriters are, however, severally obligated to take up and pay for all offered Units that they have obliged themselves to purchase if any of the offered Units are purchased under the underwriting agreement.

Subscriptions for Units will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice.

The Units have not been and will not be registered under the U.S. Securities Act and, subject to certain exemptions, may not be offered or sold in the United States. The underwriters have agreed that they will not offer or sell the Units within the United States except to qualified institutional buyers (as defined in Rule 144A under the U.S. Securities Act) or to institutional accredited investors.

In addition, until 40 days after the closing date, an offer or sale of Units within the United States by a dealer (whether or not participating in the offering) may violate the registration requirements of the U.S. Securities Act if that offer or sale is made otherwise than in accordance with Rule 144A.

Pursuant to policy statements of the Ontario Securities Commission and the Commission des valeurs mobilières du Québec, the underwriters may not, throughout the period of distribution, bid for or purchase Units. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, Units. These exceptions include a bid or purchase permitted under the by-laws and rules of the Toronto Stock Exchange relating to market stabilization and passive market-making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Under the first-mentioned exception, in connection with the offering, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Units at levels other than those which might otherwise prevail in the open market. Those transactions, if commenced, may be discontinued at any time.

The Fund has agreed not to sell or issue, or negotiate or enter into an agreement to sell or issue, any of its securities for a period of 180 days following the date of closing of this offering, without the prior consent of the underwriters, other than in connection with specific types of transactions. In addition, the Existing Securityholders will agree with BMO Nesbitt Burns Inc. that they will not sell, transfer, assign, exchange or otherwise dispose of, directly or indirectly, any exchange rights held by the Existing Securityholders (except to acquire Units) or the Units issuable on the exchange of the exchange rights for a period of 180 days following the closing of the offering, without the prior written consent of BMO Nesbitt Burns Inc., not to be unreasonably withheld or delayed. If any person acquires 20% or more (calculated without giving effect to any redemptions of Units) of the outstanding Units, the Existing Securityholders will have the right to immediately exchange their membership interests in Alliance Holdings for Units and participate in any take-over bid for Units (including exchanging on the condition that the take-over bid is successfully completed).

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Fund are PricewaterhouseCoopers LLP, Toronto, Ontario. The auditors of Alliance Holdings are PricewaterhouseCoopers LLP, Milwaukee, Wisconsin.

The transfer agent and registrar for the Units is     •     at its principal office in     •    .

MATERIAL CONTRACTS

The following are the only material contracts, other than contracts entered into in the ordinary course of business, which have been entered into by the Fund, Alliance Canada, Alliance Holdings or the Company within the past two years or which are proposed to be entered into:

•	the Declaration of Trust referred to under “Description of the Fund”;

•	the Investment Agreement referred to under “Investment Agreement”;

•	the Note Indenture referred to under “Alliance Laundry Canada Inc. – Notes Issued by Alliance Canada”;

•	the Underwriting Agreement referred to under “Plan of Distribution”;

•	the Securityholders’ Agreement referred to under the heading, “Alliance Laundry Holdings LLC – Retained Interest – Securityholders’ Agreement”;

•	the Exchange Agreement referred to under the heading “Alliance Laundry Holdings LLC – Retained Interest – Exchange Agreement”;

•	the LLC Agreement referred to under the heading “Alliance Laundry Holdings LLC”; and

•	the limited liability agreement of the Company referred to under the heading “Alliance Laundry Systems LLC”.

Copies of these agreements may be examined at the head and principal office of the Fund during normal business hours during the course of distribution to the public of the Units and for 30 days after the distribution is completed.

LEGAL MATTERS

The matters referred to under “Eligibility for Investment” and “Certain Income Tax Considerations – Certain Canadian Federal Income Tax Considerations” and certain other legal matters relating to the Units offered by this prospectus will be passed upon at the date of closing on behalf of the Fund, Alliance Canada, Alliance Holdings and the Company by Torys LLP and on behalf of the underwriters by Goodmans LLP. The matters referred to under “Certain Income Tax Considerations – Certain U.S. Federal Income Tax Considerations” will be passed upon at the date of closing on behalf of the Fund, Alliance Canada, Alliance Holdings and the Company by Kirkland & Ellis and on behalf of the underwriters by Goodwin Procter LLP.

As of September 30, 2002, the partners and associates of each of Torys LLP, Goodmans LLP and Goodwin Procter LLP did not beneficially own, directly or indirectly, any securities of the Fund, Alliance Canada, Alliance Holdings or the Company. Certain partners of Kirkland & Ellis are partners of Randolph Street Partners II, which, through Bain LLC, holds less than a 1% interest in Alliance Holdings.

CERTAIN INCOME TAX CONSIDERATIONS

Certain Canadian Federal Income Tax Considerations

In the opinion of Torys LLP, Canadian counsel to the Fund and the Company, and Goodmans LLP, Canadian counsel to the underwriters, the following is, as of the date of this prospectus, a summary of the principal Canadian federal income tax considerations generally applicable under the Income Tax Act (Canada) (the “Tax Act”) to a Unitholder who acquires Units in connection with this offering and who, for purposes of the Tax Act, is resident in Canada, deals at arm’s length with the Fund and holds the Units as capital property. Generally, Units will be considered to be capital property to a Unitholder provided that the Unitholder does not hold the Units in the course of carrying on a business and has not acquired them in one or more transactions considered to be an adventure in the nature of trade. Certain Unitholders who might not otherwise be considered to hold their Units as capital property may, in certain circumstances, be entitled to have them treated as capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. This summary is not applicable to a Unitholder that is a financial institution (as defined in the Tax Act for purposes of the mark-to-market rules), a specified financial institution or a Unitholder an interest in which is a tax shelter investment (all as defined in the Tax Act).

This summary is based upon the provisions of the Tax Act and the regulations under the Tax Act in force at the date of this prospectus and counsel’s understanding of the current published administrative and assessing practices of the Canada Customs and Revenue Agency and takes into account all specific proposals to amend the Tax Act and the regulations under the Tax Act which have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this prospectus and certificates of the Fund, Alliance Canada and the underwriters. There can be no assurance that any tax proposals will be implemented in their current form or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, and does not take into account provincial, territorial or foreign tax legislation or considerations, which may differ significantly from those discussed in this prospectus.

This summary is not exhaustive of all possible Canadian federal tax considerations applicable to an investment in Units. Moreover, the income and other tax consequences of acquiring, holding or disposing of

Units will vary depending on the Unitholder’s particular circumstances, including the province or territory or provinces or territories in which the Unitholder resides or carries on business. Accordingly, this summary is of a general nature only and is not intended to be legal or tax advice to any prospective purchaser of Units. Investors should consult their own tax advisors for advice with respect to the tax consequences of an investment in Units based on their particular circumstances.

Status of the Fund

Mutual Fund Trust

As discussed under “Eligibility for Investment”, this summary is based on the assumption that the Fund will qualify as a “mutual fund trust” as defined in the Tax Act on completion of the offering of Units, and will then continuously qualify as a mutual fund trust. This summary assumes that the Fund will elect to be deemed to be a mutual fund trust from the date it is established. If the Fund were not to qualify as a mutual fund trust, the income tax considerations described below would, in some respects, be materially different.

Qualified Investment

The Units will be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, each as defined in the Tax Act (the “plans”), subject to the specific provisions of any particular plan. If the Fund ceases to qualify as a mutual fund trust, the Units will cease to be qualified investments for those plans.

A common share or a note of Alliance Canada received as a result of a redemption of Units may not be a qualified investment for a plan, and this could give rise to adverse consequences to the plan or the annuitant under the plan. Accordingly, plans that own Units should consult their own tax advisors before deciding to exercise the redemption rights attached to the Units.

Foreign Property

As discussed under “Eligibility for Investment”, based in part on a certificate of Alliance Canada as to factual matters, Units will not constitute foreign property for plans (other than registered education savings plans), registered pension plans or other persons subject to tax under Part XI of the Tax Act. Trusts governed by registered education savings plans are not subject to the foreign property rules. If the Fund ceases to qualify as a mutual fund trust or if Alliance Canada ceases to have a “Substantial Canadian Presence” (as that term is understood for the purposes of the Tax Act), the Units may become foreign property.

Taxation of the Fund

The taxation year of the Fund is the calendar year. In each taxation year, the Fund will be subject to tax under Part I of the Tax Act on its income for the year, including net realized taxable capital gains, less the portion thereof that it deducts in respect of the amounts paid or payable in the year to Unitholders. An amount will be considered to be payable to a Unitholder in a taxation year if it is paid to the Unitholder in the year by the Fund or if the Unitholder is entitled in that year to enforce payment of the amount.

The Fund will include in its income for each taxation year all interest on the notes of Alliance Holdings that accrues to the Fund to the end of the year, or that becomes receivable or is received by it before the end of the year, except to the extent that interest was included in computing its income for a preceding taxation year.

In addition, the Fund will include in its income any dividends received on the common shares of Alliance Canada. Any amount paid to the Fund in respect of the common shares of Alliance Canada (other than an amount that is a return of capital for purposes of the Tax Act) will generally constitute a dividend to the Fund. Any amount paid to the Fund on a repurchase of the common shares of Alliance Canada that is in excess of the paid-up capital of those shares will also be deemed to be a dividend to the Fund. Provided that such amounts are distributed to Unitholders and appropriate designations are made by the Fund, all amounts which would otherwise be included in its income as dividends received on the common shares of Alliance Canada will be deemed to have been received by the Unitholders and not to have been received by the Fund.

A distribution by the Fund of common shares or notes of Alliance Canada or any other property so distributed upon a redemption of Units will be treated as a disposition by the Fund of the property so distributed for proceeds of disposition equal to their fair market value. The Fund’s proceeds from the disposition of Alliance Canada’s notes will be reduced by any accrued but unpaid interest in respect of those notes, which interest will generally be included in the Fund’s income in the year of disposition to the extent it was not included in the Fund’s income in a previous year. The Fund will realize a capital gain (or a capital loss) to the extent that the proceeds from the disposition exceed (or are less than) the adjusted cost base of the relevant property and any reasonable costs of disposition.

In computing its income, the Fund may deduct reasonable administrative costs, interest and other expenses incurred by it for the purpose of earning income. The Fund may also deduct from its income for the year a portion of the expenses incurred by the Fund to issue Units in connection with this offering. The portion of those issue expenses deductible by the Fund in a taxation year is 20% of those issue expenses, pro-rated where the Fund’s taxation year is less than 365 days.

Under the Declaration of Trust, an amount equal to all of the income of the Fund, together with the non-taxable portion of any net capital gain realized by the Fund, but excluding capital gains arising on a distribution in specie of common shares or notes of Alliance Canada or any other property on redemption of Units which are designated by the Fund to redeeming Unitholders, will be payable in the year to the holders of the Units by way of cash distributions, subject to the exceptions described below. Income of the Fund which is applied to fund redemptions of Units for cash or is otherwise unavailable for cash distributions will be distributed to Unitholders in the form of additional Units. Income of the Fund payable to Unitholders, whether in cash, additional Units or otherwise, will generally be deductible by the Fund in computing its taxable income.

The Fund will be entitled for each taxation year to reduce (or receive a refund in respect of) its liability, if any, for tax on its net realized taxable capital gains by an amount determined under the Tax Act based on the redemption of Units during the year (the “capital gains refund”). In certain circumstances, the capital gains refund in a particular taxation year may not completely offset the Fund’s tax liability for that taxation year arising as a result of the distribution of common shares or notes of Alliance Canada or any other property on the redemption of Units. The Declaration of Trust provides that the taxable portion of any capital gain realized by the Fund as a result of that redemption may, at the discretion of the Trustees, be treated as income paid to, and designated as a taxable capital gain of, the redeeming Unitholders. Any amount so designated must be included in the income of the redeeming Unitholders and will be deductible by the Fund. In addition, certain accrued interest on Alliance Canada notes distributed to a redeeming Unitholder will be treated as an amount paid to that Unitholder and will be deductible by the Fund.

Counsel has been advised that the Fund intends to make sufficient distributions in each year of its net income for tax purposes and net realized capital gains so that the Fund will generally not be liable in that year for income tax under Part I of the Tax Act.

Taxation of Alliance Canada and Alliance Holdings

Alliance Holdings will be considered to be a corporation for Canadian income tax purposes and will be a “foreign affiliate” and a “controlled foreign affiliate” of Alliance Canada for Canadian income tax purposes. Distributions from Alliance Holdings to Alliance Canada will be considered to be dividends paid by Alliance Holdings to Alliance Canada and will be included in computing the income of Alliance Canada. However, to the extent that such dividends are considered to have been paid out of the “exempt surplus” of Alliance Holdings with respect to Alliance Canada the amount of such dividends will be deductible in computing the income of Alliance Canada. In addition, to the extent that such dividends are considered to have been paid out of the “pre-acquisition surplus” of Alliance Holdings with respect to Alliance Canada, the amount of such dividends will also be deductible in computing the income of Alliance Canada. The adjusted cost base to Alliance Canada of its membership interest in Alliance Holdings will be reduced to the extent that such dividends are considered to have been paid out of the “pre-acquisition surplus” of Alliance Holdings with respect to Alliance Canada. It is expected that the dividends so considered to have been paid by Alliance Holdings to Alliance Canada will be considered to be paid primarily out of the “exempt surplus” of Alliance Holdings with respect to Alliance Canada and, to a much lesser extent, out of the “pre-acquisition surplus” of Alliance Holdings with respect to Alliance Canada. To the extent that Alliance Holdings or any direct or indirect wholly-owned subsidiary thereof (including any subsidiary that is a limited liability company) earns income that qualifies as “foreign accrual property income” (“FAPI”) the FAPI allocable to Alliance Canada must be included in computing the income of

Alliance Canada for Canadian income tax purposes, whether or not Alliance Canada actually receives a distribution FAPI. Any amount so included will increase the adjusted cost base to Alliance Canada of its membership interest in Alliance Holdings. At such time as Alliance Canada receives a distribution of this type of income that was previously treated as FAPI, that distribution will effectively not be taxable to Alliance Canada and there will be a corresponding reduction in the adjusted cost base to Alliance Canada of its membership interest in Alliance Holdings.

Alliance Canada will be entitled to deduct the interest paid by it on the notes held by the Fund in computing its income. To the extent that the deduction for interest on the notes creates a loss in a taxation year of Alliance Canada that loss will be a non-capital loss which may be carried back for three taxation years and forward for seven taxation years and applied against the income of Alliance Canada (including capital gains) for such years.

Taxation of Unitholders

Fund Distributions

A Unitholder will generally be required to include in income for a particular taxation year the portion of the net income of the Fund for a taxation year, including net realized taxable capital gains, that is paid or payable to the Unitholder in the particular taxation year, whether that amount is received in cash, additional Units or otherwise.

Provided that appropriate designations are made by the Fund, that portion of its taxable dividends received from taxable Canadian corporations and net taxable capital gains as is paid or payable to a Unitholder will effectively retain its character and be treated as such in the hands of the Unitholder for purposes of the Tax Act. To the extent that amounts are designated as taxable dividends from Alliance Canada, the normal gross-up and dividend tax credit provisions will be applicable in respect of Unitholders who are individuals, the refundable tax under Part IV of the Tax Act will be payable by Unitholders that are private corporations and certain other corporations controlled directly or indirectly by or for the benefit of an individual or related group of individuals and the deduction in computing taxable income will be available to Unitholders that are corporations.

The non-taxable portion of any net realized capital gains of the Fund that is paid or payable to a Unitholder in a taxation year will not be included in computing the Unitholder’s income for the year. Any other amount in excess of the net income of the Fund that is paid or payable to a Unitholder in that year will not generally be included in the Unitholder’s income for the year. However, where such an amount is paid or payable to a Unitholder (other than as proceeds in respect of the redemption of Units), the Unitholder will be required to reduce the adjusted cost base of the Units by that amount.

To the extent that the adjusted cost base of a Unit would otherwise be a negative amount, the negative amount will be deemed to be a capital gain and the adjusted cost base of the Unit to the Unitholder will then be nil.

The cost to a Unitholder of additional Units received in lieu of a cash distribution of income will be the amount of income distributed by the issue of those Units. For the purpose of determining the adjusted cost base to a Unitholder of Units, when a Unit is acquired, the cost of the newly-acquired Unit will be averaged with the adjusted cost base of all of the Units owned by Unitholder as capital property immediately before that acquisition.

Dispositions of Units

On the disposition or deemed disposition of a Unit whether on a redemption or otherwise, the Unitholder will realize a capital gain (or capital loss) equal to the amount by which the Unitholder’s proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base of the Unit and any reasonable costs of disposition. Proceeds of disposition will not include an amount payable by the Fund that is otherwise required to be included in the Unitholder’s income.

Where Units are redeemed by the distribution of notes or common shares of Alliance Canada or any other property of the Fund to the redeeming Unitholder, the proceeds of disposition to the Unitholder of the Units will be equal to the fair market value of such property so distributed less any capital gain realized by the Fund as a result of the redemption of those Units (which capital gain will be designated by the Fund to the Unitholder) and, in the case of notes, any accrued interest on those notes. Where a capital gain realized by the Fund as a result of the distribution of notes or common shares of Alliance Canada or other such property on the redemption of Units has been designated by the

Fund to a redeeming Unitholder, the Unitholder will be required to include in income the taxable portion of the capital gain so designated. Interest accrued on the notes in the taxation year of the Fund in which the redemption occurs but which has not been paid at the time of redemption will be treated as an amount of income paid to the Unitholder and therefore will be included in the Unitholder’s income in the year the Unit is redeemed. The cost of any property distributed by the Fund to a Unitholder upon a redemption of Units will be equal to the fair market value of that property at the time of the distribution less, in the case of a note, any accrued interest on the note. The Unitholder will thereafter be required to include in income interest on any note so distributed in accordance with the provisions of the Tax Act. To the extent that the Unitholder is thereafter required to include in income any interest accrued to the date of the acquisition of a note by the Unitholder, an offsetting deduction will be available.

Capital Gains and Capital Losses

One-half of any capital gain realized by a Unitholder and the amount of any net taxable capital gains designated by the Fund in respect of a Unitholder will be included in the Unitholder’s income as a taxable capital gain and one-half of any capital loss realized by a Unitholder may generally be deducted only from taxable capital gains in accordance with the provisions of the Tax Act.

Where a Unitholder that is a corporation or trust (other than a mutual fund trust) disposes of a Unit, the Unitholder’s capital loss from the disposition will generally be reduced by the amount of dividends from Alliance Canada previously designated by the Fund to the Unitholder except to the extent that a loss on a previous disposition of a Unit has been reduced by those dividends. Analogous rules apply where a corporation or trust (other than a mutual fund trust) is a member of a partnership that disposes of Units.

Alternative Minimum Tax

In general terms, net income of the Fund paid or payable to a Unitholder who is an individual that is designated as taxable dividends or as net realized capital gains and capital gains realized on the disposition of Units may increase the Unitholder’s liability for alternative minimum tax.

Certain U.S. Federal Income Tax Considerations

In the opinion of Kirkland & Ellis, counsel to the Fund and the Company, and Goodwin Procter LLP, counsel to the underwriters, together, “U.S. Tax Counsel”, the following summary describes, as of the date of this prospectus, the principal United States federal income tax considerations applicable to non-U.S. Unitholders of the purchase, ownership and disposition of the Units offered by this prospectus. This discussion is based upon current provisions of the United States Internal Revenue Code (the “Code”), existing and proposed Treasury regulations thereunder, current administrative rulings, judicial decisions and other applicable authorities. There are no cases or United States Internal Revenue Service (“IRS”) rulings on similar transactions involving Units issued by a trust similar to the Fund. As a result, there can be no assurance that the IRS will not challenge the conclusions reached in this section and no ruling from the IRS has been or will be sought on any of the issues discussed below. Furthermore, legislative, judicial or administrative changes may occur, perhaps with retroactive effect, which could affect the accuracy of the statements and conclusions set forth in this prospectus as well as the United States tax consequences to Unitholders.

This discussion does not claim to deal with all aspects of United States federal income taxation that may be relevant to Unitholders in light of their personal investment circumstances nor, except for specific limited discussions of particular topics, to Unitholders subject to special treatment under United States federal income tax laws, such as financial institutions, broker-dealers, life insurance companies and tax-exempt organizations. This information is directed only to prospective purchasers who purchase Units in the initial distribution of the Units and who are not United States persons under the Code.

This summary is not exhaustive of all possible United States federal tax considerations applicable to an investment in Units. Accordingly, this summary is of a general nature only and is not intended to be legal or tax advice to any prospective purchaser of Units. Investors should consult their own tax advisors as to the United States federal, state, local and any other tax consequences to them of the purchase, ownership, and disposition of Units.

Taxation of Alliance Holdings

For United States federal income tax purposes, Alliance Holdings will be treated as a partnership (assuming the Existing Securityholders retain an interest in Alliance Holdings). As such, Alliance Holdings will not itself be subject to federal income tax. Rather, each of its members (including Alliance Canada) will be required to separately take into account such member’s distributive share of Alliance Holdings’ income, gains, losses, deductions and credits. Alliance Holdings’ income will consist primarily of revenues connected with the operation of its business and its deductions will similarly consist of expenses related thereto (including interest expense, depreciation, and amortization). If no Existing Securityholder retains an interest in Alliance Holdings, then Alliance Holdings will be disregarded as an entity separate from Alliance Canada.

Taxation of Alliance Canada

Because Alliance Canada’s taxable income will arise from a business which Alliance Holdings conducts in the United States, such income will be treated as income effectively connected with a United States trade or business. Consequently under the Code, Alliance Canada will be subject to United States federal income tax on such taxable income at the graduated rates generally applicable to United States taxpayers.

In computing its United States taxable income, Alliance Canada will be entitled to claim depreciation and amortization as if it had purchased a ratable portion of Alliance Holdings’ assets for an amount equal to the amount spent to acquire its equity interest in Alliance Holdings from the Existing Securityholders even though such assets may have a tax basis at the time of such acquisition lower than such amount. Due to projected depreciation, amortization and interest deductions, it is not anticipated that Alliance Canada will be liable for substantial United States income tax for several years, unless its taxable income increases beyond currently projected levels.

As discussed immediately below, potential limitations on Alliance Canada’s ability to deduct its interest expense and the imposition of “branch profits” taxation may reduce Alliance Canada’s after-tax income available for distribution to the Fund and hence the Unitholders.

Deductibility of Interest

Alliance Canada intends to deduct from its taxable income the amount of any interest expense related to its issuance of notes to the Fund. If, however, such notes were to be treated for United States income tax purposes as equity in Alliance Canada rather than as debt, the otherwise deductible interest on the notes would instead be treated as non-deductible dividends. Alliance Canada’s inability to deduct interest on the notes could materially increase its taxable income and hence its United States federal income tax liability. In such case, this would reduce Alliance Canada’s after-tax income available for distribution to the Fund.

The determination of whether the notes that Alliance Canada will issue to the Fund is debt or equity for U.S. federal income tax purposes is a factual inquiry which requires the weighing of various factors. While the IRS has not published an exhaustive list of relevant items, principal factors often cited include whether the instrument in question is an unconditional obligation to pay a sum certain and whether the instrument has significant equity-like characteristics (e.g., participation rights, voting power, subordination to other creditors). A key factor is the issuer’s debt-equity ratio. As discussed in this prospectus, Alliance Canada’s debt-equity ratio will be three to one, which, under various judicial precedents, supports debt characterization. On the other hand, the proportionate holding of notes and shares of Alliance Canada is a contrary factor. On balance, U.S. Tax Counsel believes that there is a reasonable position that the notes are debt and the interest paid thereon is deductible for U.S. federal income tax purposes, and Alliance Canada intends to take that position. However, there can be no assurance that position would be sustained if challenged by the IRS.

Section 163(j) of the Code is another potential limiting factor on Alliance Canada’s ability to deduct its interest expense on the notes issued to the Fund. In general, Section 163(j) will defer a corporate debtor’s deductions for interest payments to “related” foreign persons (if and to the extent that such persons are not subject to United States federal income tax on such interest payments) to the extent the corporation’s net interest expense (i.e., Alliance Canada’s interest on the notes plus its share of Alliance Holdings’ interest expense) exceeds an amount equal to 50% of the corporation’s “adjusted taxable income” (generally the corporation’s earnings before interest, taxes, depreciation, and amortization). For this purpose, a corporation and a noteholder will generally be “related” if there is a 50% overlap in equity by value. The Fund has been structured to qualify, for United States federal income tax purposes, as a “fixed investment trust” (rather than a corporation or a partnership), in which case the Fund should generally be disregarded and each Unitholder treated as owning directly his pro rata share of the Fund’s assets (i.e., Alliance Canada shares and notes). Assuming no non-U.S. Unitholder will own 50% or more of Alliance Canada’s equity through the Fund, Section 163(j) should therefore not apply. If, however, the Fund were instead characterized as a corporation or a partnership for United States federal income tax purposes (or if fixed investment trusts should not be disregarded for purposes of certain “related person” rules), it would be considered “related” to Alliance Holdings, in which case, depending on the facts and circumstances during the year of the interest payment, Section 163(j) could potentially apply, reducing Alliance Canada’s allowable interest deductions and hence its after-tax income available for distribution. U.S. Tax Counsel believes that the Fund should be characterized as a fixed investment trust and that a fixed investment trust should be disregarded for purposes of the related person rules. Therefore, U.S. Tax Counsel believes that Section 163(j) should not apply (assuming the Fund has no 50% or greater non-U.S. Unitholders). However, there can be no assurance that position would be sustained if challenged by the IRS.

Branch Profits Taxation

Under the “branch profits tax” rules of Section 884 of the Code, distributions from Alliance Canada to the Fund will be considered a reduction in Alliance Canada’s “U.S. net equity”. Such distributions will consequently trigger a “branch profits” liability equal to 5% of the lesser of (i) Alliance Canada’s earnings and profits (as calculated for United States federal income tax purposes) and (ii) the amount of such reduction in Alliance Canada’s net equity value resulting from the distribution. This tax will thus reduce Alliance Canada’s after-tax income available for distribution. Based on current levels of taxable income, it is not anticipated that Alliance Canada will have a significant amount of earnings and profits for several years.

United States Withholding Taxes

Payments of Interest

As discussed above, the Fund has been structured to qualify, for United States federal income tax purposes, as a “fixed investment trust”, in which case the Fund will generally be ignored and each Unitholder treated as owning directly his pro rata share of the Fund’s assets (i.e., Alliance Canada common shares and notes). Provided that the Fund is so ignored, payments of principal and interest on the notes by Alliance Canada to the Fund will be treated as payments directly to the Unitholders. Subject to the discussion of backup withholding below, such payments by Alliance Canada to the Fund (and treated as paid directly to a non-U.S. Unitholder) will not be subject to U.S. federal withholding tax, provided that the following requirements are satisfied (the “Portfolio Interest Exemption”):

(i)	the non-U.S. Unitholder does not, directly or indirectly, actually or constructively own 10% or more of the total combined voting power of the Fund (and consequently Alliance Canada);

(ii)	the non-U.S. Unitholder is not a controlled foreign corporation for U.S. federal income tax purposes that is related to Alliance Canada through stock ownership;

(iii)	the non-U.S. Unitholder is not a bank described in Section 881(c)(3)(A) of the Code; and

(iv)
either (A) the non-U.S. Unitholder certifies to Alliance Canada or its agent on IRS Form W-8BEN (or a suitable substitute form or successor form), under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and provides its name and address, or (B) a “qualified intermediary” (as defined under IRS regulations) receives documentation upon which it can rely to treat the non-U.S. Unitholder as not a U.S. person and provides Alliance Canada with an IRS Form W-8 IMY (or a suitable substitute or successor form), or (C) certain other documentation requirements are met.

If a non-U.S. Unitholder cannot satisfy the requirements of the Portfolio Interest Exemption, the portion of any interest paid from Alliance Canada to the Fund allocable to such Unitholder will be subject to a 30% withholding tax (which will reduce any distribution from the Fund to such non-U.S. Unitholder by an equal amount), unless the non-U.S. Unitholder satisfies certain requirements (including providing Alliance Canada with certain U.S. Internal Revenue Service forms or a “qualified intermediary” through which such investor holds its Units with certain documentation)

claiming an exemption from, or reduced rate of withholding under the benefit of a tax treaty or stating that interest is not subject to withholding tax because it is United States trade or business income to the non-U.S. Unitholder.

Although U.S. Tax Counsel believes that the Fund should be characterized as a fixed investment trust disregarded for U.S. withholding tax purposes, there can be no assurance that position would be sustained if challenged by the IRS. If a fixed investment trust is not disregarded for U.S. withholding tax purposes, or if the Fund is characterized as a partnership for United States federal income tax purposes, the above analysis should apply, though the matter is not free from doubt. In order to qualify for any of the above exemptions in such case, the Fund would be required to file certain forms with the IRS and the non-U.S. Unitholders would be required to submit the forms described above.

It is suggested that investors consult their tax advisor about the specific methods for satisfying these requirements. A claim for exemption will not be valid if the person receiving the applicable form has actual knowledge that the statements on the form are false.

Disposition of Units

A non-U.S. Unitholder will not be subject to United States federal income tax on gain realized on the sale, exchange, or other disposition of a Unit unless (i) the non-U.S. Unitholder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met, (ii) the non-U.S. Unitholder is subject to tax pursuant to the provisions of United States tax law applicable to certain United States expatriates, or (iii) such gain or income is effectively connected with a United States trade or business.

Information Reporting and Backup Withholding

Alliance Canada will, where required, report to the Fund (on behalf of the Unitholders) and the IRS the amount of any interest paid on the notes in each calendar year and the amounts of federal tax withheld, if any, with respect to payments. In general, information reporting requirements will apply to payments of principal and interest on the notes and payments of the proceeds of the sale of the notes, and backup withholding tax, currently at a rate of 30% (scheduled to decrease periodically to 28% in 2006), may apply to those payments if (i) the Unitholder fails to furnish or certify its correct taxpayer identification number to Alliance Canada in the manner required, (ii) Alliance Canada is notified by the IRS that the Unitholder has failed to report payments of interest and dividends properly, or (iii) under certain circumstances, the Unitholder fails to certify that the Unitholder has not been notified by the IRS that the Unitholder is subject to backup withholding for failure to report interest and dividend payments.

United States backup withholding tax will not apply to payments on the notes treated as held by a non-U.S. Unitholder if certain documentation requirements are satisfied (generally as described above), provided that the payor does not have actual knowledge that the Unitholder is a United States person. Information reporting may still apply with respect to payments of interest. Information reporting and backup withholding tax will not apply to payments of the proceeds of the sale of Units to a non-U.S. holder effected by a broker, provided that either a sale occurs through a foreign office of a foreign broker that has no connection with the United States, as described in applicable regulations, or such broker has in its records certain documentary evidence allowed by Treasury regulations that the beneficial owner is a non-U.S. Unitholder, certain other conditions are met, and the broker does not have actual knowledge that the holder is a United States person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be returned or credited against the Unitholder’s United States federal income tax liability, provided the required information is provided to the IRS.

CURRENCY AND EXCHANGE RATE INFORMATION

The Company’s business is conducted principally in the United States and a substantial majority of its revenues and expenses is denominated in U.S. dollars. Accordingly, the financial statements of the Fund and the Company included in this prospectus are presented in U.S. dollars. The following table sets forth, for each period indicated, the high and low exchange rates for Canadian dollars expressed in U.S. dollars, the average of such exchange rates on the last business day of each month during such period and the exchange rate at the end of such period, based on the inverse of the noon rate in Canadian dollars as quoted by the Bank of Canada (the “Noon Rate”). Such rates are set forth as U.S. dollars per Cdn$1.00 and are the inverse of rates quoted by the Bank of Canada for Canadian dollars per US$1.00.

	Six Months Ended June 30,		Twelve Months Ended December 31,
	2002	2001	2001	2000	1999	1998
High	0.6618	0.6695	0.6695	0.6973	0.6929	0.7105
Low	0.6199	0.6334	0.6242	0.6413	0.6537	0.6343
Average(1)	0.6383	0.6518	0.6448	0.6728	0.6747	0.6726
Period End	0.6585	0.6589	0.6249	0.6666	0.6929	0.6534

(1)	The average of the exchange rates on the last day of each month during each twelve month period or each six month period, as the case may be.

On September 27, 2002, the inverse of the Noon Rate was US$0.6338 = Cdn$1.00.

PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces and territories of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces and territories, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages if the prospectus or any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province and territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province and territory for the particulars of these rights or consult with a legal adviser.

ALLIANCE LAUNDRY SYSTEMS INCOME FUND

AUDITED BALANCE SHEET OF THE FUND

AS AT SEPTEMBER 30, 2002

REPORT OF INDEPENDENT ACCOUNTANTS

To the Trustees of
ALLIANCE LAUNDRY SYSTEMS INCOME FUND

We have audited the balance sheet of Alliance Laundry Systems Income Fund (the “Fund”) as at September 30, 2002. This balance sheet is the responsibility of the company’s management. Our responsibility is to express an opinion on this balance sheet based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.

In our opinion, this balance sheet presents fairly, in all material respects, the financial position of the Fund as at September 30, 2002 in accordance with Canadian generally accepted accounting principles.

Toronto, Ontario                                                                                                                                       •
September     •    , 2002 (except as to note 2,
which is as of     •    , 2002)

ALLIANCE LAUNDRY SYSTEMS INCOME FUND

BALANCE SHEET
As at September 30, 2002

Assets
Cash	$10

Unitholder’s Equity
Unitholder’s Equity	$10

The accompanying notes are an integral part of the financial statements.

ALLIANCE LAUNDRY SYSTEMS INCOME FUND

NOTES TO BALANCE SHEET
As at September 30, 2002

Note 1 – The Fund:

Alliance Laundry Systems Income Fund (the “Fund”) is a limited purpose trust established under the laws of the Province of Ontario by a Declaration of Trust made as of September 26, 2002. All amounts are shown in Canadian dollars, the reporting currency of the Fund.

Note 2 – Subsequent Events:

On     •    , 2002, the Fund filed a prospectus for the sale to the public of     •     units at a price of $10.00 per unit, payable on closing for aggregate proceeds of $    •     (after deducting underwriters’ fees and other issue costs).

Concurrent with the closing of the offering, the Fund will use the net proceeds from the Units to invest in the common shares and     •    % unsecured subordinated notes of Alliance Laundry Canada Inc. (“Alliance Canada”) for $    •    .

The Fund will own all of the common shares of Alliance Canada. Alliance Canada will in turn invest $    •     of the proceeds received to acquire     •    % of the membership units of Alliance Laundry Holdings LLC.

ALLIANCE LAUNDRY HOLDINGS LLC

AUDITED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers and Members of
ALLIANCE LAUNDRY HOLDINGS LLC

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income (loss), of members’ deficit and comprehensive income (loss) and of cash flows present fairly, in all material respects, the financial position of Alliance Laundry Holdings LLC (“Alliance Holdings”) at December 31, 2001 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of Alliance Holdings’ management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the annual consolidated financial statements, effective in 2001, Alliance Holdings changed its methods of accounting for derivative financial instruments and retained beneficial interests in securitized financial assets.

Milwaukee, Wisconsin	•
February 22, 2002

ALLIANCE LAUNDRY HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS
(in thousands of U.S. dollars)

	Years Ended December 31,
	2001		2000
Assets
Current assets:
Cash	US$	5,659	US$	5,091
Cash-restricted		439		494
Accounts receivable (net of allowance for doubtful accounts of US$662 and US$719 at December 31, 2001 and 2000, respectively)		10,440		10,575
Inventories, net		29,862		37,462
Prepaid expenses and other		10,093		8,825

Total current assets		56,493		62,447

Notes receivable, net		8,512		3,551
Property, plant and equipment, net		46,909		53,857
Goodwill (net of accumulated amortization of US$11,766 and US$9,720 at December 31, 2001 and 2000, respectively)		55,414		57,327
Beneficial interests in securitized financial assets		28,227		21,388
Debt issuance costs, net		7,863		10,583
Other assets		353		990

Total assets	US$	203,771	US$	210,143

Liabilities And Members’ Deficit
Current liabilities:
Current portion of long-term debt	US$	1,212	US$	1,036
Revolving credit facility		—		12,000
Accounts payable		12,194		8,755
Other current liabilities		20,539		18,973

Total current liabilities		33,945		40,764

Long-term debt:
Senior credit facility		194,018		198,500
Senior subordinated notes		110,000		110,000
Junior subordinated notes		17,069		14,343
Other long-term debt		1,265		726

Other long-term liabilities		1,682		1,671

Total liabilities		357,979		366,004

Mandatorily redeemable preferred equity		6,000		6,000
Members’ deficit		(160,208)		(161,861)

Total liabilities and members’ deficit	US$	203,771	US$	210,143

The accompanying notes are an integral part of the financial statements.

ALLIANCE LAUNDRY HOLDINGS LLC

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands of U.S. dollars)

	Years Ended December 31,
	2001		2000		1999
Net revenues:
Commercial laundry	US$	219,805	US$	230,448	US$	226,976
Amana consumer laundry		—		—		54,682
Service parts		34,743		34,993		32,716

		254,548		265,441		314,374
Cost of sales		189,514		197,558		239,482

Gross profit		65,034		67,883		74,892

Selling, general and administrative expense		28,665		36,469		32,889
Non-recurring costs		—		402		3,707

Total operating expenses		28,665		36,871		36,596

Operating income		36,369		31,012		38,296

Interest expense		33,538		35,947		31,509
Other income (expense), net		(67)		354		(1,706)

Income (loss) before taxes		2,764		(4,581)		5,081
Provision for income taxes		34		20		29
Net income (loss) before cumulative effect of accounting change		2,730		(4,601)		5,052
Cumulative effect of change in accounting principle		2,043		—		—

Net income (loss)	US$	687	US$	(4,601)	US$	5,052

ALLIANCE LAUNDRY HOLDINGS LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ DEFICIT
(in thousands of U.S. dollars)

	Years Ended December 31,
	2001		2000		1999
Members’ deficit, beginning of year	US$	(161,861)	US$	(147,766)	US$	(151,312)
Net income (loss)		687		(4,601)		5,052

Accumulated other comprehensive income (loss):
Net unrealized holding gain (loss) on residual interests, beginning of year		572		(127)		2,800
Unrealized gain (loss), net		737		699		(2,927)

Net unrealized holding gain (loss) on residual interests, end of year		1,309		572		(127)
Net unrealized gain on interest rate swaps, beginning of year		—		—		—
Unrealized gain (loss)		141		—		—

Net unrealized gain on interest rate swaps, end of year		141		—		—
Distribution from/(to) Raytheon and related transaction costs		—		(10,507)		1,421
Repayment on loans to management		88		314		—

Members’ deficit, end of year	US$	(160,208)	US$	(161,861)	US$	(147,766)

Comprehensive income (loss):
Net income (loss)	US$	687	US$	(4,601)	US$	5,052
Other comprehensive income (loss):
Net unrealized holding gain (loss) on residual interests, net		737		699		(2,927)
Unrealized gain on interest rate swaps		141		—		—

Comprehensive income (loss)	US$	1,565	US$	(3,902)	US$	2,125

ALLIANCE LAUNDRY HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)

	Years Ended December 31,
	2001		2000		1999
Cash flows from operating activities:
Net income (loss)	US$	687	US$	(4,601)	US$	5,052
Adjustments to reconcile net income (loss) to cash provided by operating activities excluding, the effects of the acquisition opening balance sheet in 2000:
Cumulative effect of change in accounting principle		2,043		—		—
Depreciation and amortization		17,026		17,155		16,969
Restructuring charges		—		402		2,255
Non-cash interest		3,663		2,295		1,924
(Gain) loss on sale of property, plant and equipment		67		(354)		215
Changes in assets and liabilities:
Accounts receivable		139		18,685		(8,157)
Inventories		7,600		(2,992)		(839)
Other assets		(14,230)		(5,554)		(6,543)
Accounts payable		3,439		(4,418)		3,745
Other liabilities		904		(5,328)		(2,959)

Net cash provided by operating activities		21,338		15,290		11,662

Cash flows from investing activities:
Additions to property, plant and equipment		(5,152)		(7,445)		(10,947)
Acquisition of business		—		(13,399)		—
Proceeds on disposal of property, plant and equipment		188		1,287		739

Net cash used in investing activities		(4,964)		(19,557)		(10,208)

Cash flows from financing activities:
Proceeds from long-term debt		812		750		—
Principal payments on long-term debt		(4,618)		(500)		—
Net increase/(decrease) in revolving line of credit borrowings		(12,000)		12,000		—
Debt financing costs		—		—		(686)
Distribution to Raytheon and related transaction costs		—		(5,920)		(2,579)

Net cash provided by (used in) financing activities		(15,806)		6,330		(3,265)

Increase (decrease) in cash		568		2,063		(1,811)
Cash at beginning of year		5,091		3,028		4,839

Cash at end of year	US$	5,659	US$	5,091	US$	3,028

Supplemental disclosure of cash flow information:
Cash paid for interest	US$	25,774	US$	31,283	US$	27,670
Non-cash transaction:
Recapitalization price adjustment receivable		—		—		4,000

The accompanying notes are an integral part of the financial statements.

ALLIANCE LAUNDRY HOLDINGS LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years Ended December 31, 2001, 2000 and 1999
(Dollar amounts in thousands of U.S. dollars unless otherwise indicated)

Note 1 – Description of Business and Basis of Presentation:

Description of Business

Alliance Laundry Systems LLC (the “Company”), the principal subsidiary of Alliance Laundry Holdings LLC (“Alliance Holdings”), designs, manufactures and services a full line of commercial laundry equipment for sale in the U.S. and for export to numerous international markets. The Company also manufactures consumer washing machines for sale to international customers. The Company produces all of its products in the U.S. at two manufacturing plants located in Ripon, Wisconsin and Marianna, Florida.

Alliance Holdings originated from the acquisition of Speed Queen Company (“Speed Queen”) by Raytheon Company (“Raytheon”) in October of 1979 and was an operating Unit of Raytheon under various names, including Speed Queen and Raytheon Appliances, Inc. On September 10, 1997, in connection with the sale by Raytheon of its consumer laundry business, Raytheon Appliances, Inc. was dissolved. Concurrently, Raytheon Commercial Laundry LLC was established as a limited liability company to carry on the commercial laundry portion of Raytheon’s appliance business.

Effective September 10, 1997, in connection with the Amana Transaction (defined below), the Company and Amana Company, L.P. (“Amana”) entered into two supply agreements. Under the first supply agreement, the Company agreed to purchase small chassis front loading washing machines from Amana for one year and small chassis dryers, stack dryers, and stack front loading washer/dryer combinations for two years. As of September 10, 1999, the Company discontinued the purchase of all products under this supply agreement. The Company has developed the production capability to produce and is currently producing those products at its Ripon, Wisconsin facility.

Under a second agreement (the “Amana Purchase Agreement”), Amana agreed to purchase a specified quantity of top loading washing machines from the Company annually over the term of the agreement. This agreement was not renewed and production of washing machines under this agreement was discontinued after September 17, 1999.

Basis of Presentation

Alliance Holdings was formed in connection with a May 5, 1998 recapitalization (the “Recapitalization”) and merger transaction, pursuant to which Raytheon Commercial Laundry LLC was renamed to “Alliance Laundry Holdings LLC”. The transactions were accounted for as a recapitalization and accordingly, the historical accounting basis of the assets and liabilities was unchanged. The financial statements represent the consolidated financial position and results of operations of Alliance Holdings, including its wholly-owned direct and indirect subsidiaries, Alliance Laundry Systems LLC and Alliance Laundry Corporation which were formed in connection with the Recapitalization.

In connection with the Recapitalization and other related transactions, Alliance Holdings contributed substantially all of its assets and liabilities to the Company, a newly formed limited liability company. Immediately after the consummation of the transactions, the Company became the only direct subsidiary of Alliance Holdings and succeeded to substantially all of the assets and liabilities of Alliance Holdings. Subsequent to May 4, 1998, the Company comprises all of the operating activities of Alliance Holdings.

All material intercompany transactions have been eliminated in the preparation of these financial statements.

Note 2 – Significant Accounting Policies:

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash, Cash Equivalents and Cash Management

Alliance Holdings considers all highly liquid debt instruments with an initial maturity of three months or less at the date of purchase to be cash equivalents. Restricted cash at December 31, 2001 and 2000 represent unremitted collections on notes receivable sold prior to May 5, 1998.

Revenue Recognition

Revenue is recognized by Alliance Holdings when all of the following criteria are met: persuasive evidence of an arrangement exists; delivery has occurred and ownership has transferred to the customer; the price to the customer is fixed or determinable; and collectability is reasonably assured. With the exception of certain sales to international customers, which are recognized upon receipt by the customer, these criteria are satisfied, and accordingly, revenue is recognized upon shipment by Alliance Holdings. In December 1999, the Securities and Exchange Commission (“SEC”) released Staff Accounting Bulletin No. 101 (“SAB 101”), “Revenue Recognition in Financial Statements.” SAB 101 was effective for Alliance Holdings in the fourth quarter of 2000 and did not have a material effect on Alliance Holdings’ financial statements.

Alliance Holdings sold consumer laundry products manufactured at its Ripon, Wisconsin plant to Amana until the termination of the supply agreement on September 17, 1999. Sales of consumer laundry products were made to Amana at amounts approximating 1997 standard costs in accordance with the Amana Purchase Agreement.

Shipping and Handling Fees and Costs

In accordance with Emerging Issues Task Force (“EITF”) Issue No. 00-10 “Accounting for Shipping and Handling Fees and Costs”, shipping and handling fees and costs are reflected in net revenues and cost of goods sold as appropriate.

Sales Incentive Costs

In accordance with EITF Issue No. 00-14 “Accounting for Certain Sales Incentives”, certain sales incentive costs are reflected as a reduction of net revenues.

Financing Program Revenue

As discussed below, the Company sells notes receivable and accounts receivable through its special-purpose bankruptcy remote entities. The Company, as servicing agent, retains collection and administrative responsibilities for the notes and accounts receivable. The Company earns a servicing fee, based on the average outstanding balance. In addition, Alliance Holdings recorded gains or losses on the sales of notes receivable and accounts receivable in the period in which such sales occur in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 125, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities” through March 31, 2001 and subsequently in accordance with SFAS No. 140 as discussed below. Alliance Holdings also recognizes interest income on notes receivable and other beneficial interests retained in the period the interest is earned. Servicing revenue, interest income on beneficial interests retained, and gains on the sale of notes receivable are included in commercial laundry revenue. Losses on the sale of accounts receivable are recognized in the period in which such sales occur and are included in selling, general and administrative expense.

During the second quarter of 2001, Alliance Holdings adopted Statement of Financial Accounting Standards No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a Replacement of FASB Statement No. 125”. This Statement revised certain aspects of the existing standards for accounting for securitizations and other transfers of financial assets and collateral, and requires certain new and expanded disclosures. SFAS No. 140 was effective for Alliance Holdings in the second quarter of 2001 and did not have a material effect on Alliance Holdings’ financial statements. Alliance Holdings adopted the disclosure provisions of SFAS No. 140 during the fourth quarter of 2000.

Effective April 1, 2001, Alliance Holdings also adopted the provisions of EITF Issue No. 99-20 “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”. In accordance with the provisions of EITF 99-20, Alliance Holdings recognized an approximate US$2.0 million charge upon adoption as the cumulative effect of this accounting change and prospectively through December 31, 2001 recognized approximately US$1.0 million of interest income related to its retained interests in its securitization transactions. The US$2.0 million effect of adoption reflects the write-down of Alliance Holdings’ retained interests to fair value pursuant to the impairment provisions of EITF 99-20.

Sales of Accounts Receivable and Notes Receivable (See Notes 5 and 6)

According to SFAS No. 125 and 140, a transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The Company sells a significant portion of accounts receivable and notes receivable to third parties through special-purpose bankruptcy remote entities designed to meet the SFAS No. 125 and 140 requirements for sale treatment. Accordingly, Alliance Holdings removes these receivables from its balance sheet at the time of transfer. In connection with the Recapitalization, the Company established Alliance Laundry Receivables Warehouse LLC (“ALRW”), a special-purpose bankruptcy remote entity, to which all eligible notes receivable and eligible trade accounts receivable are sold.

In a subordinated capacity, the Company retains rights to the residual portion of interest earned on the notes receivable sold. This retained beneficial interest is recorded at its estimated fair value at the balance sheet date. In determining the gain on sales of notes receivable, the investment in the sold receivable pool is allocated between the portion sold and the portion retained, based on their relative fair values. Alliance Holdings generally estimates the fair values of its retained interests based on the present value of expected future cash flows to be received, using management’s best estimate of key assumptions, including credit losses, prepayment rates, interest rates and discount rates commensurate with the risks involved. Unrealized gains and losses resulting from changes in the estimated fair value of Alliance Holdings’ retained interests are recorded as other comprehensive income (loss) in accordance with SFAS No. 125 and 140. Impairment losses are recognized when the estimated fair value is less than the carrying amount of the retained interest and management’s most recent evaluation indicates that there has been an adverse change in the estimated cash flows to be received by the Company.

Inventories

Inventories are stated at cost using the first-in, first-out method but not in excess of net realizable value. Alliance Holdings’ policy is to evaluate all inventory including manufacturing raw material, work-in-process, finished goods, and spare parts. Inventory in excess of Alliance Holdings’ estimated usage requirements is written down to its estimated net realizable value. Inherent in the estimates of net realizable value are management estimates related to Alliance Holdings’ future manufacturing schedules, customer demand, possible alternate uses and ultimate realization of potentially excess inventory.

Property, Plant and Equipment

Property, plant and equipment is stated at cost. Betterments and major renewals are capitalized and included in property, plant and equipment while expenditures for maintenance and minor renewals are charged to expense. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated and any resulting gain or loss is reflected in other income (expense). When events or changes in circumstances indicate that assets may be impaired, an evaluation is performed comparing the estimated future undiscounted cash flows associated with the asset to the asset’s carrying amount, including any related goodwill, to determine if a write-down is required.

Depreciation provisions are based on the following estimated useful lives: buildings 40 years; machinery and equipment (including production tooling) 5 to 10 years. Leasehold improvements are amortized over the lesser of the remaining life of the lease or the estimated useful life of the improvement.

Intangibles

Goodwill represents the excess of the acquisition cost over the fair value of the net assets acquired in purchase transactions. Goodwill related to a 1994 acquisition is amortized using the straight-line method over approximately 40 years. Goodwill related to the Ajax acquisition (See Note 3) is amortized using the straight-line method over 20 years. Accumulated amortization was US$11.8 million and US$9.7 million at December 31, 2001 and 2000, respectively. At each balance sheet date, Alliance Holdings evaluates the realizability of goodwill and other intangibles based on expectations of non-discounted cash flows and operating income. Based on its most recent analysis, Alliance Holdings believes that no impairment of recorded intangibles exists at the balance sheet date.

Debt Issuance Costs

In conjunction with the Recapitalization, Alliance Holdings recorded US$17.2 million of debt issuance costs. These costs are being amortized over periods ranging from 5 to 10 years. Accumulated amortization was US$9.4 million and US$6.7 million at December 31, 2001 and 2000, respectively.

Warranty Liabilities

The cost of warranty obligations are estimated and provided for at the time of sale. Standard product warranties cover most parts for three years and certain parts for five years. Warranty costs were US$3.2 million, US$3.4 million and US$5.3 million in 2001, 2000 and 1999, respectively.

Research and Development Expenses

Research and development expenditures are expensed as incurred. Research and development costs were US$5.8 million, US$5.8 million and US$6.8 million in 2001, 2000 and 1999, respectively.

Advertising Expenses

Alliance Holdings expenses advertising costs as incurred. Alliance Holdings incurred advertising expenses of approximately US$3.2 million in each of 2001, 2000 and 1999.

Income Taxes

As a result of the Recapitalization, Alliance Holdings is now a stand alone limited liability company and is not subject to federal and most state income taxes.

Class B and C Units

Alliance Holdings issued Class B and C Unit interests (see Note 11 to these financial statements) to certain members of management in connection with the May 5, 1998 recapitalization transaction. These Units were issued for nominal consideration based upon the subordinated nature of such interests. The Class B and C Units are considered to represent performance-based compensatory awards for accounting purposes. Compensation expense will be measured each period based upon the estimated fair value of all common Units and recognized over the vesting period when it becomes probable that certain target multiples, as defined, will be achieved. No compensation expense related to these Units was recognized in 2001, 2000 or 1999.

Fair Value of Financial Instruments

The carrying amounts reported in the statement of assets, liabilities and members’ deficit for cash and cash equivalents, accounts receivable, and accounts payable approximate fair value due to the short-term maturity of these financial instruments. The amounts reported for borrowings under the senior credit facility approximate fair value since the underlying instruments bear interest at variable rates that reprice frequently. The fair value of Alliance Holdings’ senior subordinated notes at December 31, 2001 is estimated based upon prices prevailing in recent market transactions. The fair value of interest rate swaps are obtained based upon third party quotes.

Interest Rate Swaps

To limit the effect of increases in interest rates, Alliance Holdings has entered into two interest rate swap arrangements. The differential between the contract floating and fixed rates was accrued each period and recorded as an adjustment of interest expense in 2000 and 1999.

Derivative Financial Instruments

Alliance Holdings adopted Statement of Financial Accounting Standards No. 133 (“SFAS 133”), “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001. SFAS No. 133 as amended, requires Alliance Holdings to recognize all derivatives as either assets or liabilities and measure those instruments at fair value, and recognize changes in the fair value of derivatives in net income or other comprehensive income, as appropriate.

In accordance with the transition provisions of SFAS 133, Alliance Holdings recorded a cumulative-effect-type gain adjustment of US$0.7 million in other comprehensive income (loss) within members’ deficit to recognize at fair value its interest rate swap arrangements at January 1, 2001. Alliance Holdings reclassified in earnings during 2001 approximately US$0.6 million of the transition adjustment that was recorded in other comprehensive income (loss). For the year ended December 31, 2001, Alliance Holdings recognized a loss of US$1.5 million reflecting the subsequent changes in the fair values of its interest rate swaps and a gain of US$0.6 million for the reclassification of the transition adjustment as discussed above. The resulting loss and gain were recorded in interest expense in the statement of income (loss).

Credit Risk

Financial instruments that potentially subject Alliance Holdings to concentrations of credit risk include trade accounts receivable and notes receivable. Concentrations of credit risk with respect to trade receivables and notes receivable are limited, to a degree, by the large number of geographically diverse customers that make up the Company’s customer base, thus spreading the credit risk (see Note 15). Alliance Holdings controls credit risk through credit approvals, credit limits and monitoring procedures.

Certain Concentrations

As discussed in Note 1, Alliance Holdings had mutual supply agreements with Amana that terminated in 1999. Consumer topload washers sold to Amana comprised a substantial percentage of the unit volume of the Ripon facility and represented approximately 17% of net revenues in 1999. Upon the termination of the Amana Purchase Agreement at September 17, 1999, the Company experienced a significant decline in unit volume. This volume decline resulted in an increase in the Company’s average cost per unit, due to, among other factors, unabsorbed manufacturing overhead and reduced procurement and manufacturing efficiencies.

Future Accounting Changes

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 141, “Business Combinations” and No. 142, “Goodwill and Other Intangible Assets”. The statements eliminate the pooling-of-interests method of accounting for business combinations and require that goodwill and certain intangible assets not be amortized. Instead, these assets will be reviewed for impairment annually with any related losses recognized in earnings when incurred. Goodwill amortization recognized in 2001 approximated US$2.0 million. SFAS No. 141 was effective for Alliance Holdings July 1, 2001. SFAS No. 142 will be effective for Alliance Holdings as of January 1, 2002. Alliance Holdings does not anticipate that the initial adoption of SFAS No. 142 will have a material effect on its financial position or results of operations.

In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.” This statement addresses the financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company is currently reviewing this statement to determine its effect on Alliance Holdings’ financial statements.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement modifies and expands the financial accounting and reporting for the impairment or disposal of long-lived assets other than goodwill, which is specifically addressed by SFAS No. 142. This statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions for the disposal of a segment of a business of APB Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No. 144 is effective for Alliance Holdings as of January 1, 2002. Upon adoption, SFAS No. 144 is not expected to have a material effect on Alliance Holdings’ financial condition or results of operations.

Reclassifications

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

Note 3 – Acquisition of Ajax Product Line:

On March 6, 2000, the Company completed the acquisition of selected assets of American Laundry Machinery Inc.’s press and finishing equipment division (d/b/a “Ajax”). Ajax, located in Cincinnati, Ohio, manufactures, designs and markets a line of presses and finishers serving the drycleaning and industrial laundry markets. The cash consideration was approximately US$13.1 million. The Company also assumed selective liabilities of approximately US$1.2 million related to the product line and recorded acquisition costs of US$0.3 million. Assets acquired and liabilities assumed have been recorded at their estimated fair value. The excess of the purchase price over the fair value of the net assets acquired (goodwill) was approximately US$11.0 million and is being amortized on a straight-line basis over 20 years. The purchase was financed through the proceeds of trade receivable sales and use of the Revolving Credit Facility. As part of the Ajax acquisition, the Cincinnati facility was closed, and production was transferred to the Company’s Marianna, Florida manufacturing facility. As such, a US$1.4 million reserve was established in the acquisition opening balance sheet primarily for employee termination and severance benefit charges.

The Ajax acquisition has been accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of income (loss) include only revenue and expenses of Ajax for the period from March 6, 2000. On a pro-forma basis, this acquisition was not material to the results of operations for the periods presented and, accordingly, such information is not presented.

Note 4 – Nonrecurring Items:

During the fourth quarter of 1999, Alliance Holdings recorded a US$2.3 million restructuring charge, of which US$2.1 million was non-cash, associated with the closing of the Company’s Madisonville, Kentucky manufacturing facility. A decision was made to close the Madisonville facility and transfer production to the Ripon, Wisconsin manufacturing facility because of the available capacity at the Ripon facility and the operating synergies that will be recognized. The charge included US$1.7 million in employee termination and severance benefit charges, US$0.5 million for the estimated loss on fixed assets which were held for disposal, and US$0.1 million in miscellaneous costs. Subsequently, in the third quarter of 2000, this reserve was increased by US$0.4 million due to additional medical benefits provided as part of the employee terminations. All such reserves were utilized by December 31, 2000, and no further expenditures are anticipated.

The non-cash portion of employee termination and severance benefits relates to plan curtailment losses recognized in connection with 1999 workforce reductions and the portion of supplemental termination benefits to be funded out of the Company’s overfunded pension plans (see Note 13).

Alliance Holdings entered into retention agreements with certain key executives, managers and commissioned sales people prior to the Recapitalization. During 1999, Alliance Holdings incurred approximately US$1.5 million in expense associated with payments under these agreements. Payments under this program were completed in November of 1999.

Note 5 – Customer Financing and Sales of Notes Receivable:

General

The Company maintains an internal financing organization to originate and administer promissory notes for financing of equipment purchases and laundromat operations. These notes typically have terms ranging from Prime plus 1% to Prime plus 5% for variable rate notes and 8.0% to 15.8% for fixed rate notes. The average interest rate for all notes at December 31, 2001 approximates 9.4% with terms ranging from 2 to 9 years. All notes allow the holder to prepay outstanding principal amounts without penalty, and are therefore subject to prepayment risk.

Alliance Holdings previously offered a variety of equipment financing programs (capital leases) to assist customers in financing equipment purchases. These capital leases were transferred immediately to third parties who administer the contracts and earn all associated interest revenue (“External Financing”). These External Financings have terms ranging from 2 to 9 years and carry market interest rates as set by the third-party lender. These third parties have recourse against the Company ranging from 15% to 100%. At December 31, 2001 and 2000, the uncollected balance of leases with recourse under these programs was US$1.7 million and US$4.4 million, respectively. In connection with the Recapitalization, Raytheon agreed to indemnify Alliance Holdings for any recourse obligations arising from these programs.

Funding Facilities

In connection with the Recapitalization and related transactions, the Company entered into a five year US$250.0 million revolving loan agreement (the “Asset Backed Facility”) through ALRW, its special-purpose single partner limited liability company, to finance the sale of trade receivables and notes receivable related to equipment loans with Lehman Commercial Paper Inc. (the “Facility Lender”), an affiliate of Lehman Brothers Inc. The Asset Backed Facility is a US$250.0 million facility, with sublimits of US$100.0 million for loans on eligible trade receivables and US$200.0 million for loans on eligible equipment loans. With respect to loans secured by equipment loans, the Facility Lender will make loans up to but not exceeding the lesser of 90% of the outstanding principal balance of eligible equipment loans or 90% of the market value with respect to eligible equipment loans, as determined by the Facility Lender in its reasonable discretion. The eligibility of both trade receivables and equipment loans is subject to certain concentration and other limits. In addition, after 24 months in the Asset Backed Facility, an otherwise eligible equipment loan will no longer be considered an eligible equipment loan, subject to two automatic six-month extensions upon payment of a fee if such equipment loans have not been securitized or otherwise disposed of by ALRW. The interest rate of loans under the Asset Backed Facility is generally equal to one-month LIBOR plus 1.0% per annum. The Company sold US$108.3 million and US$95.1 million of notes under this agreement during 2001 and 2000, respectively. The amount of uncollected balances on equipment loans sold to ALRW was US$110.4 million and US$40.4 million at December 31, 2001 and 2000, respectively.

ALRW provides additional credit enhancement to the Facility Lender (consisting of an irrevocable letter of credit, an unconditional lending commitment of the Lenders under the Senior Credit Facility or a cash collateral account) in an amount not to exceed 10% of the aggregate principal amount of loans outstanding under the Asset Backed Facility up to US$125.0 million and 5% of the aggregate principal amount of loans outstanding above US$125.0 million. The Company is obligated under the reimbursement provisions of the Senior Credit Facility to reimburse the Lenders for any drawings on the credit enhancement by the Facility Lender. If the credit enhancement is not replenished by the Company after a drawing, the Facility Lender will not be obligated to make further loans under the Asset Backed Facility and the Asset Backed Facility will begin to amortize. In addition, at any time when (i) the aggregate principal amount of loans outstanding under the Asset Backed Facility exceeds US$125.0 million and (ii) the delinquency or default ratios with respect to trade receivables or equipment loans exceed certain specified levels (an “Excess Spread Sweep Event”), and for four months after a cure of such excess delinquency or default ratios, the collections on the equipment loans (after payment of accrued interest on the loans under the Asset Backed Facility) will be directed into an excess spread sweep account in the name of the Facility

Lender until the amount on deposit in such account is equal to five percent of the aggregate principal amount of loans outstanding under the Asset Backed Facility.

Early repayment of the loans under the Asset Backed Facility will be required upon the occurrence of certain “events of default,” which include: (i) default in the payment of any principal of or interest on any loan under the Asset Backed Facility when due, (ii) the bankruptcy of ALRW, the Company or the issuer of the letter of credit or provider of the line of credit, (iii) any materially adverse change in the properties, business, condition or prospects of, or any other condition which constitutes a material impairment of ALRW’s ability to perform its obligations under the Asset Backed Facility and related documents, (iv) specified defaults by ALRW or the Company on certain of their respective obligations, (v) delinquency, dilution or default ratios on pledged receivables exceeding certain specified ratios in any given month and (vi) a number of other specified events.

Prior to the Recapitalization, Alliance Holdings through its special-purpose bankruptcy remote entity Alliance Commercial Appliances Finance LLC, successor to Raytheon Commercial Appliances Financing Corporation, had entered into an agreement dated March 26, 1997, with Falcon Asset Securitization Corporation (the “Bank”) and Bank One, NA, formerly known as the First National Bank of Chicago, as agent for the Bank, under which it sold defined pools of notes receivable. Under the terms of the agreement with the Bank, the Bank is paid interest based on the 30-day commercial paper rate plus 0.5% and has recourse against the Company ranging from 15% to 100%. Notes were no longer sold under this program after May 4, 1998. The total amount uncollected at December 31, 2001 and 2000, was US$21.3 million and US$36.1 million, respectively.

Under these arrangements, the Company acts as servicer or sub-servicer of the accounts receivable and notes receivable sold. As such, the Company continues to administer and collect amounts outstanding on such receivables. At December 31, 2001 and 2000, the Company had collected approximately US$0.4 million and US$0.5 million, respectively, of notes receivable which were subsequently transferred to the buyers through a monthly settlement process. At the balance sheet dates, these amounts were recorded as finance program obligations.

Sales of Notes Receivable

Gains on sales of notes receivable and other finance program income in 2001, 2000, and 1999 of approximately US$6.5 million, US$7.3 million, and US$7.4 million, respectively, is included in commercial laundry revenue. At December 31, 2001 and 2000, Alliance Holdings has recorded US$18.4 million and US$7.3 million, respectively, related to the estimated fair value of the Company’s beneficial interests in notes sold to ALRW.

Pursuant to the terms of the Asset Backed Facility, effective November 28, 2000, the Company, through a new-formed wholly-owned subsidiary, Alliance Laundry Equipment Receivables LLC (“ALER”) and Alliance Laundry Equipment Receivable Trust 2000-A (“ALERT”), a trust formed by ALER, completed the securitization of US$137.8 million of loans held by ALRW. The transaction was financed by the issuance of US$128.2 million of equipment loan-backed notes issued by ALERT and certain interests retained by the Company. Proceeds from the issuance of the notes by ALERT were used by ALRW to repay amounts outstanding under the Asset Backed Facility, with the balance received by the Company in settlement of its related retained interests in ALRW. Alliance Holdings recognized a loss on these related transactions in the fourth quarter of 2000 of US$3.1 million, reflecting primarily transaction costs incurred of approximately US$1.6 million and the difference between the recorded fair values of assets relating to the cash reserve account established in connection with the transaction and the original amount funded by the Company of US$2.4 million. The amount related to the cash reserve account reflects the estimated present value of amounts to be released to the Company from the account based upon the distribution priorities established in connection with the transaction as compared to the amount funded. The Company holds all of the residual equity interests of the trust, which it does not consolidate based upon its special-purpose bankruptcy remote status, and is paid a servicing fee equal to 1.0% of the aggregate balance of loans held by the trust. At December 31, 2001 and 2000, Alliance Holdings has recorded US$9.8 million and US$14.1 million, respectively, related to the estimated fair value of the Company’s beneficial interests in the notes sold to the trust.

Portfolio Information

The table below summarizes certain information regarding the Company’s equipment loan portfolio, delinquencies, and cash flows received from and paid to the Company’s special-purpose securitization entities:

	December 31, 2001		December 31, 2000
	Principal Amount	Principal Amount of Loans 60 Days or More Past Due	Principal Amount	Principal Amount of Loans 60 Days or More Past Due
Total Portfolio	US$234,926	US$9,359	US$209,848	US$5,038
Less: Loans Sold	225,598	4,103	203,683	1,348

Loans Held	9,328	US$5,256	6,165	US$3,690

Allowance for loan losses	(816)		(2,614)

	US$ 8,512		US$ 3,551

	For the Year Ended December 31, 2001	For the Year Ended December 31, 2000
Proceeds from sales of loans	US$111,044	US$ 85,572
Purchase of delinquent or foreclosed assets	US$(11,354)	US$ (2,989)
Servicing fees and other net cash flows received on retained interests	US$ 9,551	US$12,111

Alliance Holdings’ net credit losses as a percentage of average loans outstanding during 2001, 2000 and 1999 were 2.05%, 0.31% and 0.60%, respectively.

Valuation of Retained Interests

Under its Asset Backed Facility, Alliance Holdings recognizes two forms of beneficial interests in ALRW, a note receivable of between 10% and 25% of notes sold and the beneficial interest representing the residual portion of net interest realized on notes sold to ALRW. Amounts payable to the Company under the note receivable accrue interest at the prime rate. Alliance Holdings has also recognized its interest in the residual equity of ALERT.

	December 31,
	2001		2000
Note receivable from ALRW	US$	13,297	US$	4,043
Other beneficial interests in notes sold		14,930		17,345

	US$	28,227	US$	21,388

Key economic assumptions used at the date of transfer in measuring retained interests in the residual portion of net interest realized on notes sold to ALRW and the Company’s interest in the residual equity of ALERT resulting from sales of notes receivable completed during the year ended December 31, 2001 and 2000 were as follows:

	2001	2000
Average Prepayment speed (per annum)	25.25%	25.25%
Expected credit losses (per annum)	0.6%	0.6%
Residual cash flows discounted at	12.5% – 14.0%	12.0% – 14.0%

The weighted-average remaining life of notes receivable sold by the Company was 19 months at December 31, 2001.

At December 31, 2001 and 2000, key economic assumptions and the sensitivity of the current fair value estimates of such retained interests to immediate 10 percent and 20 percent adverse changes in those assumptions are as follows:

	December 31,
	2001		2000
Prepayment speed assumption:
Impact on FV 10% adverse change	US$	(215)	US$	(213)
Impact on FV 20% adverse change		(412)		(427)

Expected credit losses:
Impact on FV 10% adverse change		(200)		(174)
Impact on FV 20% adverse change		(399)		(348)

Residual cash flow discount rate:
Impact on FV 10% adverse change		(304)		(409)
Impact on FV 20% adverse change		(596)		(803)

These sensitivities are hypothetical and the effect of a variation in a particular assumption on the estimated fair value of retained interests is calculated without changing any other assumptions; in reality, changes in one factor may result in changes in another, which may magnify or counteract the sensitivities.

Note 6 – Sales of Accounts Receivable:

As described in Note 5 above, the Company entered into the Asset Backed Facility through ALRW to finance the sale of trade receivables and notes receivable related to equipment loans. With respect to loans secured by trade receivables, the Facility Lender will make loans up to but not exceeding 85% of the outstanding amount of eligible trade receivables. The Company as servicing agent retains collection and administrative responsibilities for the accounts receivable sold. Under this agreement, the Company sold US$241.2 million and US$254.5 million of accounts receivable during 2001 and 2000, respectively. The total amount of uncollected balances on trade accounts receivable sold at December 31, 2001 and 2000 totalled US$43.5 million and US$44.3 million, respectively.

Losses on sales of trade accounts receivable and related expenses of US$1.8 million, US$3.8 million and US$2.6 million in 2001, 2000 and 1999, respectively, are included in selling, general and administrative expense. The Company’s retained interest in trade accounts receivable sold to ALRW, which is included in other current assets, at December 31, 2001 and 2000 is US$6.9 million and US$6.9 million, respectively.

Note 7 – Inventories:

Inventories consisted of the following at:

	December 31,
	2001		2000
Materials and purchased parts	US$	11,830	US$	13,250
Work in process		4,017		4,907
Finished goods		16,822		21,895
Less: inventory reserves		(2,807)		(2,590)

	US$	29,862	US$	37,462

Note 8 – Property, Plant and Equipment:

Property, plant and equipment consisted of the following at:

	December 31,
	2001		2000
Land	US$	910	US$	767
Buildings and leasehold improvements		29,569		25,132
Machinery and equipment		149,733		144,692

		180,212		170,591
Less: accumulated depreciation		(134,574)		(123,168)

		45,638		47,423
Construction in progress		1,271		6,434

	US$	46,909	US$	53,857

Depreciation expense was US$11.8 million, US$12.2 million and US$12.5 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Note 9 – Other Current Liabilities:

The major components of other current liabilities consisted of the following at:

	December 31,
	2001		2000
Warranty reserve	US$	5,090	US$	4,790
Accrued sales promotion and co-operative advertising		3,096		3,224
Salaries, wages and other employee benefits		3,600		3,189
Accrued interest		5,161		2,893
Other current liabilities		3,592		4,877

	US$	20,539	US$	18,973

Note 10 – Debt:

Debt consisted of the following at:

	December 31,
	2001		2000
Term loan facility	US$	195,000	US$	199,500
Senior subordinated notes		110,000		110,000
Junior subordinated note		17,069		14,343
Revolving credit facility		—		12,000
Other long-term debt		1,495		762

Gross long-term debt		323,564		336,605
Less: current portion		(1,212)		(13,036)

	US$	322,352	US$	323,569

Senior Credit Facility

In connection with the Recapitalization and related transactions, the Company entered into a credit agreement (the “Senior Credit Facility”) with a syndicate of financial institutions (the “Lenders”) for which Lehman Brothers Inc. acted as arranger and Lehman Commercial Paper Inc. acted as syndication agent. The Senior Credit Facility is comprised of a term loan facility aggregating US$200.0 million (the “Term Loan Facility”) and a five year US$75.0 million revolving credit facility (the “Revolving Credit Facility”), which was made available in conjunction with the issuance of the Company’s senior subordinated notes. The Term Loan Facility required no principal payments during the first two years followed by payments of US$246 per quarter for years three through five, beginning September 2000, US$39.3 million for year six and US$154.2 million for year seven.

The Company is required to make prepayments with the proceeds from the disposition of certain assets and from excess cash flow, as defined. No excess cash flow payment was required for 2001.

The Term Loan Facility bears interest, at the Company’s election, at either the Lenders’ Base Rate plus a margin ranging from 1.125% to 1.625% or the Eurodollar Rate plus a margin ranging from 2.125% to 2.625%. The Revolving Credit Facility bears interest, at the Company’s election, at either the Base Rate plus a margin ranging from 0.625% to 1.375% or the Eurodollar Rate plus a margin ranging from 1.625% to 2.375%.

The interest rate on term loan borrowings outstanding at December 31, 2001 and 2000 was 5.0% and 9.2%, respectively. Borrowings outstanding under the Senior Credit Facility are secured by substantially all of the real and personal property of the Company and its domestic subsidiaries (other than the financing subsidiaries). Letters of credit issued on the Company’s behalf under the Revolving Credit Facility totalled US$14.0 million at December 31, 2001.

Effective March 10, 1999 and March 14, 2001, the Company entered into separate US$67 million interest rate swap agreements with a financial institution to hedge a portion of its interest rate risk related to its term loan borrowings under the Senior Credit Facility. Under the swaps, which both mature in March, 2002, the Company pays a fixed rate of 4.962% and 5.05% respectively, and receives or pays quarterly interest payments based upon LIBOR. The effect of these agreements on Alliance Holdings’ cash interest paid during 2001 was an increase of US$0.6 million. The fair value of these interest rate swap agreements which represents the amount that the Company would pay to settle the instrument is US$0.8 million at December 31, 2001.

Senior Subordinated Notes

Also on May 5, 1998, the Company and its wholly-owned subsidiary, Alliance Laundry Corporation, issued US$110.0 million of 9 5/8% senior subordinated notes due in 2008 (the “Notes”) to Lehman Brothers Inc. and Credit Suisse First Boston Corporation (the “Initial Purchasers”). The Initial Purchasers subsequently resold the Notes to qualified institutional buyers pursuant to Rule 144A of the Securities and Exchange Act and to a limited number of institutional accredited investors that agreed to comply with certain transfer restrictions and other conditions.

The Notes are general unsecured obligations and are subordinated in right of payment to all current and future senior debt, including permitted borrowings under the Senior Credit Facility.

Interest on the Notes accrues at the rate of 9 5/8% per annum and is payable semi-annually in arrears on May 1 and November 1. The fair value of the Notes at December 31, 2001 and 2000 was approximately US$60.5 million and US$82.5 million, respectively, based upon prices prevailing in recent market transactions.

The Notes are not redeemable prior to May 1, 2003. Thereafter, the Notes are subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Redemption Price
2003	104.813%
2004	103.208%
2005	101.604%
2006 and thereafter	100.000%

The Company is required under the terms of the Notes to offer to redeem the Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, upon a change of control, as defined. Further, the Company is required to offer to redeem the Notes at a redemption price of 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the redemption date, when the amount of excess proceeds from asset sales, as defined, exceeds US$10 million, up to the maximum principal amount that may be purchased out of such excess proceeds.

As discussed above, the Company and its wholly-owned subsidiary, Alliance Laundry Corporation, issued the US$110.0 million senior subordinated notes. Alliance Laundry Corporation was incorporated for the sole purpose of serving as a co-issuer of the Notes in order to facilitate their issuance. Alliance Laundry Corporation does not have any substantial operations or assets of any kind. Alliance Holdings has provided a full and unconditional guarantee of the Notes and has no operating activities independent of the Company.

The Senior Credit Facility and the indenture governing the Notes contain a number of covenants that, among other things, restrict the ability of the Company to dispose of assets, repay other indebtedness (including, in the case of the Senior Credit Facility, the Notes), incur liens, make capital expenditures and make certain investments or acquisitions, engage in mergers or consolidation and otherwise restrict the activities of the Company. In addition, under the Senior Credit Facility, the Company will be required to satisfy specified financial ratios and tests, including a maximum of total debt to EBITDA (earnings before interest, income taxes, depreciation and amortization) and a minimum interest coverage ratio.

Junior Subordinated Promissory Note

On May 5, 1998, Alliance Holdings issued a junior subordinated promissory note (the “Junior Note”) in the principal amount of US$9.0 million due August 21, 2009, to Raytheon. Pursuant to the terms of the Junior Note, interest accrues at the rate of 19.0% per annum until the eighth anniversary of the date of issuance of the Junior Note and at a rate of 13.0% thereafter. The Junior Note is subordinated in priority and subject in right and priority of payment to certain indebtedness described therein. Interest which accrues on the Junior Note is payable in-kind.

Other Debt

On August 3, 2000, the Company received US$750,000 in borrowings, evidenced by a promissory note, pursuant to a Wisconsin Community Development Block Grant Agreement (the “Wisconsin Community Agreement”) dated July 10, 2000 between the Wisconsin Department of Commerce, the Company and Fond du Lac County, Wisconsin. The promissory note bears interest at an annual rate of 4%, with monthly payments of interest and principal commencing July 1, 2001 with the final instalment paid on June 1, 2010, subject to the covenants of the Agreement.

On August 14, 2001, the Company received US$812,000 in effective borrowings, evidenced by a promissory agreement, pursuant to an equipment financing transaction with Alliant Energy – Wisconsin Power & Light Company. The agreement requires monthly payments commencing September 14, 2001 with the final instalment paid on July 14, 2006, subject to the covenants of the Wisconsin Community Agreement. The stated payments reflect a 3% imputed interest rate.

Debt Maturities and Liquidity Considerations

The aggregate scheduled maturities of long-term debt in subsequent years are as follows:

2002	US$	1,212
2003		20,376
2004		97,008
2005		77,369
2006		204
Thereafter		127,395

	US$	323,564

At December 31, 2001, based upon the maximum ratio of consolidated debt to EBITDA (as defined) allowable under the Senior Credit Facility, the Company could have borrowed an additional US$6.9 million of the total US$61.0 million unutilized under the Revolving Credit Facility, and could have sold an additional US$3.5 million of trade receivables under the Asset Backed Facility to finance its operations. The maximum ratio of consolidated debt to EBITDA under the Senior Credit Facility is scheduled to be reduced from 6.0 at December 31, 2001 to 5.25 at December 31, 2002. Management believes that future cash flows from operations, together with available borrowings under the Revolving Credit Facility, will be adequate to meet the Company’s anticipated requirements for capital expenditures, working capital, interest payments, scheduled principal payments and other debt repayments throughout 2002 that may be required as a result of the scheduled reduction in the ratio of consolidated debt to EBITDA discussed above.

Note 11 – Mandatorily Redeemable Preferred Equity and Members’ Equity (Deficit):

Members’ deficit at December 31, 2001 and 2000 consists of the following:

	December 31,
	2001		2000
Common members’ contributed capital	US$	50,645	US$	50,645
Retained earnings (accumulated loss)		(210,942)		(211,629)
Accumulated other comprehensive income (loss)		1,450		572
Management investor promissory notes		(1,361)		(1,449)

	US$	(160,208)	US$	(161,861)

As discussed in Note 1, the May 5, 1998 merger was accounted for as a recapitalization and accordingly, the historical accounting basis of assets and liabilities was unchanged. As such, the consideration paid by Alliance Holdings, including the premium paid over Alliance Holdings’ May 5, 1998 net book value, was recorded as a reduction of members’ equity.

Bain/RCL, L.L.C., a Delaware limited liability company (“Bain LLC”), certain management and other third party investors and Raytheon (collectively, the “Partners”) have entered into an Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”). The LLC Agreement governs the relative rights and duties of the Partners.

The ownership interests of the Partners in Alliance Holdings consist of preferred Units (the “Preferred Units”) and common Units (the “Common Units”). Holders of the Preferred Units are entitled to a return of capital contributions prior to any distributions made to holders of the Common Units. The Common Units represent the common equity of Alliance Holdings.

Preferred Units – Upon consummation of the merger, Alliance Holdings issued mandatorily redeemable preferred partnership interests (the “Seller Preferred Equity”) with a liquidation value of US$6.0 million to Raytheon. The Seller Preferred Equity does not accrete, accrue or pay dividends and is redeemable at the earlier of (i) a change of control (as defined in the LLC Agreement), (ii) any initial public offering or (iii) 2009. The holders of the Seller Preferred Equity are entitled to receive distributions from Alliance Holdings in an amount equal to their unreturned capital (as defined in the LLC Agreement) prior to distributions in respect of any other partnership interests of Alliance Holdings.

Common Units – The Common Units of Alliance Holdings are divided into the following four classes:

Class L Units – These units provide a yield of 12% on the unreturned capital and unpaid yield (as defined), compounded quarterly. Such accumulated and unpaid amounts totalled US$24.7 million and US$16.9 million at December 31, 2001 and 2000, respectively. Class L Units do not provide any voting rights to the holders.

Class A Units – These units are the primary vehicle of equity ownership in Alliance Holdings. Class A Units are the only Units that provide voting rights. Decisions made by a majority of the voting holders of Class A Units are binding on Alliance Holdings, provided that partners holding at least 20% of the Class A Units are present.

Class B and C Units – Class B Units and Class C Units do not provide any voting rights to the holders. These units are not eligible to receive distributions until Alliance Holdings achieves the defined target multiple applicable to each class of units. The target multiple is calculated as the sum of all distributions to all holders of Class L and Class A Units divided by the sum of all capital contributions made by such holders. Class B Units become eligible to receive distributions when vested and the target multiple reaches or exceeds 1.0 and the Class C Units become eligible when vested and the target multiple reaches or exceeds 3.0. Pursuant to agreements entered into with the partners of management who participated in the purchase of membership interests (see Note 14), the Class B and Class C Units vest ratably from May 5, 1998 through May 5, 2003. Such agreements also provide for accelerated vesting in certain circumstances.

Distributions – Subject to any restrictions contained in any financing agreements to which Alliance Holdings or any of its affiliates (as defined in the LLC Agreement) is a party, the Board of Managers (the “Board”) may make distributions, whether in cash, property, or securities of Alliance Holdings, at any time in the following order of priority:

First, to the holders of Preferred Units, an amount determined by the aggregate unreturned capital.

Second, to the holders of Class L Units, the aggregate unpaid yield accrued on such Class L Units.

Third, to the holders of Class L Units, an amount equal to the aggregate unreturned capital.

Fourth, ratably to the holders of Common Units, an amount equal to the amount of such distribution that has not been distributed pursuant to the clauses described above.

Alliance Holdings may distribute to each holder of Units within 75 days after the close of each fiscal year such amounts as determined by the Board to be appropriate to enable each holder of Units to pay estimated income tax liabilities. There were no distributions to holders of Units during 2001, 2000 or 1999.

Allocations – Profits and losses of Alliance Holdings are allocated among the various classes of units in order to adjust the capital accounts of such holders to the amount to be distributed upon liquidation of Alliance Holdings.

Restrictions on transfer of securities – No holder of securities may sell, assign, pledge or otherwise dispose of any interest in the holder’s securities except that (i) Bain LLC may transfer its securities to other security holders in the same class, (ii) holders may transfer their securities through applicable laws of descent and distribution, (iii) transfers of securities may be made to an affiliate, and (iv) Raytheon may transfer its Preferred Units with the consent of the Board.

Note 12 – Commitments and Contingencies:

At December 31, 2001, the Company had commitments under long-term operating leases requiring approximate annual rentals in subsequent years as follows:

2002	US$	299
2003		243
2004		100
2005		26
Thereafter		—

	US$	668

Rental expense for 2001, 2000 and 1999 amounted to US$1.1 million, US$2.0 million and US$1.7 million, respectively.

The Company’s Marianna, Florida plant is located on property leased from the Marianna Municipal Airport Development Authority (acting on behalf of the City of Marianna). The lease expires on February 28, 2005 and may be renewed at the Company’s option for five additional consecutive ten year terms.

Alliance Holdings and its operations are subject to comprehensive and frequently changing federal, state and local environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water and the disposal of hazardous wastes. Alliance Holdings is also subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at the properties it owns or operates and at other properties where Alliance Holdings or predecessors have arranged for the disposal of hazardous substances. As a result, Alliance Holdings is involved, from time to time, in administrative and judicial proceedings and inquiries relating to environmental matters. There can be no assurance that Alliance Holdings will not be involved in such proceedings in the future and that the aggregate amount of future clean-up costs and other environmental liabilities will not have a material adverse effect on Alliance Holdings’ business, financial position and results of operations. However, in the opinion of management, any liability related to matters presently pending will not have a material effect on Alliance Holdings’ financial position, liquidity or results of operations after considering provisions already recorded.

With respect to the Marianna, Florida facility, a former owner of the property has agreed to indemnify the Company for certain environmental liabilities. In the event the former owner fails to honour their respective obligations under these indemnifications, such liabilities could be borne directly by the Company.

In April 1998, Amana Company, L.P. (“Amana”) filed suit in the United States District Court for the Southern District of New York seeking, in pertinent part, to prohibit Alliance Holdings from competing in the U.S. consumer retail distribution laundry market until July 2012. Alliance Holdings currently does not participate in this market. In June 1998, Amana added allegations asserting that the Company, Alliance Holdings and Bain Capital, Inc. had tortiously interfered with the non-compete agreement that Amana claimed that Alliance Laundry had inherited from Raytheon. In January 1999, Amana added claims against Raytheon and Alliance Holdings in connection with the Horizon washing machine, a “single-pocket” frontload washing machine that was being readied for volume production as of the time when Raytheon (the former parent of Alliance Holdings) was completing the sale of its consumer appliances business to Amana (the “Amana Transaction”). In January 1999, the Company filed a counterclaim against Amana seeking payment of sums owed for certain top-load washing machines and parts sold pursuant to a Supply Agreement between the companies. In May 1999, Amana filed a Reply Counterclaim for breach of the Supply Agreement. In October 1999, Amana added another claim that sought to revise the cross-license agreement between the two companies to restrict the degree to which Alliance Holdings can use intellectual property whose ownership was retained by Alliance Holdings as part of the 1997 transaction between Amana and Raytheon to compete against Amana in the U.S. consumer retail distribution laundry market.

In December 1999, the parties to this lawsuit agreed to settle all of their claims, and all claims in the action against all parties were dismissed with prejudice. Under the terms of the settlement agreement, Alliance Holdings will be allowed to compete in the U.S. home laundry market beginning in October 2004. Alliance Holdings will also be permitted to compete in the U.S. home laundry market beginning in October 2004 with both the intellectual property whose ownership was retained by Alliance Holdings as part of the 1997 transaction between Amana and Raytheon and the intellectual property that was cross-licensed to Alliance Holdings by Amana pursuant to the cross-license agreement. Likewise, Amana will be permitted to compete against Alliance Holdings in the commercial laundry market beginning in October 2004 and will be able to do so using both the intellectual property that Amana acquired as part of the Amana Transaction and the intellectual property to which Alliance Holdings received a cross-license under the cross-license agreement. Additionally, pursuant to the terms of the settlement agreement, Amana satisfied all outstanding invoices owed to Alliance Holdings for certain top-load washing machines and parts sold pursuant to the Supply Agreement between the companies, and Alliance Holdings was required to pay Amana US$3.0 million for certain Amana manufactured inventory. Alliance Holdings estimates that such inventory has a net realizable value of approximately US$1.7 million and recorded the difference (US$1.3 million) as a legal settlement cost in other income (expense), net in 1999.

On February 8, 1999, Raytheon commenced an arbitration under the Commercial Arbitration Rules of the American Arbitration Association in Boston, Massachusetts against Alliance Holdings, seeking damages of US$12.2 million plus interest thereon and attorney’s fees for breach of the Merger Agreement based on Raytheon’s claim for indemnification for a payment made to a third party allegedly on behalf of Alliance Holdings and the Company following the Closing. An arbitration was conducted pursuant to the terms of the Merger Agreement (“Arbitration”). Alliance Holdings asserted in the Arbitration that Raytheon owed the US$12.2 million to the third party and that neither Alliance Holdings nor the Company was liable for such amount. In addition, Alliance Holdings and Bain LLC filed counterclaims and claims seeking damages in excess of US$30.0 million from Raytheon. On March 31, 2000, the arbitrators issued their decision. Pursuant to that decision Raytheon prevailed on its claim and the Company and Bain LLC prevailed on its counterclaims. Ultimately, Alliance Holdings was required to pay Raytheon US$6.8 million, including US$1.5 million in interest, in full satisfaction of the arbitration award and after offsetting the amount for price adjustments in favour of Alliance Holdings which had been agreed to during 1999. The award payment was made on April 13, 2000. Of this amount, US$9.9 million plus related costs of US$0.6 million was recorded in the financial statements as an adjustment of members’ deficit, consistent with the original Recapitalization accounting. Certain price adjustments concluded during 1999 had been previously recorded in the financial statements as of and for the period ended December 31, 1999. The related net interest, including amounts related to prior years, has been included in interest expense for the year ended December 31, 2000.

In September 1999, Juan Carlos Lopez pursued an arbitration against Alliance Laundry Sociedad Anónima, (“ALSA”) a foreign subsidiary of the Company, under UNCITRAL rules in Buenos Aires, Argentina, seeking in pertinent part, to be paid fees arising from a consulting agreement, and indemnification for loss of profits in Argentina and Brazil, plus damages for pain and suffering. An arbitration was conducted by an “ad-hoc” panel (the “Lopez Arbitration”), during which ALSA contended that Juan Carlos López failed to fulfill responsibilities under the Consulting Agreement and was therefore not entitled to the fees, and that ALSA was not liable for loss of profits either in Argentina or Brazil, nor for an indemnification for pain and suffering. On April 3, 2001, the López Arbitration was concluded. The arbitration panel awarded Argentine Pesos $1,408,900 ($1.4 million U.S. dollars at the time), plus nine percent interest from September 6, 1999, plus ten percent over this principal and interest amount as moral damages, plus certain fees and costs, while rejecting other claims of plaintiff. Alliance Holdings does not believe this arbitration award will have a material effect on Alliance Holdings’ operations, in as much as ALSA is a foreign subsidiary and is responsible for its own debts and obligations. The remaining investment on Alliance Holdings’ financial statements is not material as this operation was discontinued in the fourth quarter of 1998, at which time Alliance Holdings’ investment in ALSA was written down to the value of certain remaining assets. In management’s opinion based on the advice of counsel, under the terms of the award, any such payments would have to be forthcoming from the assets of ALSA. On December 20, 2001, ALSA’s bankruptcy was decreed, at the request of Mr. López, on grounds of non-payment of the arbitration award.

Since January 2002, there have been significant changes in Argentina’s monetary legislation, and the value of the Argentine Peso. The rate of exchange of one Argentine Peso per one United States Dollar is no longer in force, and as of February 22, 2002 the Argentine Peso was trading at .4963 per United States Dollar. Accordingly, in the event that Mr. López was ultimately successful in a U.S. court of securing payment of this award from Alliance Holdings, the U.S. dollar value of the award (based upon the current rate of exchange) would be substantially reduced as compared to the amount discussed above.

Various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against Alliance Holdings. While the ultimate liability from these proceedings is difficult to determine, in the opinion of management, any additional liability will not have a material effect on Alliance Holdings’ financial position, liquidity or results of operations.

Note 13 – Pensions and Other Employee Benefits:

Alliance Holdings has several pension and retirement plans covering the majority of its employees. The pension plan covering salaried and management employees is a defined benefit cash balance plan whereby an account is established for each participant, in which pay credits and interest credits are earned as the participant provides service. Pay credits are calculated as a pre-determined percentage of the participant’s salary adjusted for age and years of service. Interest credits are earned at the rate of a one-year U.S. Treasury Bill, as of the last day of the prior plan year, plus 1%. The pension plan covering hourly and union employees generally provides benefits of stated amounts for each year of service. Alliance Holdings’ funding policy for the salaried plan is to contribute annually at a rate that is intended to remain at a level percentage of compensation for the covered employees. Alliance Holdings’ funding policy for the hourly and union plan is to contribute annually at a rate that is intended to remain level for the covered employees. Unfunded prior service costs under the funding policy are generally amortized over periods from 10 to 30 years.

Total pension expense (benefit) for Alliance Holdings’ plans was (US$1.2) million, (US$2.1) million and US$0.3 million in 2001, 2000, and 1999, respectively, including the following components:

	Years Ended December 31
	2001		2000		1999
Service cost benefits earned during the period	US$	1,195	US$	1,311	US$	1,455
Interest cost on projected benefit obligation		2,327		2,413		2,197
Actual (gain) loss on assets		3,520		(73)		(7,387)
Net amortization and deferral		(8,303)		(5,738)		2,688
Curtailment losses and termination benefits		67		—		1,390

Net post-retirement benefit cost (benefit)	US$	(1,194)	US$	(2,087)	US$	343

Assumptions used in the accounting were:
Discount rate		7.25%		7.50%		8.00%
Expected long-term rate of return on assets		9.25%		9.25%		9.25%
Rate of increase in compensation levels		N/A		N/A		N/A

In 2001 and 1999, various plan curtailments and supplemental termination benefits were recognized as a result of workforce reductions.

The following table provides a reconciliation of benefit obligations, plan assets and funded status of the plans at December 31:

	2001		2000
Change in benefit obligation:
Benefit obligation at beginning of year	US$	32,321	US$	31,608
Service cost		1,195		1,311
Interest cost		2,327		2,413
Termination benefits		67		—
Acquisition		—		951
Actuarial (gain) loss		648		958
Benefits paid		(2,899)		(4,920)

Benefit obligation at end of year		33,659		32,321

Change in plan assets:
Fair value of plan assets at beginning of year		45,849		50,696
Actual return on plan asset		(3,520)		73
Benefits paid		(2,899)		(4,920)

Fair value of plan assets at end of year		39,430		45,849

Funded status		5,770		13,528
Unrecognized prior service cost		623		693
Unrecognized net loss		(3,913)		(12,935)

Prepaid benefit cost	US$	2,480	US$	1,286

Plan assets primarily include equity and fixed income securities.

In addition to providing pension benefits, Alliance Holdings provides certain health care and life insurance benefits for retired employees. Substantially all of Alliance Holdings’ employees may become eligible for these benefits if they reach normal retirement age while working for Alliance Holdings. Retiree health plans are paid for in part by employee contributions, which are adjusted annually. Benefits are provided through various insurance companies whose charges are based either on the benefits paid during the year or annual premiums. Health benefits are provided to retirees, their covered dependents, and beneficiaries. Retiree life insurance plans are noncontributory and cover the retiree only.

The net postretirement benefit cost for Alliance Holdings in 2001, 2000 and 1999 included the following components:

	Years Ended December 31
	2001		2000		1999
Service cost benefits earned during the period	US$	34	US$	39	US$	51
Interest cost on projected benefit obligation		68		90		106
Net amortization and deferral		45		48		84
Curtailment losses		—		—		250

Net post-retirement benefit cost	US$	147	US$	177	US$	491

Assumptions used in the accounting were:
Discount rate		7.25%		7.50%		8.00%
Rate of increase in compensation levels		4.00%		4.00%		4.00%
Health care cost trend rate in the first year		7.00%		5.50%		6.50%

The following provides a reconciliation of benefit obligations, plan assets and the funded status of the plan at December 31:

	2001		2000
Change in benefit obligation:
Benefit obligation at beginning of year	US$	1,092	US$	1,214
Service cost		34		39
Interest cost		68		90
Plan participants’ contributions		39		31
Actuarial (gain) loss		(94)		70
Benefits paid		(209)		(352)

Benefit obligation at end of year		930		1,092

Change in plan assets:
Fair value of plan assets at beginning of year		—		—
Employer contributions		170		321
Plan participants’ contributions		39		31
Benefits paid		(209)		(352)

Fair value of plan assets at end of year		—		—

Funded status		(930)		(1,092)
Unrecognized transition obligation		499		544
Unrecognized net loss		123		217

Accrued benefit cost	US$	(308)	US$	(331)

A one percentage point increase in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 2001 by approximately US$25 and the interest cost by approximately US$4. A one percentage point decrease in the assumed health care cost trend rate would increase the accumulated postretirement benefit obligation as of December 31, 2001 by approximately US$22 and the interest cost by approximately US$3.

Prior to the Recapitalization, eligible employees were able to participate in Raytheon’s Savings and Investment Plan and Raytheon’s Employee Stock Ownership Plan. Subsequent to the Recapitalization, eligible employees are able to participate in the Alliance Laundry Systems Capital Appreciation Plan (“ALCAP”). The provisions of the ALCAP are substantially the same as those of Raytheon’s Savings and Investment Plan. In addition, Alliance Holdings makes an annual contribution to the ALCAP equal to approximately one half of one percent of salaries and wages, subject to statutory limits, of eligible employees.

Under the terms of the ALCAP, covered employees are allowed to contribute up to 21 percent of their pay on a pre-tax basis up to the limit established by the Internal Revenue Service. Alliance Holdings contributes amounts equal to 50 percent of the employee’s contributions, up to a maximum of such Company contributions equal to three percent of the employee’s pay. Total expense for the ALCAP totalled US$0.9 million, US$1.0 million and US$1.1 million, for 2001, 2000 and 1999, respectively.

Deferred Compensation Agreements

In connection with the Recapitalization and related transactions, Alliance Holdings and Raytheon entered into deferred compensation agreements with certain executives, whereby Alliance Holdings assumed certain long-term compensation obligations earned by management under programs established by Raytheon. Such agreements provide for the deferral of compensation until the earlier of (i) the payment of a lump sum (the “Benefit Amount”) to the executive ten years after the date of such agreement, regardless of whether the executive is employed by Alliance Holdings as of such date or (ii) the payment of the Benefit Amount upon the occurrence of certain events described therein. The balance sheet at December 31, 2001 and 2000 includes a long-term liability of US$1.7 million and US$1.7 million, respectively, related to such agreements.

Note 14 – Related Party Transactions:

Securityholders Agreement

Upon the consummation of the Recapitalization and related transactions, Alliance Holdings, Raytheon and certain securityholders entered into a securityholders agreement (the “Old Securityholders Agreement”). The Old Securityholders Agreement (i) restricts the transfer of the equity interests of Alliance Holdings; (ii) grants tag-along rights on certain transfers of equity interests of Alliance Holdings; (iii) requires the securityholders to consent to a sale of Alliance Holdings to an independent third party if such sale is approved by certain holders of the then outstanding equity interests of Alliance Holdings; and (iv) grants pre-emptive rights on certain issuances of equity interests of Alliance Holdings. Certain of the foregoing provisions of the Old Securityholders Agreement will terminate upon the consummation of an initial public offering or a liquidity event (each as defined in the Old Securityholders Agreement).

Management Investor Promissory Notes

Alliance Holdings entered into promissory notes (the “Promissory Notes”) aggregating approximately US$1.8 million with certain partners of management to help finance the purchase of Common Units in Alliance Holdings as of May 5, 1998. The Promissory Notes bear interest at a rate of 5.94% per annum and mature on June 5, 2008. The Promissory Notes are classified as a component of members’ deficit at December 31, 2001 and 2000. During the years ended December 31, 2001 and 2000, US$0.1 million and US$0.3 million, respectively, of the Promissory Notes were repaid to Alliance Holdings.

Executive Unit Purchase Agreements

Certain partners of management of Alliance Holdings (each an “Executive”) have entered into executive Unit purchase agreements (the “Purchase Agreements”) which govern the Executives’ investment in the common membership interests of Alliance Holdings.

The Purchase Agreements provide Alliance Holdings with a repurchase option upon the termination of each Executive. If the Executive’s termination is the result of death, permanent disability or without cause, as defined, Class A and Class L Units, and vested Class B and Class C Units may be repurchased by Alliance Holdings at a price per unit equal to fair market value, as defined, and unvested Class B and Class C Units may be repurchased at a price per unit equal to the lower of fair market value or original value, as defined. If an Executive’s termination is voluntary or for cause, as defined, all units may be repurchased at a price equal to the lower of fair market value or original value, unless an Executive’s voluntary termination occurs seven and one-half years from May 5, 1998, in which case the repurchase price shall be fair market value. The Class B and Class C Units were purchased by the Executives at a nominal value based upon the subordinated nature of such interests (see Note 11).

Management Services Agreement

Alliance Holdings has entered into a management services agreement (the “Management Services Agreement”) with Bain LLC pursuant to which Bain LLC agreed to provide: (i) general executive and management services; (ii) identification, support, negotiation and analysis of acquisitions and dispositions; (iii) support, negotiation and analysis of financial alternatives; and (iv) other services agreed upon by Alliance Holdings and Bain LLC. In exchange for services, Bain LLC will receive (i) an annual management fee, plus reasonable out-of-pocket expenses (payable quarterly) and (ii) a transaction fee in an amount in accordance with the general practices of Bain LLC at the time of the consummation of any additional acquisition or divestiture by Alliance Holdings and of each financing or refinancing (currently approximately 1.0% of total financings). The Management Services Agreement has an initial term of ten years subject to automatic one-year extensions unless Alliance Holdings or Bain LLC provides written notice of termination.

Note 15 – Segment Information:

Based upon the information used by management for making operating decisions and assessing performance, Alliance Holdings has organized its business into categories based upon products and services broken down primarily by markets. Commercial laundry equipment and service parts, including sales to international markets, are combined to form the commercial laundry segment. Commercial laundry net revenue includes amounts related to Alliance Holdings’ finance program which supports its commercial laundry operations. Alliance Holdings’ primary measure of operating performance is gross profit which does not include an allocation of any selling or product distribution expenses. Such amounts are reviewed on a consolidated basis by management. In determining gross profit for its operating units, the Company also does not allocate certain manufacturing costs, including manufacturing variances and warranty and service support costs. Gross profit is determined by subtracting cost of sales from net revenues. Cost of sales is comprised of the costs of raw materials and component parts, plus costs incurred at the manufacturing plant level, including, but not limited to, labour and related fringe benefits, depreciation, tools, supplies, utilities, property taxes and insurance. Alliance Holdings does not allocate assets internally in assessing operating performance. Net revenues and gross profit as determined by Alliance Holdings for its operating segments are as follows:

	2001				2000				1999
	Net Revenues		Gross Profit		Net Revenues		Gross Profit		Net Revenues		Gross Profit
Commercial laundry	US$	254,548	US$	91,403	US$	265,441	US$	101,609	US$	259,692	US$	96,284
Appliance Co. consumer laundry		—		—		—		—		54,682		1,523

	US$	254,548	US$	91,403	US$	265,441	US$	101,609	US$	314,374	US$	97,807

Other manufacturing costs				(26,369)				(33,726)				(22,915)

Gross profit as reported			US$	65,034			US$	67,883			US$	74,892

Depreciation expense allocations for each segment are presented below:

	2001		2000		1999
Commercial laundry	US$	10,644	US$	11,141	US$	7,113
Appliance Co. consumer laundry		—		—		4,242

	US$	10,644	US$	11,141	US$	11,355

The Company sells its products primarily to independent distributors. The Company’s largest customer (excluding Appliance Co.) accounted for 15.7%, 13.6% and 11.5% of net revenues in 2001, 2000 and 1999, respectively.

Note 16 – Reconciliation to Canadian GAAP:

Alliance Holdings’ financial statements have been prepared under United States generally accepted accounting principles (“U.S. GAAP”), which differ in certain respects from Canadian GAAP. The principal differences between Alliance Holdings’ accounting policies and disclosures under U.S. GAAP and Canadian GAAP are set out below.

Reconciliation of income (loss) from U.S. GAAP to Canadian GAAP for each of the three years in the period ended December 31, 2001:

	2001		2000		1999
Net income (loss) as reported under U.S. GAAP	US$	687	US$	(4,601)	US$	5,052
Adjustments for:
Purchase accounting (a):
– Goodwill amortization		(3,457)		(3,457)		(3,457)
– Property, plant and equipment depreciation		(6,447)		(6,447)		(6,447)
– Pension accounting		(636)		(1,261)		(642)
Unrealized loss adjustment on derivative financial instruments (b)		938		—		—
Additional income (loss) on retained beneficial interests (c)		—		127		(127)
Product development costs, net (d)		(97)		(192)		801

Net income (loss) as reported under Canadian GAAP	US$	(9,012)	US$	(15,831)	US$	(4,820)

Reconciliation of net members’ equity (deficit) from U.S. GAAP to Canadian GAAP as of December 31, 2001 and 2000:

	2001		2000
Members’ equity (deficit) as reported under U.S. GAAP	US$	(160,208)	US$	(161,861)
Unamortized purchase accounting premium		174,337		184,877
Unrealized loss on derivative financial instruments		797		—
Unrealized gain on retained beneficial interests		(1,309)		(572)
Unamortized product development costs		873		1,065

Members’ equity as reported under Canadian GAAP	US$	14,490	US$	23,509

(a)	Purchase accounting

Under Canadian GAAP, Alliance Holdings’ May 5, 1998 recapitalization and merger transaction, discussed in Note 1, would have been accounted for under the purchase method of accounting, with assets acquired and liabilities assumed recorded at fair value, resulting in the elimination of the goodwill previously recorded in the historical financial statements of Alliance Holdings of approximately US$50.8 million, an increase of approximately US$64.5 million in the recorded value of property, plant and equipment, an increase in prepaid pension costs of approximately US$10.9 million and the excess of purchase price over the fair value of net assets acquired of approximately US$189 million recorded as goodwill.

The premium allocated to property, plant and equipment would have been depreciated over approximately 10 years and goodwill would have been amortized over 40 years, resulting in additional annual depreciation and amortization compared with amounts recorded under U.S. GAAP of approximately US$9.9 million in aggregate. In addition, pension income would have decreased by US$636, US$1,261 and US$642 for 2001, 2000 and 1999, respectively, due to the elimination of amortization of unrecognized net actuarial gains as a result of recording the excess of pension plan assets over related plan liabilities at the acquisition date.

(b)	Derivative financial instruments

Alliance Holdings was required to adopt SFAS 133 as of January 1, 2001 (see Note 2) which required that derivative instruments be recorded in the balance sheet as either an asset or liability, measured at fair value. Alliance Holdings recorded expense of US$938 in the statement of income (loss) for the year ended December 31, 2001 pursuant to the adoption of SFAS 133. Under Canadian GAAP, the fair value of derivative financial instruments used for hedging purposes is not recorded to the financial statements until the underlying asset or liability becomes receivable or payable. As such, under Canadian GAAP, Alliance Holdings would not have recorded unrealized losses in its 2001 statement of income (loss) related to its interest rate swaps. Further, as Canadian GAAP does not allow the recognition of other comprehensive income (loss) amounts, the remaining net unrealized holding gain on Alliance Holdings’ interest rate swaps of US$141 recorded as a transition adjustment upon adoption of SFAS 133 would not have been recognized as of December 31, 2001.

(c)	Retained interests in securitized financial assets

Canadian GAAP requires retained interests in securitized financial assets to be recorded at the lower of carrying amount or estimated fair market value. U.S. GAAP required Alliance Holdings to recognize net unrealized gains (losses) on retained interests in securitized financial assets as a component of other comprehensive income, subject to certain impairment tests in effect during the periods presented. Accordingly, under Canadian GAAP, losses of US$127 on retained interests would have been recognized in 1999, rather than in 2000 under U.S. GAAP. In addition, Alliance Holdings recorded net unrealized holding gains on retained interests in securitized financial assets of US$1,309 and US$572 as of December 31, 2001 and 2000, respectively. Such unrealized gains are not recognized under Canadian GAAP as discussed above.

Finally, impairment losses on retained interests of US$2,043 recognized as the cumulative effect of change in accounting principle under U.S. GAAP in Alliance Holdings’ statement of income (loss) for the year ended December 31, 2001 would have been reported as a reduction of finance income revenue under Canadian GAAP pursuant to the valuation policy discussed above.

(d)	Product development costs

Canadian GAAP requires development costs, including costs incurred to develop new or substantially improved products, to be deferred and amortized to the extent that their recovery can be reasonably assured, upon the determination of technical and commercial feasibility and the satisfaction of certain other criteria. U.S. GAAP required Alliance Holdings to expense all product development costs as incurred. Capitalized amounts would have been amortized over 7 years under Canadian GAAP.

(e)	Redeemable preferred equity

Under Canadian GAAP, Alliance Holdings’ mandatorily redeemable equity interests would be classified as a component of other long-term liabilities in the consolidated balance sheet.

ALLIANCE LAUNDRY HOLDINGS LLC

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001

ALLIANCE LAUNDRY HOLDINGS LLC

CONSOLIDATED BALANCE SHEETS
(in thousands of U.S. dollars)

	June 30, 2002		December 31, 2001
	(Unaudited)
Assets
Current assets:
Cash	US$	7,678	US$	5,659
Cash-restricted		742		439
Accounts receivable, net		15,923		10,440
Inventories, net		26,279		29,862
Prepaid expenses and other		10,224		10,093

Total current assets		60,846		56,493
Notes receivable, net		10,107		8,512
Property, plant and equipment, net		42,379		46,909
Goodwill, net		55,414		55,414
Beneficial interests in securitized financial assets		29,434		28,227
Debt issuance costs, net		6,551		7,863
Other assets		334		353

Total assets	US$	205,065	US$	203,771

Liabilities and Members’ Deficit
Current liabilities:
Current portion of long-term debt	US$	1,183	US$	1,212
Accounts payable		11,092		12,194
Other current liabilities		18,530		20,539

Total current liabilities		30,805		33,945
Long-term debt:
Senior credit facility		187,051		194,018
Senior subordinated notes		110,000		110,000
Junior subordinated notes		18,582		17,069
Other long-term debt		1,147		1,265
Other long-term liabilities		1,731		1,682

Total liabilities		349,316		357,979
Mandatorily redeemable preferred equity		6,000		6,000
Members’ deficit		(150,251)		(160,208)

Total liabilities and members’ deficit	US$	205,065	US$	203,771

ALLIANCE LAUNDRY HOLDINGS LLC

CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(in thousands of U.S. dollars)

	Six Months Ended
	June 30, 2002		June 30, 2001
	(Unaudited)		(Unaudited)
Net revenues:
Commercial laundry	US$	110,063	US$	112,709
Service parts		17,855		18,103

		127,918		130,812
Cost of sales		90,821		97,826

Gross profit		37,097		32,986
Selling, general and administrative expense	US$	14,749	US$	15,090
Nonrecurring costs		430		—

Total operating expense		15,179		15,090

Operating income		21,918		17,896
Interest expense		12,924		18,209
Other income, net		33		80

Income (loss) before taxes		9,027		(233)
Provision for income taxes		36		22

Net income (loss) before cumulative effect of accounting change		8,991		(255)
Cumulative effect of change in accounting principle		—		2,043

Net income (loss)	US$	8,991	US$	(2,298)

ALLIANCE LAUNDRY HOLDINGS LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)

	Six Months Ended
	June 30, 2002		June 30, 2001
	(Unaudited)		(Unaudited)
Cash flows from operating activities:
Net income (loss) before cumulative effect of accounting change	US$	8,991	US$	(255)
Adjustments to reconcile net income (loss) before cumulative effect of accounting change to cash provided by operating activities:
Depreciation and amortization		7,156		8,390
Non-cash interest		576		2,742
Gain on sale of property, plant and equipment		(33)		(80)
Changes in assets and liabilities:
Accounts receivable		(5,483)		(5,530)
Inventories		3,583		6,096
Other assets		(2,291)		(14,302)
Accounts payable		(1,102)		5,505
Other liabilities		(1,164)		(1,872)

Net cash provided by operating activities		10,233		694

Cash flows from investing activities:
Additions to property, plant and equipment		(1,182)		(3,141)
Proceeds on disposal of property, plant and equipment		82		171

Net cash used in investing activities		(1,100)		(2,970)

Cash flows from financing activities:
Principal payments on long-term debt		(7,114)		(508)
Net increase in revolving line of credit borrowings		—		(2,000)

Net cash provided by (used in) financing activities		(7,114)		(2,508)

Increase (decrease) in cash		2,019		(4,784)
Cash at beginning of quarter		5,659		5,091

Cash at end of quarter	US$	7,678	US$	307

Supplemental disclosure of cash flow information:
Cash paid for interest	US$	11,635	US$	14,528

ALLIANCE LAUNDRY HOLDINGS LLC

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Six Months Ended June 30, 2002 and 2001
(Dollar amounts in thousands of U.S. dollars unless otherwise indicated)

Note 1 – Basis of Presentation:

The unaudited financial statements as of June 30, 2002 and for the periods ended June 30, 2002 and 2001 present the consolidated financial position and results of operations of Alliance Laundry Holdings LLC (“Alliance Holdings”), including its wholly-owned direct and indirect subsidiaries, Alliance Laundry Systems LLC (the “Company”) and Alliance Laundry Corporation.

In the opinion of management, the accompanying unaudited interim financial statements contain all adjustments necessary (consisting only of normal recurring adjustments) to present fairly the financial position and operating results of Alliance Holdings for the periods presented. The results of operations for such interim periods are not necessarily indicative of results of operations to be expected for the full year.

These financial statements have been prepared by Alliance Holdings pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such regulations, although Alliance Holdings believes the disclosures provided are adequate to prevent the information presented from being misleading.

In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” This statement modifies and expands the financial accounting and reporting for the impairment or disposal of long-lived assets other than goodwill, which is specifically addressed by SFAS No. 142. This statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions for the disposal of a segment of a business of APB Opinion No. 30, “Reporting the Results of Operations – Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS No. 144 had no effect on Alliance Holdings’ financial condition or results of operations for the six months ended June 30, 2002.

Effective April 1, 2001, Alliance Holdings also adopted the provisions of EITF Issue No. 99-20 “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets.” Alliance Holdings recognized an approximate US$2.0 million charge upon adoption in 2001 and recognized approximately US$1.1 million and US$0.4 million of interest income related to its retained interests in its securitization transactions during the first six months of 2002 and 2001, respectively.

Alliance Holdings adopted Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities” on January 1, 2001. SFAS No. 133 as amended, requires Alliance Holdings to recognize all derivatives as either assets or liabilities and measure those instruments at fair value, and recognize changes in the fair value of derivatives in net income or other comprehensive income, as appropriate. In accordance with the transition provisions of SFAS No. 133, Alliance Holdings recorded a cumulative-effect-type gain adjustment of US$0.7 million in other comprehensive income (loss) within members’ deficit to recognize at fair value its interest rate swap arrangements at January 1, 2001. For the six months ended June 30, 2001, Alliance Holdings recognized a non-cash loss of US$1.9 million reflecting the changes in the fair values of its interest rate swaps and a gain of US$0.4 million for the reclassification of the transition adjustment as discussed above. For the six months ended June 30, 2002, Alliance Holdings recognized a non-cash gain of US$0.9 million related to these interest rate swaps, which matured during the first quarter. These amounts were recorded in interest expense in the statement of operations.

Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

These financial statements for the six month periods ended June 30, 2002 and June 30, 2001 should be read in conjunction with the audited annual financial statements of Alliance Holdings included at page F-5.

Note 2 – Inventories:

Inventories are stated at cost using the first-in, first-out method but not in excess of net realizable value, and consist of the following (in thousands):

	June 30, 2002	December 31, 2001
	(Unaudited)
Materials and purchased parts	US$9,832	US$11,830
Work in process	3,753	4,017
Finished goods	14,776	16,822
Less: inventory reserves	(2,082)	(2,807)

	US$26,279	US$29,862

Note 3 – Goodwill and Other Intangible Assets:

Alliance Holdings adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in the first quarter of fiscal 2002. Application of the non-amortization provisions of SFAS No. 142 is expected to result in an increase in net income (loss) of approximately US$2.0 million in fiscal 2002. The following sets forth a reconciliation of net income for the six months ended June 30, 2002 and 2001 adjusted for the non-amortization provisions of SFAS No. 142.

	Six Months Ended
	June 30, 2002		June 30, 2001
Reported net income (loss)	US$	8,991	US$	(2,298)
Add: Goodwill amortization		—		1,018

Adjusted net income (loss)	US$	8,991	US$	(1,280)

Note 4 – Commitments and Contingencies:

In September 1999, Juan Carlos Lopez pursued an arbitration against Alliance Laundry Sociedad Anonima, (“ALSA”) a foreign subsidiary of Alliance Laundry Systems LLC, under UNCITRAL rules in Buenos Aires, Argentina, seeking in pertinent part, to be paid fees arising from a consulting agreement, and indemnification for loss of profits in Argentina and Brazil, plus damages for pain and suffering. An arbitration was conducted by an “ad-hoc” panel (the “Lopez Arbitration”), during which ALSA contended that Juan Carlos Lopez failed to fulfill responsibilities under the Consulting Agreement and was therefore not entitled to the fees, and that ALSA was not liable for loss of profits either in Argentina or Brazil, nor for an indemnification for pain and suffering. On April 3, 2001, the Lopez Arbitration was concluded. The arbitration panel awarded Argentine Pesos 1,408,900 (US$1.4 million U.S. dollars at the time), plus nine percent interest from September 6, 1999, plus ten percent over this principal and interest amount as moral damages, plus certain fees and costs, while rejecting other claims of plaintiff. Alliance Holdings does not believe this arbitration award will have a material effect on Alliance Holdings’ operations, in as much as ALSA is a foreign subsidiary and is responsible for its own debts and obligations. The remaining investment on Alliance Holdings’ financial statements is not material as this operation was discontinued in the fourth quarter of 1998, at which time Alliance Holdings’ investment in ALSA was written down to the value of certain remaining assets. In management’s opinion based on the advice of counsel, under the terms of the award, any such payments would have to be forthcoming from the assets of ALSA. On December 20, 2001, ALSA’s bankruptcy was decreed, at the request of Mr. Lopez, on grounds of non-payment of the arbitration award.

Since January 2002, there have been significant changes in Argentina’s monetary legislation, and the value of the Argentine Peso. The rate of exchange of one Argentine Peso per one United States Dollar is no longer in force, and as of July 30, 2002 the Argentine Peso was trading at 0.2743 per United States Dollar. Accordingly, in the event that Mr. Lopez was ultimately successful in a U.S. court of securing payment of this award from Alliance Holdings, the U.S. dollar value of the award (based upon the current rate of exchange) would be substantially reduced as compared to the amount discussed above.

Various claims and legal proceedings generally incidental to the normal course of business are pending or threatened against Alliance Holdings. While the ultimate liability from these proceedings is difficult to determine, in the opinion of management, any additional liability will not have a material effect on Alliance Holdings’ financial position, liquidity or results of operations.

Note 5 – Comprehensive Income (Loss):

Comprehensive income/(loss) for the six months ended June 30, 2002 and 2001 consist of the following (in thousands):

	Six Months Ended
	June 30, 2002	June 30, 2001
Comprehensive income (loss):
Net income (loss)	US$8,991	US$(2,298)
Other comprehensive income (loss):
Net unrealized holding gain (loss) on residual interests	1,107	(332)
Unrealized gain (loss) on interest rate swap	(141)	424

Comprehensive income (loss)	US$9,957	US$(2,206)

Note 6 – Subsequent Event – Loss on Early Extinguishment of Debt:

Alliance Holdings entered into an amended and restated credit agreement dated as of August 2, 2002. As a result, Alliance Holdings will be recording a loss on early extinguishment of debt of approximately US$2.0 million in its third quarter, to write-off unamortized debt issuance costs related to its prior term loan and revolving credit facilities.

Note 7 – Reconciliation to Canadian GAAP:

Alliance Holdings’ financial statements have been prepared under United States generally accepted accounting principles (“U.S. GAAP”), which differ in certain respects from Canadian GAAP. The principal differences between Alliance Holdings’ accounting policies and disclosures under U.S. GAAP and Canadian GAAP are set out below.

Reconciliation of income (loss) from U.S. GAAP to Canadian GAAP for the six months ended June 30, 2002 and 2001:

	Six Months Ended June 30,
	2002		2001
Net income (loss) as reported under U.S. GAAP	US$	8,991	US$	(2,298)
Adjustments for:
Purchase accounting (a):
– Goodwill amortization		(1,729)		(1,729)
– Property, plant and equipment depreciation		(3,224)		(3,224)
– Pension accounting		—		(318)
(Income) loss adjustment on derivative financial instruments (b)		(938)		1,470
Product development costs, net (d)		(97)		(97)

Net income (loss) as reported under Canadian GAAP	US$	3,003	US$	(6,196)

Reconciliation of net members’ equity (deficit) from U.S. GAAP to Canadian GAAP as of June 30, 2002 and 2001:

	2002		2001
Members’ equity (deficit) as reported under U.S. GAAP	US$	(150,251)	US$	(163,979)
Unamortized purchase accounting premium		169,384		179,606
Unrealized loss on derivative financial instruments		—		1,046
Unrealized gain on retained beneficial interests (c)		(2,416)		—
Unamortized product development costs (d)		776		968

Members’ equity as reported under Canadian GAAP	US$	17,493	US$	17,641

(a)    Purchase accounting

Under Canadian GAAP, Alliance Holdings’ May 5, 1998 recapitalization and merger transaction would have been accounted for under the purchase method of accounting, with assets acquired and liabilities assumed recorded at fair value, resulting in the elimination of the goodwill previously recorded in the historical financial statements of Alliance Holdings of approximately US$50.8 million, an increase of approximately US$64.5 million in the recorded value of property, plant and equipment, an increase in prepaid pension costs of approximately US$10.9 million and the excess of purchase price over the fair value of net assets acquired of approximately US$189 million recorded as goodwill.

The premium allocated to property, plant and equipment would have been depreciated over approximately 10 years and goodwill would have been amortized over 40 years, resulting in additional annual depreciation and amortization compared with amounts recorded under U.S. GAAP of approximately US$9.9 million in aggregate. In addition, 2001 pension income would have decreased by US$636 due to the elimination of amortization of unrecognized net actuarial gains as a result of recording the excess of pension plan assets over related plan liabilities at the acquisition date.

(b)    Derivative financial instruments

Alliance Holdings was required to adopt SFAS 133 as of January 1, 2001 (see Note 1) which required that derivative instruments be recorded in the balance sheet as either an asset or liability, measured at fair value. Alliance Holdings recorded expense of US$1,470 for the six months ended June 30, 2001 and income of US$938 for the six months ended June 30, 2002 in the statement of income (loss) for each respective period pursuant to SFAS 133. Under Canadian GAAP, the fair value of derivative financial instruments used for hedging purposes is not recorded to the financial statements until the underlying asset or liability becomes receivable or payable. As such, under Canadian GAAP, Alliance Holdings would not have recorded unrealized fair market value adjustments in its statements of income (loss) related to its interest rate swaps. Further, as Canadian GAAP does not allow the recognition of other comprehensive income (loss) amounts, the remaining net unrealized holding gain on Alliance Holdings’ interest rate swaps of US$1,046 recorded as a transition adjustment upon adoption of SFAS 133 would not have been recognized as of June 30, 2001.

(c)    Retained interests in securitized financial assets

Canadian GAAP requires retained interests in securitized financial assets to be recorded at the lower of carrying amount or estimated fair market value. U.S. GAAP required Alliance Holdings to recognize net unrealized gains (losses) on retained interests in securitized financial assets as a component of other comprehensive income, subject to certain impairment tests in effect during the periods presented. Alliance Holdings recorded net unrealized holding gains on retained interests in securitized financial assets of US$2,416 as of June 30, 2002. Such unrealized gains are not recognized under Canadian GAAP as discussed above.

Finally, impairment losses on retained interests of US$2,043 recognized as the cumulative effect of change in accounting principle as of April 1, 2001 in Alliance Holdings’ statement of income (loss) under U.S. GAAP would have been reported as a reduction of finance income revenue under Canadian GAAP for the six months ended June 30, 2001 pursuant to the valuation policy discussed above.

(d)    Product development costs

Canadian GAAP requires development costs, including costs incurred to develop new or substantially improved products, to be deferred and amortized to the extent that their recovery can be reasonably assured, upon the determination of technical and commercial feasibility and the satisfaction of certain other criteria. U.S. GAAP required Alliance Holdings to expense all product development costs as incurred. Capitalized amounts would have been amortized over 7 years under Canadian GAAP.

(e)    Redeemable preferred equity

Under Canadian GAAP, Alliance Holdings’ mandatorily redeemable equity interests would be classified as a component of other long-term liabilities in the consolidated balance sheet.

ALLIANCE LAUNDRY SYSTEMS INCOME FUND

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL

STATEMENTS OF THE FUND

COMPILATION REPORT

To the Trustees of
ALLIANCE LAUNDRY SYSTEMS INCOME FUND:

We have reviewed, as to compilation only, the accompanying unaudited pro forma consolidated balance sheet of Alliance Laundry Systems Income Fund as at June 30, 2002 and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2001 and for the six months ended June 30, 2002. These unaudited pro forma consolidated financial statements have been prepared solely for inclusion in this prospectus relating to the issuance of units. In our opinion, these unaudited pro forma consolidated financial statements have been properly compiled to give effect to the proposed transactions and assumptions described in Note 1 thereto.

September     •    , 2002

ALLIANCE LAUNDRY SYSTEMS INCOME FUND

PRO FORMA CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of June 30, 2002
(In thousands of U.S. dollars)

	The Fund							Alliance Laundry Holdings LLC		Pro Forma Adjustments						Pro Forma US GAAP			Canadian GAAP Adjustments			Pro Forma Canadian GAAP
	Historical		Pro Forma Adjustments			Pro Forma				Income Fund Offering			Debt Proceeds
Assets
Current assets:
Cash	US$	—	US$	•	(a)	US$	•	US$	7,678	US$	•	(b)	US$	•	(f)		US$	•		—		US$	•
Cash-restricted		—		—			—		742		—			—			742			—			742
Accounts receivable, net		—		—			—		15,923		—			—			15,923			—			15,923
Inventories, net		—		—			—		26,279		—			—			26,279			—			26,279
Prepaid expenses and other		—		—			—		10,224		—			—			10,224			—			10,224

Total current assets		—		•			•		60,846		•			•			•			—		•
Notes receivable, net		—		—			—		10,107		—			—			10,107						10,107
Property, plant and equipment, net		—		—			—		42,379		—			—			42,379			•	(o)(q)		•
Goodwill, net		—		—			—		55,414		—			—			55,414			•	(o)(q)		•
Beneficial interests in securitized financial assets		—		—			—		29,434		—			—			29,434			•	(n)(o)		29,434
Debt issuance costs, net		—		—			—		6,551		•	(c)		•	(n)		•			•			•
Other assets		—		—			—		334		—			—			334			—			334

Total assets	US$	—	US$	•		US$	•	US$	205,065	US$	•		US$	•		US$	•		US$	•		US$	•

Liabilities and Members’ Equity (Deficit)
Current liabilities:
Current portion of long-term debt	US$	—	US$	—		US$	—	US$	1,183	US$	•	(e)	US$	•	(f)	US$	•			—		US$	•
Accounts payable		—		—			—		11,092		—			—			11,092			—			11,092
Other current liabilities		—		—			—		18,530		—			—			18,530			—			18,530

Total current liabilities		—		—			—		30,805		•			•			•			—			•
Long-term debt:
Senior credit facility		—		—			—		187,051		•	(e)		•	(f)		•			—			•
Senior subordinated notes		—		—			—		110,000		•	(e)		•	(f)		•			—			•
Junior subordinated note		—		—			—		18,582		•	(e)		•	(f)		•			—			•
Other long-term debt		—		—			—		1,147		•	(e)		•	(f)		•			—			•
Other long-term liabilities		—		—			—		1,731		—			—			1,731			—			1,731

Total liabilities		—		—			—		349,316		•			•			•			—			•
Mandatorily redeemable preferred equity		—		—			—		6,000		(6,000	)(d)		—			—			—			—
Members’ equity (deficit)		—		•	(a)		•		(150,251)		•			—			•			•	(n)(o)(q)		•

Total liabilities and members’ equity (deficit)	US$	—	US$	•		US$	•	US$	205,065	US$	•		US$	•		US$	•		US$	•		US$	•

ALLIANCE LAUNDRY SYSTEMS INCOME FUND

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
For the six months ended June 30, 2002
(In thousands of U.S. dollars)

	The Fund									Pro Forma Adjustments
	Historical		Pro Forma Adjustments			Pro Forma		Alliance Laundry Holdings LLC		Pro Forma Income Fund Offering			Pro Forma Debt Proceeds			Pro Forma (US GAAP Basis)		Canadian GAAP Adjustments			Pro Forma (Canadian GAAP Basis)
Net revenues:
Commercial laundry	US$	—	US$	—		US$	—	US$	110,063	US$	—		US$	•	(j)	US$	•		—		US$	•
Service parts.		—		—			—		17,855		—			—			17,855		—			17,855

		—		—			—		127,918		—			•			•		—			•
Cost of sales		—		—			—		90,821		—			—			90,821		•	(q)		•

Gross profit		—		—			—		37,097		—			•			•		•			•
Selling, general and administrative expense		—		•	(g)		•		14,749		•	(g)		•	(j)		•		•	(q)		•
Nonrecurring costs		—		—			—		430		—			—			430		—			—

Operating income		—		•			•		21,918		•			•			•		•			•
Interest expense		—		—			—		12,924		•	(h)		•	(i)		•		938	(p)		•
Other income, net		—		—			—		33		—			—			33		—			33
Provision for income taxes		—		—			—		36		—			—			36		—			36

Net income (loss)	US$	—	US$	•		US$	•	US$	8,991	US$	•		US$	•		US$	•	US$	•		US$	•

ALLIANCE LAUNDRY SYSTEMS INCOME FUND

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
For the year ended December 31, 2001
(In thousands of U.S. dollars)

	The Fund							Alliance Laundry Holdings LLC		Pro Forma Adjustments						Pro Forma (US GAAP Basis)		Canadian GAAP Adjustments			Pro Forma (Canadian GAAP Basis)
	Historical		Pro Forma Adjustments			Pro Forma				Pro Forma Income Fund Offering			Pro Forma Debt Proceeds
Net revenues:
Commercial laundry	US$	—	US$	—		US$	—	US$	219,805	US$	—		US$	•	(n)	US$	•	US$	(2,043	)(o)	US$	•
Service parts		—		—			—		34,743		—			—			34,743		—			34,743

		—		—			—		254,548		—			•			•		(2,043)			•
Cost of sales		—		—			—		189,514		—			—			189,514		•	(q)		•

Gross profit		—		—			—		65,034		—			•			•		•			•
Selling, general and administrative expense		—		•	(k)		•		28,665		•	(k)		•	(n)		•		636	(q)		•

Operating income		—		•			•		36,369		•			•			•		•			•
Interest expense		—		—			—		33,538		•	(l)		•	(m)		•		(938	)(p)		•
Other income (expense), net		—		—			—		(67)		—			—			(67)		—			(67)

Income before taxes		—		•			•		2,764		•			•			•		•			•
Provision for income taxes		—		—			—		34		—			—			34		—			34

Net income before cumulative effect of accounting change		—		•			•		2,730		•			•			•		•			•
Cumulative effect of change in accounting principle		—		—			—		2,043		—			—			2,043		(2,043	)(o)		—

Net income	US$	—	US$	•		US$	•	US$	687	US$	•		US$	•		US$	•	US$	•		US$	•

ALLIANCE LAUNDRY SYSTEMS INCOME FUND

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED
FINANCIAL STATEMENTS
As of and for the six-month period ended June 30, 2002 and for the year ended December 31, 2001
(in thousands of U.S. dollars)

Note 1 – Basis of Presentation:

The accompanying unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations of Alliance Laundry Systems Income Fund (the “Fund”) have been prepared by management of the Fund in accordance with United States and Canadian generally accepted accounting principles. All amounts are shown in U.S. dollars, the reporting currency of the Fund.

The pro forma consolidated balance sheet has been prepared from information derived from the audited balance sheet of the Fund as at September     •    , 2002 and the unaudited balance sheet of Alliance Laundry Holdings LLC (“Alliance Holdings”) as of June 30, 2002 and the adjustments and assumptions outlined below. The pro forma consolidated statements of operations have been derived from the unaudited statements of income (loss) of Alliance Holdings for the six months ended June 30, 2002 and the audited statement of income (loss) of Alliance Holdings for the year ended December 31, 2001 and the adjustments and assumptions outlined below.

The Fund, for cash through Alliance Laundry Canada Inc. (“Alliance Canada”), will acquire, directly or indirectly, a     •    % interest in Alliance Holdings for a purchase price of US$    •    . The Fund will use the net proceeds of this offering to subscribe for common shares and notes of Alliance Canada, representing all of Alliance Canada’s outstanding shares and notes. Alliance Canada will, in turn, use a portion of these proceeds to subscribe for membership interests in Alliance Holdings for US$    •    , representing post-subscription, approximately     •    % of its then-outstanding membership interests. In addition, Alliance Canada will use up to US$    •     of the subscription proceeds to purchase membership interests held by certain existing members of Alliance Holdings.

For U.S. GAAP purposes, the transactions are reflected in the accompanying pro forma financial statements as a recapitalization of Alliance Holdings with the assets and liabilities accounted for at their historical cost following the acquisition of Alliance Holdings by the Fund. For Canadian GAAP purposes, the acquisition will be accounted for as a business combination under the purchase method of accounting (see Note 4).

Alliance Holdings will use approximately US$    •     million of the subscription proceeds it receives from Alliance Canada to repay all of its existing indebtedness, including all amounts outstanding under its Senior Credit Facility, Senior Subordinated Notes and Junior Note, and redeem outstanding preferred equity interests. Concurrent with the closing of this offering, Alliance Holdings and a group of financial institutions will enter into arrangements to replace Alliance Holdings’ Senior Credit Facility with a new senior secured credit facility (the “Proposed Credit Facility”) providing Alliance Holdings with a US$    •     million term credit facility and a US$    •     million revolving credit facility. Alliance Holdings also plans to enter into a new US$    •     million asset-backed facility as a replacement for its existing asset-backed facility with Lehman Brothers. On closing of this offering, management of Alliance Holdings believes that approximately US$    •     and US$    •     will be drawn under the Proposed Credit Facility and new asset-backed facility, respectively. The following are the significant terms of the Proposed Credit Facility and new asset-backed facility:

Proposed Credit Facility

    •

New Asset-Backed Facility

    •

Immediately following the closing of this offering, the Fund will hold all of the common shares of Alliance Canada and all of the US$    •     million principal amount of notes issued by Alliance Canada. Alliance Canada is not reflected in the pro forma consolidated financial statements as it has no impact on the consolidated balance sheet or the consolidated statements of operations of the Fund.

The pro forma consolidated financial statements may not be indicative of the financial position and the results of operations that would have occurred if the transactions had been in effect on the dates indicated or of the financial position or results of operations which may be obtained in the future.

The pro forma consolidated financial statements should be read in conjunction with the financial statements of Alliance Holdings for the six months ended June 30, 2002 and the year ended December 31, 2001, and the balance sheet of the Fund as at September     •    , 2002.

Note 2 – The Fund:

The Fund is a limited purpose trust established under the laws of the Province of Ontario pursuant to a Declaration of Trust dated September 26, 2002. The Fund has been created to invest in the common shares and notes of Alliance Canada. Each Unitholder participates pro rata in any distribution from the Fund. Income tax obligations related to the distributions from the Fund are the obligations of the Unitholders.

Note 3 – Pro Forma Assumptions and Adjustments:

The pro forma consolidated financial statements have been prepared to reflect the following proposed transactions:

Pro forma balance sheet as of June 30, 2002

(a)
The Fund will issue •, •,000 units (the “Offering”) for net proceeds of US$ • on closing of the Offering after deducting estimated expenses of the Offering and the underwriters’ fees in the amount of US$ •.

(b)	Represents cash paid in connection with the transactions described in (c), (d) and (e) below.

(c)
Represents debt issuance costs of US$ • relating to the Proposed Credit Facility and new asset-backed facility referred to in (f) and the elimination of debt issuance costs of US$ • relating to debt to be repaid by Alliance Holdings as described in (e).

(d)	Represents redemption of US$6 million relating to the outstanding preferred equity of Alliance Holdings held by Raytheon.

(e)	Represents the repayment of the outstanding indebtedness of Alliance Holdings.

(f)	Represents amounts to be drawn under the facility at closing (US$ • million under the term facility and US$ • from the revolving credit facility).

Pro forma statement of operations for the six month period ended June 30, 2002

(g)
Represents provision for the Trustee’s compensation and all other Fund expenses of US$ • and elimination of the US$1.0 million annual management fee previously payable by Alliance Holdings to Bain Capital Partners, LLC.

(h)	Represents elimination of US$ • of interest expense and amortization of debt issuance costs relating to the debt obligations proposed to be repaid, as described in (e).

(i)	Represents interest expense and amortization of debt issuance costs of US$ • relating to proposed borrowings under the Proposed Credit Facility, as described in (f).

(j)	Represents adjustment of the gain on sale of equipment loans and loss on sale of accounts receivable based upon terms of the new asset-backed facility.

Pro forma statement of operations for the year ended December 31, 2001

(k)
Represents provision for the Trustee’s compensation and all other Fund expenses of US$ • and elimination of the US$1.0 million annual management fee previously payable by Alliance Holdings to Bain Capital Partners, LLC.

(l)	Represents the elimination of US$ • of interest expense and amortization of debt issuance costs relating to the debt obligations proposed to be repaid, as described in (e).

(m)	Represents interest expense and amortization of debt issuance costs of US$ • relating to proposed borrowings under the Proposed Credit Facility, as described in (f).

(n)	Represents adjustment of the gain on sale of equipment loans and loss on sale of accounts receivable based upon terms of the new asset-backed facility.

Note 4 – Reconciliation of U.S. GAAP to Canadian GAAP:

The Fund’s financial statements have been prepared under U.S. generally accepted accounting principles (“U.S. GAAP”), which differ in certain respects from Canadian GAAP. The principal differences between the Fund’s accounting policies and disclosures under U.S. GAAP and Canadian GAAP are set out below. Reconciliations of net income (loss) from U.S. GAAP to Canadian GAAP for the six-month period ended June 30, 2002 and for the year ended December 31, 2001 are shown in a separate column in the pro forma statements of operations. Differences reflected in the reconciliations are explained below.

(o)    Retained Interests in Securitized Financial Assets

U.S. GAAP requires Alliance Holdings to recognize net unrealized gains on retained interests in securitized financial assets as a component of other comprehensive income. Alliance Holdings recorded net unrealized holding gains on retained interests in securitized financial assets of US$2,416 as of June 30, 2002. Such unrealized gains are not recognized under Canadian GAAP as retained interests in securitized financial assets are recorded at the lower of carrying amount or estimated fair market value.

In addition, impairment losses on retained interests of US$2,043 recognized as the cumulative effect of change in accounting principle under U.S. GAAP in Alliance Holdings’ statement of income (loss) for the year ended December 31, 2001 would be reported as a component of finance income revenue under Canadian GAAP pursuant to the valuation policy discussed above.

(p)    Derivative instruments

U.S. GAAP requires Alliance Holdings to record derivative instruments in the balance sheet as either an asset or liability, measured at fair value. Alliance Holdings recorded net expense of US$938 during year ended December 31, 2001 and income of US$938 for the six months ended June 30, 2002 in the statements of income (loss) for such periods relating to the recording of unrealized gains and losses on its derivative financial instruments. Under Canadian GAAP, the fair value of derivative financial instruments used for hedging purposes is not recorded to the financial statements until the underlying asset or liability becomes receivable or payable. As such, under Canadian GAAP, Alliance Holdings would not have recorded unrealized gains and losses related to its interest rate swaps.

(q)	Purchase accounting

Under Canadian GAAP, the acquisition of Alliance Holdings by the Fund will be accounted for under the purchase method of accounting, with assets acquired and liabilities assumed recorded at fair value. The purchase price has been accounted on a preliminary and tentative basis as follows:

Net Assets acquired:
Working capital	US$	•
Property, plant and equipment		•
Other assets		•
Intangible assets and goodwill		•
Long-term debt		•
Other liabilities		•
Minority interest		•

Total	US$	•

The purchase price allocation for Canadian GAAP purposes results in the elimination of the deficit on acquisition of Alliance Holdings of US$    •    , the elimination of the goodwill previously recorded in the historical financial statements of Alliance Holdings and the excess of purchase price over the fair value of net assets acquired recorded as goodwill.

The actual calculation and allocation of the purchase price will be based on the assets and liabilities purchased at the effective date of the acquisition transaction and other information available at that date based upon independent third party valuation studies. For purposes of these pro forma financial statements, it is assumed that the purchase price allocation ascribes the premium over the historical book value of net assets of US$    •     to property, plant and equipment in an amount of US$    •    , to be depreciated over approximately     •     years; acquired intangibles, principally     •    , of US$    •     to be amortized over approximately     •     years; prepaid pension costs of US$    •    ; and goodwill of US$    •    . The actual amounts for each of the assets and assumed liabilities will vary from the pro forma amounts and the variations could be material.

Since the contemplated purchase price allocation assumes that goodwill established as a result of the acquisition of Alliance Holdings will not be amortized pursuant to Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, selling, general and administrative expense would be lower by US$    •     for the year ended December 31, 2001 as a result of not recognizing goodwill amortization expense. Amortization expense on intangible assets would be increased by US$    •     and US$    •     for the six month period ended June 30, 2002 and year ended December 31, 2001, respectively, as a result of the assumed increase in value ascribed to     •    . In addition, depreciation expense would be increased by US$    •     and US$    •     for the six month period ended June 30, 2002 and year ended December 31, 2001, respectively, as a result of the assumed increase in value of property, plant and equipment. Finally, 2001 pension income would have decreased by US$636 due to the elimination of amortization of unrecognized net actuarial gains as a result of recording the excess of pension plan assets over related plan liabilities at the acquisition date.

CERTIFICATE OF THE ISSUER AND THE PROMOTER

Date: September 30, 2002

The foregoing constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by Part 9 of the Securities Act (British Columbia), by Part 8 of the Securities Act (Alberta), by Part XI of The Securities Act, 1988 (Saskatchewan), by Part VII of The Securities Act (Manitoba), by Part XV of the Securities Act (Ontario), by Section 13 of the Security Frauds Prevention Act (New Brunswick), by Section 63 of the Securities Act (Nova Scotia), by Part II of the Securities Act (Prince Edward Island), by Part XIV of The Securities Act (Newfoundland), by the Securities Act (Yukon), by the Securities Act (Northwest Territories) and by the Securities Act (Nunavut) and the respective regulations under those acts. This prospectus, as required by the Securities Act (Québec) and the regulations under that act, does not contain any misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

ALLIANCE LAUNDRY SYSTEMS INCOME FUND
By its attorney, Alliance Laundry Canada Inc.

(Signed) THOMAS F. L’ESPERANCE	(Signed) BRUCE P. ROUNDS
President and Chief Executive Officer	Vice President and Chief Financial Officer

The Promoter

ALLIANCE LAUNDRY SYSTEMS LLC

By: (Signed) THOMAS F. L’ESPERANCE
Manager

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CERTIFICATE OF THE UNDERWRITERS

Date: September 30, 2002

To the best of our knowledge, information and belief, the foregoing constitutes full, true and plain disclosure of all material facts relating to the securities offered by this prospectus as required by Part 9 of the Securities Act (British Columbia), by Part 8 of the Securities Act (Alberta), by Part XI of The Securities Act, 1988 (Saskatchewan), by Part VII of The Securities Act (Manitoba), by Part XV of the Securities Act (Ontario), by Section 13 of the Security Frauds Prevention Act (New Brunswick), by Section 64 of the Securities Act (Nova Scotia), by Part II of the Securities Act (Prince Edward Island), by Part XIV of The Securities Act (Newfoundland), by the Securities Act (Yukon), by the Securities Act (Northwest Territories) and by the Securities Act (Nunavut) and the respective regulations under those acts. To our knowledge, this prospectus, as required by the Securities Act (Québec) and the regulations under that act, does not contain any misrepresentation that is likely to affect the value or the market price of the securities to be distributed.

BMO NESBITT BURNS INC.	CIBC WORLD MARKETS INC.

By: (Signed) JEFFREY WATCHORN	By: (Signed) DANIEL J. MCCARTHY

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